Exhibit 10.5
Execution Copy

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
dated as of
June 10, 2008
among
AMERESCO, INC.,
as Borrower,
THE GUARANTORS PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
BANK OF AMERICA, N.A.
as Administrative Agent

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(continued)

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(continued)

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(continued)

Page
11.16 No Advisory or Fiduciary Responsibility	94
11.17 Electronic Execution of Assignments and Certain Other Documents	94
11.18 USA Patriot Act Notice	95

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SCHEDULES AND EXHIBITS

Schedule A	AutoBorrow Agreement
Schedule 1.1	Material Owned Properties
Schedule 1.4	Designated Financial Officers
Schedule 2.1	Lenders and Commitments
Schedule 2.4	Existing Letters of Credit
Schedule 4.2	Websites and Domain Names
Schedule 4.3	Fixtures
Schedule 5.3	Governmental Approvals; No Conflicts
Schedule 5.4	Financial Condition; No Material Adverse Changes
Schedule 5.5	Properties; Proprietary Rights; Real Property Assets
Schedule 5.6	Litigation and Environmental Matters
Schedule 5.7	Compliance with Laws and Agreements
Schedule 5.9	Taxes
Schedule 5.10	Pension Plans
Schedule 5.12	Capitalization
Schedule 5.13	Subsidiaries
Schedule 5.14	Material Indebtedness, Liens and Agreements
Schedule 5.19	Labor and Employment Matters
Schedule 5.20	Bank Accounts
Schedule 8.1	Existing Indebtedness
Schedule 8.5	Existing Investments
Schedule 8.7	Transactions with Affiliates
Schedule 8.8	Restrictive Agreements

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Swing Loan Note
Exhibit B	Form of Advance Request
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Amended and Restated Pledge Agreement
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Opinion of Counsel to the Borrower
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Assignment and Assumption

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AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT dated as of June 10, 2008 (this “Agreement”) is by and among AMERESCO, INC., a Delaware corporation, as borrower, THE GUARANTORS PARTY HERETO, THE LENDERS FROM TIME TO TIME PARTY HERETO, and BANK OF AMERICA, N.A., as Administrative Agent.
     This Agreement amends and restates that certain Credit and Security Agreement dated as of December 29, 2004, as amended (the “Prior Credit Agreement”), by and among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. (as successor by merger to Fleet National Bank).
     The parties hereto agree as follows:
ARTICLE I
Definitions
     1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Additional Mortgage” has the meaning assigned to such term in Section 7.13(a).
     “Additional Mortgaged Property” means any Real Property Asset that is now owned or leased, or hereinafter acquired, by the Credit Parties, which: (i) is of material value as Collateral or of material importance to the operations of the Credit Parties (taken as a whole), and (ii) the Agent determines to acquire a Mortgage on following the Restatement Date.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Advance Request” means a request for a Borrowing satisfying the requirements of Section 2.1(b) and substantially in the form of Exhibit B annexed hereto.
     “Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified; provided, that, for purposes of this Agreement, no Core Domestic Ameresco Company shall be deemed to be an Affiliate of any other Core Domestic Ameresco Company.
     “Agent” means Bank of America, N.A. in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns in such capacity.
     “Aggregate Deficiency” shall have the meaning set forth in Section 2.8(c).
     “Ameresco Canada” means Ameresco Canada, Inc., a company organized under the laws of Ontario, Canada.
     “Ameresco Huntington Beach” means Ameresco Huntington Beach, LLC, a Delaware limited liability company.
     “Ameresco Federal Solutions” means Ameresco Federal Solutions, Inc., a Delaware corporation.

     “AmerescoSolutions” means AmerescoSolutions, Inc., a North Carolina corporation.
     “Applicable Margin” and “Applicable Unused Fee Rate” means, for any Type of Loans the following percentages per annum:

Applicable Margin Base	(% per annum)	Applicable Unused Fee Rate
Rate Loans	LIBOR Loans	(% per annum)
0.25%	1.75%	0.375%
     “Applicable Percentage” means when referenced with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.
     “Applicable Recipient” has the meaning assigned to such term in Section 2.8(d).
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4), and accepted by the Agent, in the form of Exhibit J annexed hereto or any other form approved by the Agent which complies with the provisions of Section 11.4.
     “AutoBorrow Agreement” means that certain agreement dated as of October 19, 2007 between the Borrower and Bank of America, N.A., a copy of which is attached as Schedule A hereto. For the avoidance of doubt, in the event that Bank of America, N.A. shall cease to be the sole Lender hereunder, the AutoBorrow Agreement shall be deemed to be terminated.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bank Product Obligations” means all present and future liabilities, obligations and Indebtedness of the Credit Parties owing to the Agent, any Affiliate of the Agent or any Lender under or in connection with any cash management or related services or products provided by the Agent, any Affiliate of the Agent or any Lender to or for the account of the Credit Parties, including, without limitation, liabilities, obligations or Indebtedness in respect of automated clearing house and other fund transfers, checks, money orders, drafts, instruments, funds, payments and other items and forms of remittances paid, deposited or otherwise credited to any deposit, disbursement or other account of any Credit Party, any overdraft or other extension of credit made to cover any funds transfer, check, draft, instrument or amount paid for the account or benefit of any Credit Party, and all fees, charges, indemnities, expenses and other amounts from time to time owing to the Agent, any Affiliate of the Agent or any Lender in connection therewith (all whether accruing before or after the commencement of any bankruptcy proceeding by or against any Credit Party and regardless of whether allowed as a claim in any such proceeding).
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Ameresco, Inc., a Delaware corporation.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
     “Boston Capital” means Boston Capital Institutional Advisor, certain Affiliates thereof and investors therein.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.
     “Canadian Subsidiaries” means each of Ameresco Canada, Ameresco Quebec, Inc. and any other subsidiary of the Borrower organized under the laws of Canada or any jurisdiction within Canada other than Non-Core Energy Subsidiaries.
     “Capital Expenditures” means, for any period, the sum for the Core Ameresco Companies (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of cash payments in respect of expenditures made during such period to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Flow” means for any fiscal period, (a) EBITDA of the Core Ameresco Companies for such period minus (b) the sum of the following for the Core Ameresco Companies of (i) Capital Expenditures made during such fiscal period, (ii) the aggregate amount paid in cash in respect of income, franchise, real estate and other like taxes during such fiscal period, and (iii) dividends, withdrawals and other distributions paid in cash by the Core Ameresco Companies during such fiscal period.
     “Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Date, (b) any change after the Restatement Date in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of subsection 2.11(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law), other than a request or directive to comply with any law, rule or regulation in effect on the Restatement Date, of any Governmental Authority made or issued after the Restatement Date.

     “Change of Control” means the occurrence of any of the following: (a) any Person (or group of Persons acting in concert) other than the Sakellaris Group or Boston Capital shall acquire or own more than 10% of the outstanding capital stock of the Borrower; or (b) the failure of the Borrower to own, directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock of each of the other Credit Parties; or (c) the failure of the Borrower to own, directly or indirectly through one or more Subsidiaries, at least 90% of the outstanding capital stock of each of the Canadian Subsidiaries; or (d) the sale of all or substantially all of the business or assets of any Credit Party or Canadian Subsidiary; or (e) George Sakellaris shall for any reason cease to serve in his present capacity as Chief Executive Officer of the Borrower and the Borrower shall fail within one hundred twenty (120) days of the date that Mr. Sakellaris ceases to serve in such capacity, to retain a replacement for Mr. Sakellaris who is reasonably acceptable to the Agent.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, all of the Property in which Liens are purported to be granted hereunder and under the other Loan Documents as security for the Obligations of the Credit Parties hereunder.
     “Collateral Documents” means, collectively, the Pledge Agreement and all other agreements, instruments and documents (other than this Agreement) now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Agent in Collateral securing all or part of the Obligations, each in form and substance reasonably satisfactory to the Agent.
     “Commitments” means (a) for all Lenders, the aggregate Revolving Credit Commitments of all Lenders, and (b) for each Lender the aggregate of such Lender’s Revolving Credit Commitment.
     “Competitor” means each of Siemens AG, Johnson Controls, Inc., Honeywell International, Inc. and Chevron Corporation and each of their Subsidiaries.
     “Compliance Certificate” means a certificate signed by a Designated Financial Officer, in substantially the form of Exhibit D annexed hereto, (a) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with Section 8.10, (c) setting forth in reasonable detail all adjustments to the consolidated financial statements of the Borrower and its Subsidiaries necessary to reflect the exclusion of all Subsidiaries of the Borrower other than the Core Ameresco Companies from the financial covenant calculations set forth therein, and (d) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
     “Construction Completion and Cost Overrun Guaranty” means, in connection with any Renewable Energy Project, a guaranty of (i) the completion and operation of such Renewable Energy Project on or prior to the date set forth in such guaranty and (ii) the payment of all construction costs and expenses related to such Renewable Energy Project in excess of the proposed budget for such Renewable Energy Project.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person who owns or holds capital stock, beneficial interests or other securities representing ten percent (10%) or more of the Total Voting Power of another Person shall be deemed, for purposes of this Agreement, to “control” such other Person.
     “Control Agreement” means, with respect to any deposit or securities account of any Credit Party, a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by such Credit Party, the financial institution at which such account is maintained and the Agent, as any such agreement may be amended, supplemented or otherwise modified from time to time.
     “Controlled Account “ has the meaning assigned to such term in Section 4.3(a).
     “Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Credit Parties, and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use copyrights owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 5.5 hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.
     “Core Ameresco Companies” means the Core Domestic Ameresco Companies and the Canadian Subsidiaries.
     “Core Domestic Ameresco Companies” means each of the Credit Parties. “Credit Parties” means the Borrower and the Guarantors.
     “Debt Service” means, for any period, the sum, for the Core Ameresco Companies (determined on a consolidated basis in accordance with GAAP) of (a) all regularly scheduled principal payments, as such amounts may be adjusted from time to time by reason of any prepayments, of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations), but excluding any prepayments pursuant to Section 2.9 made during such period and any principal payments in respect of the Revolving Loans made during such period, plus (b) all Interest Expense for such period.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Designated Financial Officer” means an individual holding one or more of the following offices with the Borrower or otherwise having executive responsibilities for financial matters and listed in Schedule 1.4 hereto: chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.6.
     “Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any Person other than to another Credit Party excluding (a) the granting of Liens to the Agent and Lenders and other Liens permitted hereunder, (b) any sale, assignment, transfer or other disposition by any Credit Party of the equity interests of any Special Purpose Subsidiary (other than the Hawaii Joint Venture), and (c) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral pursuant to an exercise of remedies by the Agent hereunder or under any other Loan Document.
     “EBITDA” means, for any period, (a) the net income of the Core Ameresco Companies (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income of the Core Ameresco Companies (i) income taxes accrued during such period, (ii) Interest Expense during such period, (iii) depreciation and amortization for such period, (iv) except to the extent paid in cash by the Core Ameresco Companies, loss attributable to equity in Affiliates which are not Subsidiaries for such period, (v) extraordinary or unusual losses during such period (it being understood that any payment required to be made by any Core Ameresco Company in respect of any Renewable Energy Project Guaranty Liability shall reduce net income of the Core Ameresco Companies and shall not be added back to EBITDA as an extraordinary loss), (vi) non-recurring items, fees and expenses associated with the transactions contemplated by this Agreement (provided, that the aggregate amount added back pursuant to this clause (b)(vi) shall not exceed $600,000 after the Effective Time), and (vii) the aggregate amount received in cash by the Core Ameresco Companies during such fiscal period in respect of regularly scheduled dividends or distributions from the Special Purpose Subsidiaries, calculated and paid in accordance with the organizational documents of such Special Purpose Subsidiaries and included as net income of the Core Ameresco Companies under GAAP for such fiscal period (provided, that the amount added back pursuant to this clause (vii) shall not include any amounts received by the Core Ameresco Companies in connection with any sale, transfer or other disposition of assets or equity interests of any Special Purpose Subsidiary); minus (c) to the extent such items were added in calculating net income of the Core Ameresco Companies (i) extraordinary or unusual gains during such period and (ii) proceeds received during such period in respect of Casualty Events, Dispositions and any sale, assignment, transfer or other disposition by any Credit Party of the equity interests of any Special Purpose Subsidiary. For purposes of calculating EBITDA for any period during which a Permitted Acquisition is consummated, EBITDA shall be adjusted in a manner proposed by the Borrower and reasonably satisfactory to the Agent to reflect certain expense deductions in connection with such Permitted Acquisition.
     “Effective Time” means the time at which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 11.2).
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.4(b)(iii), 11.4(b)(v) and 11.4(b)(vi) (subject to consents, if any, as may be required under Section 11.4(b)(iii)).
     “Energy Conservation Financing Collateral” means all rights of any Credit Party in and to task orders or contracts which are subject to a security interest in favor of the Energy Conservation Project Financing Agent in connection with any Energy Conservation Project Financing.
     “Energy Conservation Projects” means (i) any energy conservation project conducted by any Credit Party pursuant to an Energy Savings Performance Contract between such Credit Party any governmental entity and/or an agency thereof and (ii) any energy conservation project conducted by a Credit Party for a non-governmental entity on terms substantially similar to the projects described in clause (i) of this definition.

     “Energy Conservation Project Financing” means the bond financing arrangements or master purchase agreements and assignment schedules or similar financing arrangements entered into by any Credit Party from time to time with the Energy Conservation Project Financing Agent to finance the construction and completion of the Energy Conservation Projects.
     “Energy Conservation Project Financing Agent” means the financial institution acting in the capacity of agent or trustee for itself and/or other lenders or bondholders in connection with any Energy Conservation Project Financing.
     “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Credit Parties, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Credit Parties, is treated as a single employer within the meaning of Section 4001(b) of ERISA.
     “ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or (f) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar Rate” means for any Interest Period with respect to a LIBOR Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 — Eurodollar Reserve Percentage
     Where,
“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” has the meaning assigned to such term in Section 9.1.
     “Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.12(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).
     “Exelon Acquisition Agreement” means the Agreement for Purchase of Membership Interests dated as of June 25, 2004 by and between the Borrower and Exelon Services, Inc. relating to the acquisition by the Borrower on or about June 25, 2004 of 100% of the outstanding membership interests of Solutions Holdings, LLC, a Delaware limited liability company, from Exelon Services, Inc.

     “Existing Debt” means (i) Indebtedness of the Credit Parties existing as of the Effective Time which is being repaid in full with the proceeds of the Loans made by the Lenders at the Effective Time and (ii) Indebtedness of the Credit Parties existing as of the Effective Time which is permitted to remain outstanding after the Effective Time under Section 8.1 and is listed on Schedule 8.1 hereto.
     “Existing Letters of Credit” shall have the meaning set forth in Section 2.4(a).
     “FAC Regulations” shall have the meaning set forth in Section 5.24.
     “FCPA” shall have the meaning set forth in Section 5.24.
     “Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.
     “Fee Letter” means the letter agreement dated as of June 10, 2008 by and between the Borrower and the Agent, describing certain fees to be paid by the Credit Parties in connection with the credit facility established by this Agreement.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens) to which such Collateral is subject.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Office” means with respect to any Lender, an office of such Lender located outside of the United States of America.
     “Foreign Subsidiaries” means each Subsidiary of the Borrower organized under the laws of a jurisdiction other than the United States of America.
     “Funding Subsidiaries” means each of Ameresco Funding I, LLC, a Delaware limited liability company; Ameresco Funding II, LLC, a Delaware limited liability company; Ameresco Funding III, LLC, a Delaware limited liability company; Ameresco Funding IV, LLC, a Delaware limited liability company; Speen Street Holdings I, LLC, a Delaware limited liability company; Speen Street Holdings II, LLC, a Delaware limited liability company; Speen Street Holdings III, LLC, a Delaware limited liability company; and Speen Street Holdings IV, LLC, a Delaware limited liability company.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
     “Guarantors” means, collectively, each Subsidiary of the Borrower party hereto as a guarantor at the Effective Time and each other Person which becomes a guarantor hereunder after the Effective Time.
     “Guaranty” means Article 3 of this Agreement.
     “Hawaii Joint Venture” means the Investment by Ameresco Hawaii LLC, a Delaware limited liability company, in 99% of the equity interests of Ameresco/ Pacific Energy JV, a Hawaii general partnership for the purpose of engaging in the performance of work and services related to the completion of the Hawaii Project.
     “Hawaii Project” means the development, implementation and construction of energy performance measures and/or construction management services for the State of Hawaii or agencies or instrumentalities thereof, including, without limitation, the Housing & Community Development Corporation of Hawaii at one or more properties owned or operated by such entities.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Huntington Beach Receivables Financing” means the transaction pursuant to which (i) the Borrower and Ameresco Huntington Beach sold certain accounts receivable to the Funding Subsidiaries and (ii) the Funding Subsidiaries financed their acquisition of such accounts receivable by issuing $12,279,000 principal amount of 4.875% Receivables-Backed Notes, Series Boeing-2004-1 pursuant to that certain Series Boeing-2004-1 Supplemental Indenture dated as of March 17, 2004 to Master Indenture Relating to Boeing Energy Service Projects dated as of March 17, 2004 between Ameresco Funding I, LLC and Wells Fargo Northwest, National Association as trustee.

     “Inactive Subsidiaries” means each of the Subsidiaries of the Borrower designated by the Borrower as an inactive subsidiary on Schedule 5.13 attached hereto as of the Effective Time and from time to time after the Effective Time.
     “Indebtedness” means, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses and deferred taxes incurred and paid, in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; and (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means, with respect to any Letter of Credit, the LC Application and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower or in favor of the Issuing Lender and relating to such Letter of Credit.
     “Intercompany Indebtedness” has the meaning assigned to such term in Section 11.9.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.3.
     “Interest Expense” means, for any period, the sum, without duplication, for the Core Ameresco Companies (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued during such period (whether or not actually paid during such period), but excluding capitalized debt acquisition costs (including fees and expenses related to this Agreement) and interest that by its terms is “paid in kind” plus (b) the net amounts payable (or minus the net amounts receivable) in respect of Hedging Agreements accrued during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof plus (c) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees) incurred hereunder during such period.
     “Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any

Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing,
     (x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Maturity Date, such Interest Period shall end on the Revolving Credit Maturity Date, and
     (y) notwithstanding the foregoing clause (x), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 270 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, loaned or extended to such Person. Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.
     “IP Collateral” means, collectively, the Collateral relating to intellectual property rights of the Credit Parties hereunder or under any other Loan Document.
     “Issuer Documents” means with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.
     “Issuing Lender” means Bank of America or any other Lender designated by the Agent in its sole discretion, in each case, in its capacity as an issuer of Letters of Credit hereunder.
     “Landlord’s Waiver and Consent” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in form approved by the Agent in its sole discretion.
     “LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Disbursement in accordance with its Applicable Percentage.
     “LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

     “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “LC Deficiency Amount” shall have the meaning set forth in Section 2.8(c).
     “LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
     “LC Expiration Date” means the day that is thirty days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Agent in its sole discretion as not being required to be included in the Collateral and not being of material importance to the business or operations of the Credit Parties.
     “Lenders” means the Persons listed on Schedule 2.1 (including, without limitation, the Issuing Lender and the Swing Loan Lender) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “Letter of Credit” means any letter of credit issued on a standby basis or in support of trade obligations of the Credit Parties pursuant to this Agreement, including, without limitation, any Existing Letter of Credit.
     “LIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, the Revolving Credit Notes, the Collateral Documents, the Fee Letter, each Issuer Document, the Subordination Agreement and any other instruments or documents delivered or to be delivered from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.
     “Loans” means the Revolving Loans and the Swing Loans.
     “Material Adverse Effect” means, any event, circumstance, happening or condition, which, in the Agent’s discretion, might reasonably be expected to result in a material adverse effect on (a) the business, assets, financial condition of the Credit Parties taken as a whole, (b) the ability of any Credit Party to pay or perform any of its obligations under this Agreement or the other Loan Documents or (c) any of the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
     “Material Canadian Subsidiary” means any Canadian Subsidiary having assets with a total book value of greater than or equal to 10% of the total book value of all assets of the Core Ameresco Companies on a consolidated basis.

     “Material Indebtedness” means Indebtedness (other than the Loans or Letters of Credit), including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
     “Material Leasehold Property” means a Leasehold Property reasonably determined by the Agent to be of material value as Collateral or of material importance to the operations of the Credit Parties (taken as a whole).
     “Material Owned Property” means any real property owned by any Credit Party that is reasonably determined by the Agent to be of material value as Collateral or of material importance to the operations of the Credit Parties (taken as a whole) and listed on Schedule 1.1 hereto.
     “Material Rental Obligations” means obligations of the Credit Parties to pay rent under any one or more operating leases with respect to any real or personal property that is material to the business of the Credit Parties (taken as a whole).
     “Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in such form as may be approved by the Agent in its sole and reasonable discretion, in each case with such changes thereto as may be recommended by the Agent’s local counsel based on local laws or customary local practices, and (b) at the Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either cases as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Payments” means,
     (a) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and (iii) any income and transfer taxes payable by the Credit Parties in respect of such Casualty Event;
     (b) with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Credit Parties as a result thereof, (iii) any repayments by the Credit Parties of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and
     (c) with respect to any incurrence of Indebtedness, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all legal, underwriting, registration, marketing, filing and similar fees and expenses incurred in connection therewith.
     “Non-Core Energy Project” means (i) any Renewable Energy Project and (ii) any other small scale energy infrastructure project conducted by a Non-Core Energy Subsidiary other than projects of the type conducted by the Core Ameresco Companies as of the Restatement Date.
     “Non-Core Energy Project Financing” means a credit facility entered into by one or more Non-Core Energy Subsidiaries to finance the construction of one or more Non-Core Energy Projects.
     “Non-Core Energy Subsidiary” means (i) Ameresco Huntington Beach, (ii) any Renewable Energy Subsidiary and (ii) any other direct or indirect subsidiary of the Borrower formed for the purpose of constructing or operating any Non-Core Energy Project.
     “Obligations” means (a) the aggregate outstanding principal balance of and all interest on the Loans made by the Lenders to the Borrower (including any interest accruing after the commencement of any proceeding by or against the Borrower under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Borrower in any such proceeding), (b) all debts, liabilities, obligations, covenants and duties of the Borrower or any Credit Party with respect to any Loan or Letter of Credit and (c) all Bank Product Obligations and all fees, costs, charges, expenses and other obligations from time to time owing to the Lenders, the Issuing Lender, or the Agent by the Credit Parties hereunder or under any other Loan Document or in respect of any Hedging Agreement, cash management agreement, operating or deposit account or other banking product from time to time made available to the Credit Parties by the Agent, any affiliate of the Agent, the Issuing Lender, or any Lender.
     “OFAC Regulations” shall have the meaning set forth in Section 5.23.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.
     “Patents” means all patents issued or assigned to and all patent applications made by the Credit Parties and, to the extent that the grant of a security interest does not cause a breach or termination thereof, all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use patents owned by such third parties, including, without limitation, the patents, patent applications and licenses listed on Schedule 5.5 hereto, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.
     “Patriot Act” shall have the meaning set forth in Section 11.18.

     “Payment Amount” shall have the meaning set forth in Section 2.8(c).
     “Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Permitted Acquisitions” shall have the meaning set forth in Section 8.4. “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) advances, loans and extensions of credit to any director, officer or employee of the Credit Parties, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $750,000; and
          (f) investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service.
     “Permitted Liens” has the meaning set forth in Section 8.2.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Credit Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.
     “Platform” has the meaning set forth in Section 7.1.
     “Pledge Agreement” means the Pledge Agreement originally dated as of December 29, 2004 as amended, modified and supplemented from time to time, as amended and restated by that certain Amended and Restated Pledge Agreement in the form of Exhibit E hereto by and between the Credit Parties and the Agent.

     “Post-Default Rate” means, a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2%).
     “Prior Credit Agreement” has the meaning assigned to such term in the introductory paragraph hereto.
     “Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.
     “Proprietary Rights” has the meaning assigned to such term in Section 5.5(b).
     “PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Agent, desirable in order to create or perfect Liens on any IP Collateral.
     “Quarterly Date” means the last day of any fiscal quarter of the Credit Parties.
     “Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Credit Parties.
     “Refunded Swing Loans” has the meaning assigned to such term in Section 2.6. “Register” has the meaning assigned to such term in Section 11.4.
     “Registered Proprietary Rights” has the meaning assigned to such term in Section 5.5(c).
     “Reimbursement Obligation” has the meaning assigned to such term in Section 2.4(c)(i).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Renewable Energy Project” means a project conducted by a Renewable Energy Subsidiary for (i) the construction and operation of a facility to process methane gas from a landfill site and/ or convert methane gas, sunlight, wind or biomass into useable energy and (ii) the sale of such methane gas and/ or energy produced from methane gas, sunlight, wind or biomass to one or more customers.
     “Renewable Energy Project Guaranty” means in connection with any Renewable Energy Project, (a) any Guarantee (other than a Construction Completion and Cost Overrun Guaranty) by the Borrower of the obligations of the Renewable Energy Subsidiary in connection with such Renewable Energy Project and (b) any indemnification by or from the Borrower of the owner of a landfill or other property used for such Renewable Energy Project or of a third party purchaser of landfill gas or energy produced from landfill gas, sunlight, wind or biomass in connection with such Renewable Energy Project; provided, however, that no Renewable Energy Project Guaranty shall guarantee the Indebtedness of any Person.
     “Renewable Energy Project Guaranty Liability” means, in connection with any Renewable Energy Project Guaranty, any liability required to be accrued on the consolidated balance sheet of the Core Ameresco Companies in accordance with GAAP.
     “Renewable Energy Subsidiaries” means (i) each of the Subsidiaries of the Borrower designated by the Borrower as a renewable energy subsidiary on Schedule 5.13 attached hereto as of the Effective Date and (ii) any other direct or indirect Subsidiary of the Borrower formed for the purpose of (x) constructing and/or operating any project for the construction and operation of a facility to process methane gas from a landfill site and/or convert methane gas, sunlight, wind or biomass into useable energy and/ or (y) selling such methane gas and/or energy produced from methane gas, sunlight, wind or biomass to one or more customers.
     “Required Lenders” means, at any time when there is more than one Lender, at least two Lenders having Loans representing at least 66-2/3% of the sum of the aggregate Loans at such time, or at any time when there is only one Lender, such Lender.
     “Restatement Date” means the date of the amendment and restatement of the Prior Credit Agreement, on which date the Effective Time shall occur.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of stock or other equity interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliates of any Credit Party or any Subsidiary in respect of management, consulting or other similar services provided to any Credit Party or any Subsidiary.
     “Restrictive Agreements” has the meaning assigned to such term in Section 5.13(b).
     “Revolving Credit Availability Period” means the period from and including the Effective Time to but excluding the earlier of (a) the Revolving Credit Maturity Date and (b) the date of termination of the Revolving Credit Commitments, as terminated by the Borrower pursuant to Section 2.7 or by the Agent pursuant to Section 9.2.
     “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.7 and 2.9, or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial maximum amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate original maximum amount of the Revolving Credit Commitments is equal to $50,000,000.
     “Revolving Credit Exposure” means , with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time and such Lender’s Applicable Percentage of the Total LC Exposure at such time, and in the case of the Swing Loan Lender, the aggregate outstanding principal amount of all Swing Loans which have not been refunded pursuant to Section 2.6(d).
     “Revolving Credit Lender” means (a) initially, a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.1 and (b) thereafter, the Lenders from time to time holding Revolving Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 11.4.

     “Revolving Loan” means a Loan made pursuant to Section 2.1 (a) that utilizes the Revolving Credit Commitments.
     “Revolving Credit Maturity Date” means June 30, 2011.
     “Revolving Credit Notes” means the promissory notes, substantially in the form of Exhibit A annexed hereto, issued by the Borrower in favor of the Revolving Credit Lenders.
     “Sakellaris Group” means George Sakellaris, Mr. Sakellaris’ family members and trusts established for the benefit of Mr. Sakellaris’ family members.
     “Settlement Date” has the meaning assigned to such term in subsection 2.5(d).
     “Settlement Loan” has the meaning assigned to such term in subsection 2.5(e).
     “SL Deficiency Amount” has the meaning assigned to such term in subsection 2.6(c).
     “Special Counsel” means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to Bank of America, N.A., as Agent of the credit facilities contemplated hereby.
     “Special Purpose Subsidiaries” means the Hawaii Joint Venture, the Non-Core Energy Subsidiaries and the Funding Subsidiaries.
     “Subordinated Debt Documents” means all instruments, agreements and other documents executed and delivered by the Credit Parties in connection with Subordinated Indebtedness.
     “Subordinated Indebtedness” means (a) the Subordinated Note and (b) any other Indebtedness of the Core Ameresco Companies incurred after the Restatement Date with the consent of the Agent that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Agent and Special Counsel.
     “Subordinated Note” means the Promissory Note issued by the Borrower to George Sakellaris on May 17, 2000 in the original principal amount of $2,998,750.00, as amended from time to time.
     “Subordination Agreement” means the Subordination Agreement dated as of December 29, 2004 (as amended and confirmed as of the Restatement Date), among George Sakellaris, the Credit Parties and the Agent, as such agreement may be further amended, supplemented or otherwise modified from time to time from and after the Restatement Date.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled (as described in the first sentence of the definition of “Control”), by the parent and/or one or more subsidiaries of the parent. References herein to

“Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.
     “Swing Loan” has the meaning specified in Section 2.6.
     “Swing Loan Commitment” means the commitment of the Swing Loan Lender to make Swing Loans, as such commitment may be (a) reduced from time to time pursuant to Sections 2.7 and 2.9 and (b) reduced or increased from time to time pursuant to assignments by the Swing Loan Lender pursuant to Section 11.4. The original amount of the Swing Loan Commitment is equal to $3,000,000.
     “Swing Loan Lender” means Bank of America, in its capacity as the Swing Loan Lender, together with its successors and assigns in such capacity.
     “Swing Loan Note” means the promissory note, substantially in the form of Exhibit A-2, issued by the Borrower in favor of the Swing Loan Lender to evidence the Swing Loans.
     “Swing Loan Request” has the meaning assigned to such term in Section 2.6.
     “Tangible Capital Base” means, at any time an amount (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) the sum of (i) the book net worth of the Core Ameresco Companies on a consolidated basis, plus (ii) the outstanding principal amount of Subordinated Indebtedness, if any, minus (b) the total book value of all assets of the Core Ameresco Companies on a consolidated basis which would be treated as intangible assets under GAAP, including without limitation, such items as goodwill, customer lists, Patents, Copyrights and Trademarks, and rights (including rights under licenses) with respect to the foregoing, minus (c) all accounts receivable, notes receivable and other amounts due and owing to any Core Ameresco Company from any Affiliate of a Core Ameresco Company, minus (d) all Investments in Affiliates of any Core Ameresco Company, minus (e) any Renewable Energy Project Guaranty Liabilities.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Funded Debt” means the outstanding principal amount of all Indebtedness of the Core Ameresco Companies determined on a consolidated basis (without duplication) in respect of borrowed money, including (i) all Indebtedness described in clauses (a), (b) and (c) of the definition of Indebtedness set forth herein and (ii) all Renewable Energy Project Guaranty Liabilities, but excluding any Indebtedness incurred by the Credit Parties in connection with any Energy Conservation Project Financing.
     “Total LC Exposure” means, at any time, the sum of (a) 100% of the aggregate undrawn amount of all outstanding standby and documentary Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.
     “Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.
     “Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Credit Parties, common law trademarks and trade names owned by or assigned to the Credit Parties, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including, without limitation, the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.5 hereto, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.
     “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Unreimbursed Amount” has the meaning set forth in Section 2.4(c)(i).
     “U.S. Dollars” or “$” refers to lawful money of the United States of America.
     “Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the

Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.
     1.4 Joint and Several Obligations; Designated Financial Officers.
          (a) All Obligations of the Credit Parties hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Credit Party shall bind all Credit Parties.
          (b) Each Credit Party hereby authorizes each of the Designated Financial Officers listed in Schedule 1.4 hereto to act as agent for each Credit Party and to execute and deliver on behalf of each Credit Party such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Credit Party hereunder. The Borrower may replace any of the Designated Financial Officers listed in Schedule 1.4 hereto or add any additional Designated Financial Officers by delivering written notice to the Agent specifying the names of each new Designated Financial Officer and the offices held by each such Person. Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by any Designated Financial Officer and any such actions taken by any Designated Financial Officer shall bind each Credit Party.
     1.5 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases or decreases, as the case may be, in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases or decreases, as the case may be, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
The Credits
     2.1 Revolving Loans.
          (a) Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment at such time; provided that the total Revolving Credit Exposure (after giving effect to any requested Revolving Credit Borrowing and any repayment of Swing Loans effected by any requested Revolving Credit Borrowing) shall not at any time exceed the total Revolving Credit Commitments of all Revolving Credit Lenders at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          (b) Funding of Revolving Loans.
          (i) At all times when the AutoBorrow Agreement is in effect, subject to the satisfaction of the conditions set forth in Section 6.2 with respect to the funding of such

Revolving Loan, each Revolving Loan shall be made in accordance with the terms of the AutoBorrow Agreement; provided that (x) the aggregate amount of Revolving Loans made in accordance with the terms of the AutoBorrow Agreement shall not exceed $10,000,000 at any time and (y) Revolving Loans made to finance the reimbursement of an LC Disbursement shall be made in accordance with the terms of Section 2.1(b)(ii).
          (ii) To request a Borrowing at any time following the termination of the AutoBorrow Agreement, (except requests for Swing Loan Borrowings which are subject to Section 2.6(b)), the Borrower shall notify the Agent of such request by telephone (i) in the case of a LIBOR Borrowing, not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing not later than 1:00 p.m., Boston, Massachusetts time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(c) may be given not later than 11:00 a.m., Boston, Massachusetts time, on the date of the proposed Borrowing provided further that the Borrower shall use Swing Loan Borrowings to finance the reimbursement of an LC Disbursement except to the extent that such Borrowings would cause the aggregate principal balance of all Swing Loans outstanding to exceed the Swing Loan Commitment, in which case the Borrower may use Base Rate Revolving Credit Borrowings to finance such reimbursement, but only to the extent of such excess. Each such telephonic Advance Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic transmission to the Agent of a written Advance Request in the form of Exhibit B hereto, setting forth all of the information required to be set forth therein, and signed by a Designated Financial Officer of the Borrower. Promptly following receipt of an Advance Request in compliance with this subsection 2.1(b), the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing, and provided that no Default under Section 9.1(a)(ii) or Event of Default shall have occurred and be continuing or shall result therefrom, (i) in the case of a LIBOR Borrowing, on the date three Business Days after such Advance Request is delivered to the Agent and (ii) in the case of a Base Rate Borrowing, on the date one Business Day thereafter, such Advance Request is delivered to the Agent, the Lenders shall make a Revolving Loan to the Borrower in accordance with the terms of Section 2.5 in an amount equal to the amount set forth in such Advance Request.
          (c) Interest on Revolving Loans. Subject to Section 2.3 hereof, each Revolving Loan made to the Borrower by the Lenders hereunder shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin; provided that all Revolving Loans made in accordance with the AutoBorrow Agreement shall bear interest at a rate per annum equal to the Eurodollar Rate applicable to Revolving Loans having an Interest Period of one month, plus the Applicable Margin. Notwithstanding the foregoing, (i) all Revolving Loans which are not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, the principal of all Revolving Loans hereunder shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrower from the Agent at the request of the Required Lenders, the principal of all Revolving Loans hereunder shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived. Except as otherwise provided in Section 2.3(b) hereof, accrued interest on each Revolving Loan shall be payable in arrears on the first day of each month; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on Revolving Loans shall be payable upon expiration of the Revolving Credit Availability Period. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
          (d) Repayment of Revolving Loans. The Borrower unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Loans on the Revolving Credit Maturity Date. In addition, if following any reduction in the Revolving Credit Commitments or at any other time the Revolving Credit Exposure shall exceed the Revolving Credit Commitment at such time, the Borrower shall first, repay Swing Loans, second, repay Revolving Loans, and third, to the extent necessary, provide cash collateral for Total LC Exposure as specified in Section 2.4(h), in an aggregate amount equal to such excess. In addition, at all times when the AutoBorrow Agreement is in effect, the Borrower shall repay outstanding Revolving Loans in accordance with the terms of the AutoBorrow Agreement.
          (e) Loan Accounts. Each Revolving Credit Lender shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record the amount of each Revolving Loan made hereunder, the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder and the amount of any sum received by the Agent hereunder for the account of the Revolving Credit Lenders and each Revolving Credit Lender’s share thereof. The entries made in the account maintained by the Agent pursuant to this subsection 2.1(e) shall absent manifest error be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Agent to maintain such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.
          (f) Revolving Credit Notes. Prior to the Restatement Date, the Borrower shall prepare, execute and deliver to each Revolving Credit Lender a Revolving Credit Note in the principal amount of such Lender’s Revolving Credit Commitment. Thereafter, the Revolving Loans of each Revolving Credit Lender evidenced by such Revolving Credit Note and interest thereon shall at all times (including after assignment pursuant to Section 11.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein.
     2.2 [Reserved.]
     2.3 LIBOR Borrowings.
          (a) General. Each Revolving Loan initially shall be a Base Rate Loan. Thereafter, the Borrower may elect to convert any portion of the outstanding Revolving Loans to a LIBOR Borrowing. The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, except with respect to Swing Loans, in which case the Loans comprising each such portion shall be considered a separate Borrowing. The Borrower shall not be permitted to select any Interest Period for any LIBOR Borrowing that ends after the Revolving Credit Maturity Date.
          (b) Interest on LIBOR Borrowings. Each LIBOR Borrowing shall bear interest during the applicable Interest Period at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin. Notwithstanding the foregoing, (i) all LIBOR Borrowings which are not paid when due shall automatically be converted into Base Rate Borrowings and shall bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or

(i) of Section 9.1 shall have occurred and be continuing, all LIBOR Borrowings shall automatically be converted into Base Rate Borrowings and shall bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrower from the Agent at the request of the Required Lenders, all LIBOR Borrowings shall automatically be converted into Base Rate Borrowings and shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived. Accrued interest on each LIBOR Borrowing shall be payable in arrears on the last Business Day of the Interest Period applicable to such LIBOR Borrowing; provided that (a) in the case of a LIBOR Borrowing with a Interest Period of more than three months’ duration, accrued interest shall be due on the last Business Day of such Interest Period and on the last Business Day of each three month period, and (b) interest accrued at the Post-Default Rate shall be payable on demand. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Eurodollar Rate or Eurodollar Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
          (c) Procedure for Requesting LIBOR Borrowings. To request that any portion of the outstanding Revolving Loans be converted into a LIBOR Borrowing, or, to request that any LIBOR Borrowing continue as a LIBOR Borrowing for an additional Interest Period, the Borrower shall notify the Agent of such request by telephone (i) in the case of a LIBOR Borrowing, not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of the proposed conversion or continuation of such Borrowing. Each such Interest Election Request made by the Borrower shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic transmission to the Agent of a written Advance Request in the form of Exhibit B hereto, setting forth all of the information required to be set forth therein, and signed by a Designated Financial Officer of the Borrower. No Swing Loan shall be converted from a Base Rate Borrowing to a LIBOR Borrowing. Promptly following receipt of an Interest Election Request, the Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Subject to the provisions of subsection 2.3(f) and provided that no Default or Event of Default shall have occurred and be continuing and the Agent, at the request of the Required Lenders shall have so notified the Borrower, upon receipt of an Interest Election Request, the Lenders shall on the requested date of conversion or continuation (i) convert the Base Rate Loan requested to be converted into a LIBOR Loan for the Interest Period set forth in such Interest Election Request and/or (ii) continue the LIBOR Loan requested to be continued as a LIBOR Loan for the additional Interest Period set forth in such Interest Election Request. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch of any Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (d) Incomplete Interest Election Requests. If any Interest Election Request is incomplete in any respect, then such Interest Election Request shall be void and the Borrowing which was the subject matter of such Interest Election Request shall continue as a Base Rate Borrowing. If, with respect to any existing LIBOR Borrowing, the Borrower fails to deliver an Interest Election Request to continue such LIBOR Borrowing at least three Business Days prior to the expiration of the Interest Period for such existing LIBOR Borrowing, such LIBOR Borrowing shall automatically convert to a Base Rate Borrowing at the expiration of such Interest Period.
          (e) Limit on LIBOR Borrowings. At the commencement of each Interest Period for a LIBOR Borrowing, such Borrowing shall be in an aggregate amount at least equal to $500,000 or any greater multiple of $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) LIBOR Borrowings outstanding.

          (f) Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing, (i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Eurodollar Base Rate for such Interest Period, (ii) the Agent is advised by the Required Revolving Credit Lenders that the Eurodollar Rate or the Eurodollar Base Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such LIBOR Borrowing, or (iii) if the Agent or any Lender shall have determined in good faith that as a result of any Change in Law it is unlawful or impossible for any Lender to make or maintain any LIBOR Borrowing; then in each case the Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request submitted by the Borrower shall be ineffective; provided that if as a result of a Change in Law the Lenders are prohibited from maintaining any outstanding LIBOR Borrowing, upon notice from the Agent, the Borrower shall immediately (A) convert such LIBOR Borrowing to a Base Rate Loan, or (B) repay such LIBOR Borrowing in full, together with all interest accrued thereon and all fees and other amounts payable to the Lenders hereunder (in either case, subject to the provisions of subsection 2.3(g) of this Agreement with respect to redeployment costs).
          (g) Break Funding Payments. In the event of (i) the payment of any principal of any LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, as determined by such Lender in a manner consistent with its customs and practices. In the event that any Lender is entitled to receive compensation pursuant to this subsection 2.3(g), such Lender shall deliver a certificate to the Borrower setting forth the amount or amounts that such Lender is entitled to receive, and the Borrower shall pay such Lender such amount or amounts within three (3) days after receipt of such certificate.
     2.4 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans provided for in Section 2.1 and the Swing Loans provided for in Section 2.6(a), the Borrower may request the issuance of Letters of Credit for its own account by the Issuing Lender, in a form reasonably acceptable to the Issuing Lender, at any time and from time to time during the Revolving Credit Availability Period. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments and, without limitation of the provisions of Section 2.1 (a), in no event shall the Total LC Exposure at any time exceed $10,000,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each of the letters of credit identified on Schedule 2.4 (collectively, the “Existing Letters of Credit”) shall be deemed to have been issued pursuant hereto, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof so long as they remain outstanding.
          (b) Procedures for Issuance, Amendment and Extension of Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Agent) in the form of an LC Application, appropriately completed and signed by a Designated Financial

Officer of the Borrower. Such LC Application must be received by the Issuing Lender and the Agent not later than 11:00 a.m. Boston, Massachusetts time at least two Business Days (or such later date and time as the Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such LC Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such LC Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may reasonably require. Additionally, the Borrower shall furnish to the Issuing Lender and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Agent may require.
          (ii) Promptly after receipt of any LC Application, the Issuing Lender will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such LC Application from the Borrower and, if not, the Issuing Lender will provide the Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article 6 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Letter of Credit.
          (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
          (iv) If the Borrower so requests in any applicable LC Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.
          (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. Boston, Massachusetts time on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Agent in an amount equal to the amount of such drawing (each such obligation of the Borrower, a “Reimbursement Obligation”). If the Borrower fails to pay any Reimbursement Obligation to the Issuing Lender by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 6.2 (other than the delivery of an Advance Request). Any notice given by the Issuing Lender or the Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Lender shall upon any notice pursuant to Section 2.4(c)(i) make funds available to the Agent for the account of the Issuing Lender in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. Boston, Massachusetts time on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.4(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Issuing Lender.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 6.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an LC Disbursement in the amount of the Unreimbursed Amount that is not so refinanced, which LC Disbursement shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the Issuing Lender pursuant to Section 2.4(c)(ii) shall be deemed payment in respect of its participation in such LC Disbursement and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.
          (iv) Until each Lender funds its Base Rate Loan or LC Advance pursuant to this Section 2.4(c) to reimburse the Issuing Lender for any amount drawn under any Letter of

Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Lender.
          (v) Each Lender’s obligation to make Base Rate Loans or LC Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 6,2 (other than delivery by the Borrower of an Advance Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
          (vi) If any Lender fails to make available to the Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), the Issuing Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or LC Advance in respect of the relevant LC Disbursement, as the case may be. A certificate of the Issuing Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations.
          (i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.4(c), if the Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Agent.
          (ii) If any payment received by the Agent for the account of the Issuing Lender pursuant to Section 2.4(c)(i) is required to be returned under any of the circumstances described in Section 11.15 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Agent for the account of the Issuing Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

          (e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for Reimbursement Obligations and to repay each LC Disbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
          (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
          (iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
          (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, except any circumstance or happening caused by the gross negligence or willful misconduct of the Issuing Lender.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it in accordance with the procedures set forth herein and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Lender. The Borrower shall be deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
          (f) Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.4(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cash collateral for Total LC Exposure pursuant to subsections 2.1(d) or 2.9(b), the Borrower shall immediately deposit with the Agent an amount in cash equal to, in the case of an Event of Default, the Total LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of any cash collateral required to be provided pursuant to subsections 2.1(d) or 2.9(b), the amount required under subsections 2.1(d) or 2.9(b), as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (g) or (h) of Section 9.1. Such deposit shall be held by the Agent as collateral in the first instance for the Total LC Exposure under this Agreement and thereafter for the payment of any other obligations of the Credit Parties hereunder. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
          (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          (i) Confirmation of Existing Letters of Credit Issued Under Prior Credit Agreement. All Existing Letters of Credit (including those issued under the Prior Credit Agreement) outstanding on the Restatement Date shall be deemed to be Letters of Credit issued hereunder.
     2.5 Loans and Borrowings; Funding of Borrowings.
          (a) Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The Failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required herein.

          (b) Funding of Borrowings. Each Lender shall make each Loan (other than a Swing Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Boston, Massachusetts time to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans (other than Swing Loans) available to the Borrower by promptly crediting the amounts so received, in like funds, to one or more accounts of the Borrower maintained with the Agent in Boston, Massachusetts; provided that (i) Revolving Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in subsection 2.4(c) shall be remitted by the Agent to the Issuing Lender and (ii) Revolving Credit Base Rate Loans made to finance the refunding of Swing Loans as provided in Section 2.6(d)(i) shall be remitted by the Agent to the Swing Loan Lender.
          (c) Agent’s Assumption that Each Lender will Make Loans. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Swing Loan Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (b) of this Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender agrees to pay to the Agent forthwith on demand in immediately available funds such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     2.6 Swing Loan Facility.
          (a) The Swing Loan. Subject to the terms and conditions hereinafter set forth, upon notice by the Borrower made to the Swing Loan Lender in accordance with Section 2.6(b)(i), the Swing Loan Lender hereby agrees to make Swing Loans to the Borrower from time to time on any Business Day during the period between the Restatement Date and the Business Day immediately prior to the expiration of the Revolving Credit Availability Period in an aggregate principal amount not to exceed the Swing Loan Commitment. The Swing Loans shall be payable with interest accrued thereon on the Business Day immediately prior to the expiration of the Revolving Credit Availability Period. Amounts borrowed by the Borrower under this Section 2.6 may be repaid and reborrowed, subject to the conditions hereof. At the time that each Swing Loan Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to $100,000 or any greater multiple of $100,000. Notwithstanding any other provisions of this Agreement and in addition to the Swing Loan Commitment limitation set forth above at no time shall the sum of (i) the aggregate principal amount of all outstanding Swing Loans (after giving effect to all amounts requested and the application of the proceeds thereof) plus (ii) the aggregate principal amount of all outstanding Revolving Loans (after giving effect to all amounts requested and the application of the proceeds thereof), plus (iii) the aggregate LC Exposure, exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders; provided, however, that subject to the limitations set forth in this Section 2.6(a) from time to time the ratio of (x) the sum of the aggregate Revolving Credit Exposure of the Swing Loan Lender (both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) to (y) the sum of the aggregate Revolving Credit Exposure of all Lenders (including the Swing Loan Lender both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) may exceed its Applicable Percentage.

          (b) Requests for Swing Loans.
          (i) When the Borrower desires the Swing Loan Lender to make a Swing Loan, it shall send to the Agent and the Swing Loan Lender a written request (or telephonic notice, if thereafter promptly confirmed in writing) (a “Swing Loan Request”), which request shall set forth (x) the principal amount of the proposed Swing Loan, and (y) the proposed date of Borrowing of such Swing Loan (which date shall be a Business Day). Each such Swing Loan Request must be received by the Swing Loan Lender not later than 1:00 p.m. (Boston, Massachusetts time) on the proposed date of Borrowing of the Swing Loan being requested. Each Swing Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to borrow the Swing Loan from the Swing Loan Lender on the proposed date of Borrowing.
          (ii) Upon satisfaction of the applicable conditions set forth in this Agreement, at or before the close of business on the proposed date of Borrowing, the Swing Loan Lender shall make the Swing Loan available to the Borrower by crediting the amount of the Swing Loan to an account designated by the Borrower to the Swing Loan Lender; provided that Swing Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.4(c) shall be remitted by the Agent to the Issuing Lender.
          (iii) Notwithstanding the foregoing, the Swing Loan Lender shall not advance any Swing Loans after it has received notice from any Lender or any Credit Party that a Default under Section 9.1(a)(ii) or an Event of Default has occurred and is continuing and stating that no new Swing Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Agreement.
          (c) Interest on Swing Loans. Each Swing Loan shall be a Base Rate Loan and shall bear interest for the account of the Swing Loan Lender thereof until repaid in full at the rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Borrower promises to pay interest on the Swing Loans in arrears on each Interest Payment Date with respect thereto. All such interest payable with respect to the Swing Loans shall be payable for the account of the Swing Loan Lender.
          (d) Refundings of Swing Loans; Participations in Swing Loans.
          (i) The Swing Loan Lender, at any time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Loan Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Loan Lender, in its capacity as a Revolving Credit Lender, to make a Revolving Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of the Swing Loans (the “Refunded Swing Loans”) outstanding on the date such notice is given. Upon such request, unless any of the Events of Default described in Section 9.1 (g) or (h) shall have occurred (in which event the procedures of Section 2.6(d)(ii) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Loan available to the Agent, for the account of the Swing Loan Lender, at the Agent’s office prior to 11:00 a.m. Boston, Massachusetts time in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Loans.
          (ii) If, prior to the making of a Revolving Loan pursuant to Section 2.6(d)(i), an Event of Default described in Section 9.1 (g) or (h) shall have occurred, each Revolving Credit Lender will, on the date such Revolving Loan was to have been made, purchase an undivided participation interest in the Refunded Swing Loan in an amount equal to its Applicable

Percentage of such Refunded Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender, in immediately available funds, the amount of its participation in such Refunded Swing Loan.
          (iii) Whenever, at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Refunded Swing Loan pursuant to Section 2.6(d)(ii) above, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it as such payment is required to be returned by the Swing Loan Lender.
          (iv) If any Revolving Credit Lender does not make available to the Swing Loan Lender any amounts for the purpose of refunding a Swing Loan pursuant to Section 2.6(d)(i) above or to purchase a participation interest in a Swing Loan pursuant to Section 2.6(d)(ii) above (any such amounts payable by any Revolving Credit Lender being referred to herein as “Refunding or Participation Amounts”) on the applicable due date with respect thereto, then the applicable Revolving Credit Lender shall pay to the Swing Loan Lender forthwith on demand such Refunding or Participation Amounts with interest thereon for each day from and including the date such amount is made available to the Swing Loan Lender but excluding the date of payment to the Swing Loan Lender, at the Federal Funds Effective Rate. If such Lender pays such amount to the Swing Loan Lender, then such amount shall constitute such Revolving Credit Lender’s Loan included in such refunding Borrowing or the consideration for the purchase of such participation interest, as the case may be.
          (v) The failure or refusal of any Revolving Credit Lender to make available to the Swing Loan Lender at the aforesaid time and place the amount of its Refunding or Participation Amounts (x) shall not relieve any other Revolving Credit Lender from its several obligations hereunder to make available to the Swing Loan Lender the amount of such other Revolving Credit Lender’s Refunding or Participation Amounts and (y) shall not impose upon such other Revolving Credit Lender any liability with respect to such failure or refusal or otherwise increase the Revolving Credit Commitment of such other Revolving Credit Lender.
          (vi) Each Revolving Credit Lender severally agrees that its obligation to make available to the Swing Loan Lender its Refunding or Participation Amount as described above shall (except to the extent expressly set forth in Section 2.6(d)(iv)) be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Loan Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of any Default, the termination of the Revolving Credit Commitments or any other condition precedent whatsoever, (C) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (D) any breach of any of the Loan Documents by any of the Credit Parties or any other Lender, or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing; provided, however, that the obligation of each Revolving Credit Lender to make available to the Swing Loan Lender its Refunding or Participation Amount in respect of any Swing Loan is subject to the condition that the Swing Loan Lender believes in good faith that all conditions under Section 6.2 were satisfied at the time such Swing Loan was made; provided further that the Swing Loan

Lender shall have been deemed to have believed in good faith that such conditions were satisfied unless, prior to the making of such Swing Loan, either (1) the Swing Loan Lender shall have received notice from any other Lender or any Credit Party that a Default existed as such time, or (2) the most recent Compliance Certificate received from the Borrower indicating that a Default has occurred and is continuing and, in either case, such Default had not been cured or waived at the time of the making of such Swing Loan.
     2.7 Expiration, Termination or Reduction of Commitments.
          (a) Expiration of Revolving Credit Commitments. Unless previously terminated, the Revolving Credit Commitments shall expire at the close of business on the Revolving Credit Maturity Date.
          (b) Reduction of Revolving Credit Commitments. The Borrower may at any time and from time to time reduce the Revolving Credit Commitments or the Swing Loan Commitment; provided that (i) each reduction of the Revolving Credit Commitments or the Swing Loan Commitment shall be in an amount that is at least equal to $500,000 or any greater multiple of $100,000, and (ii) the Borrower shall not reduce (A) the Revolving Credit Commitments if, after giving effect to any concurrent repayment, the total Revolving Credit Exposure would exceed the total Revolving Credit Commitments or (B) the Swing Loan Commitment if, after giving effect to any concurrent repayment of the Swing Loans in accordance with Section 2.6 or prepayment of the Loans in accordance with Section 2.9, the aggregate principal amount of outstanding Swing Loans would exceed the Swing Loan Commitment, after giving effect to such termination or reduction. The Borrower shall notify the Agent of any election to reduce the Revolving Credit Commitment or the Swing Loan Commitment at least three Business Days prior to the effective date of such reduction, specifying the effective date thereof. Each notice of reduction of the Revolving Credit Commitment or the Swing Loan Commitment shall be irrevocable. Each reduction of the Revolving Credit Commitment shall be permanent and shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.
          (c) Optional Termination of Commitments. The Borrower shall have the right at any time to terminate the Commitments. The Borrower shall notify the Agent of any election to terminate Commitments under this Section 2.7(c) at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.7(e) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of Commitments shall be permanent.
     2.8 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Collection.
          (a) Payments Generally. The Borrower shall be obligated to make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or otherwise) prior to 1:00 p.m. Boston, Massachusetts time, on the date when due, in immediately available funds, in U.S. dollars, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments shall be made to the Agent at its offices in Boston, Massachusetts, except that payments pursuant to Sections 2.4, 2.11, 2.12, 11.3 and subsection 2.3(g) shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding anything to the contrary set forth herein, all payments of interest, fees and other amounts (including, without limitation, payments of principal) due to be paid by the Borrower hereunder shall be made through the automatic withdrawal from the Borrower’s deposit account with the Agent of amounts equal to the amounts of such interest, fees or other amounts due to be paid by the Borrower hereunder, and the Borrower hereby irrevocably authorizes and directs the Agent to take such actions as may be necessary to effectuate such automatic withdrawals, and, upon funding of any such withdrawal in an amount sufficient to make a payment of interest, fees or other amounts due hereunder, the Borrower’s obligation to make such payment shall be discharged. The Borrower expressly acknowledges and agrees that if any such withdrawal is not in an amount sufficient to satisfy the amount of any interest, fees or other amounts (including, without limitation, principal payments) due hereunder, the Borrower shall remain obligated to pay the full amount of such interest, fees or other amounts as and when the same shall become due.
          (b) Application of Payments. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder under any circumstances, including, without limitation during, or as a result of the exercise by the Agent or the Lenders of remedies hereunder or under any other Loan Document and applicable law, such funds shall be applied (i) first, to pay fees, costs and expenses then due hereunder ratably among the parties entitled thereto under the Loan Documents in accordance with the amounts of fees, costs and expenses then due to such parties, (ii) second, to pay interest then due hereunder ratably among the parties entitled thereto under the Loan Documents in accordance with the amount of interest then due to such parties; (iii) third, to pay principal and unreimbursed LC Disbursements then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iv) fourth, to any other Obligations then due from the Credit Parties to the Agent, the Issuing Lender or the Lenders.
          (c) Pro Rata Treatment. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of set-off or otherwise) on account of the Loans made by it (other than pursuant to Sections 2.4, 2.6, 2.11 or 2.12), then, if there is any Unreimbursed Amount outstanding in respect of which the Issuing Lender has not received payment in full from such Lender pursuant to Section 2.4(c) (the amount of such Unreimbursed Amount being such Revolving Credit Lender’s “LC Deficiency Amount”) or if there is any Swing Loan outstanding in respect of which, pursuant to Section 2.6(d)(i) or (ii), the Swing Loan Lender has not received payment in full from such Lender pursuant to Section 2.6(d)(i) or (ii) (the amount of such Swing Loan being such Lender’s “SL Deficiency Amount”), such Lender shall both (a) purchase a participation in such Unreimbursed Amount in an amount equal to the amount obtained by multiplying the amount of such payment obtained by such Lender (the “Payment Amount”) by a fraction, the numerator of which is such LC Deficiency Amount and the denominator of which is the sum of such LC Deficiency Amount plus such SL Deficiency Amount (such sum being the “Aggregate Deficiency” with respect to such Payment Amount), and (b) purchase a participation in such Swing Loan in an amount equal to the amount obtained by multiplying such Payment Amount by a fraction, the numerator of which is such SL Deficiency and the denominator of which is such Aggregate Deficiency. If, after giving effect to the foregoing, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) (other than pursuant to Sections 2.4, 2.6, 2.11 or 2.12), resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase

(for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to any Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Agent’s Assumption that Borrower will Make Payments. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.
          (e) Lender’s Failure to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to subsections 2.4(c), 2.5(c), 2.6(d)(i) or (ii), or 2.8(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such subsection until all such unsatisfied obligations are fully paid.
     2.9 Prepayment of Loans.
          (a) Optional Prepayments of Loans. The Borrower shall have the right at any time and from time to time to prepay the Revolving Loans (including the Swing Loans) in whole or in part, subject to prior notice in accordance with subsection 2.9(d) in the case of LIBOR Loans, and subject to the payment of any amounts due under subsection 2.3(g). The amount of any optional prepayment in respect of the Revolving Loans shall be applied first, to the repayment of Swing Loans and, second, to the repayment of Revolving Loans.
          (b) Mandatory Prepayments. The Borrower shall be obligated to, and shall, make prepayments of the Loans hereunder (and, if applicable as provided in Section 2.9(c), reduce the Revolving Credit Commitments hereunder) as follows:
          (i) Incurrence of Debt. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrower agrees, on the closing of any incurrence of Indebtedness by any Credit Party (other than Indebtedness permitted pursuant to Section 8.1) to prepay the Loans hereunder (and provide cash collateral for Total LC Exposure as specified in subsection 2.4(h)), and, if applicable as provided in Section 2.9(c), the Revolving Credit Commitments hereunder shall be subject to automatic reduction, upon the date of such incurrence of Indebtedness, in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness received by any Credit Party, such prepayment and reduction to be effected in each case in the manner and to the extent specified in subsection 2.9(c) below.
          (ii) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, the Borrower agrees, on or prior to the occurrence of any Disposition by any Credit Party, to deliver to the Agent a statement certified by a Designated Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Agent, of the estimated amount of the Net Cash Payments of such Disposition that will (on the date of such Disposition) be received by any Credit Party in cash, indicating on such certificate, whether the Borrower intends to reinvest such Net Cash Payments (to the extent Net Cash Payments from Dispositions do not exceed $1,000,000 in the aggregate after the Effective Time) or will be prepaying the Loans, as hereinafter provided, and the Borrower will be obligated to either (A) cause the applicable Credit Party to reinvest such Net Cash Payments (to the extent Net Cash Payments from Dispositions do not exceed $1,000,000 in the aggregate after the Effective Time) within 180 days after receipt (or, if within such 180 day period the Borrower or any Credit Party enters into contracts related to the reinvestment of such Net Cash Payments, such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as is contemplated by such contracts) into replacement assets or the repair of existing assets or (B) to the extent such Net Cash Payments exceed $1,000,000 in the aggregate after the Effective Time, prepay the Loans hereunder (and provide cover for Total LC Exposure as specified in Section 2.4(h)), and, if applicable, as provided in Section 2.9(c), the Revolving Credit Commitments hereunder shall be subject to automatic reduction, as follows:
     (x) upon the date of such Disposition, or on the date (the “Reinvestment Date”) which is 180 days after such date (or such longer period not to exceed 365 days as contemplated by contracts related to the reinvestment of such Net Cash Payments) if the Borrower had indicated on the certificate delivered as hereinabove required that it intended to reinvest the Net Cash Payments of such Disposition, in an aggregate amount equal to 100% of the amount of such Net Cash Payments, to the extent received by any Credit Party in cash on the date of such Disposition or, if applicable, the Reinvestment Date to the extent of any Net Cash Payments not so reinvested; and
     (y) thereafter, quarterly, on the date of the delivery by the Borrower to the Administrative Agent pursuant to Section 7.1 of the financial statements for any quarterly fiscal period or fiscal year, to the extent any Credit Party shall receive Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Payments minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) (C) any other adjustment received or paid by any Credit Party pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Payments.
Prepayments of Loans (and cover for Total LC Exposure) shall be effected in each case in the manner and to the extent specified in paragraph (c) of this Section 2.9; provided that if at the time of any such Disposition a Default shall have occurred and be continuing, the Credit Parties shall not have the right to reinvest any Net Cash Payments and shall instead prepay the Loans by 100% of the amount of Net Cash Payments received from such Disposition.
          (iii) Proceeds of Casualty Events. Upon the date 180 days following the receipt by any Credit Party of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of any Credit Party (or upon such earlier date as such Credit Party, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), except to the extent Net Cash Payments from Casualty Events do not exceed $1,500,000 in the aggregate after the Effective Time, the Borrower shall prepay the Loans (and provide cover for Total LC Exposure as specified in Section 2.4(h)), and, if applicable as provided in Section 2.9(c), the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Cash Payments from such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such property (it being understood that if Net Cash Payments committed to be applied are not in fact applied within twelve months after receipt thereof, then such Net Cash Payments shall be applied to the prepayment of Loans and cover for Total LC Exposure and reduction of Commitments as provided in this clause (iii) at the expiration of such 180 day period), such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (c) of this Section 2.9; provided that if a Default has occurred and is continuing, no Net Cash Payments from any Casualty Event may be applied to the repair or replacement of any property and such Net Cash Payments shall be applied in stead to prepay the Loans by 100% of the amount of Net Cash Payments received from such Casualty Event.
          (c) Application.
          (i) In the event of any mandatory prepayment of Loans pursuant to subsection (b) of this Section 2.9, the proceeds shall be applied as follows:
          (A) first, to the extent that a repayment of Swing Loans shall at such time be required pursuant to Section 2.9(a), to the repayment of Swing Loans, but only to such extent (with no reduction in the Commitments);
          (B) second, to the extent that total Revolving Credit Exposure shall at such time exceed the total Revolving Credit Commitments at such time, such prepayment shall be applied to the repayment of Revolving Loans to be shared and applied ratably among the Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments (with no reduction in the Commitments); and
          (C) third, the amount of any mandatory prepayment shall be applied to repay Revolving Loans, and, second, to provide cash collateral for Total LC Exposure as specified in Section 2.4(h), with a corresponding permanent reduction in the Revolving Credit Commitments.
          (d) Notification of Certain Prepayments. The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any voluntary prepayment of any LIBOR Loan not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of such prepayment. The Borrower shall notify the Agent of any mandatory prepayment of the Loans pursuant to subsection 2.9(b) hereunder as soon as practicable. The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment of Swing Loans under Sections 2.9(a) or 2.9(b) not later than 1:00 p.m., Boston, Massachusetts time, on the date of such prepayment, which date shall be a Business Day. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing (other than a Swing Loan Borrowing), the Agent shall advise the Lenders of the contents thereof.
          (e) Prepayments Accompanied by Interest. All prepayments shall be accompanied by accrued interest through the date of prepayment.
     2.10 Fees.
          (a) Unused Fee. The Borrower shall pay to the Agent for the account of each Lender unused fees in respect of the Revolving Credit Commitments, in an aggregate amount equal to the product of (x) the Applicable Unused Fee Rate, multiplied by (y) the daily average unused amounts of the respective Revolving Credit Commitment of such Lender (excluding with respect to the Swing Loan Lender the amount of any Swing Loans) during the period from and including the date on which the Effective Time shall occur to but excluding the date on which the Revolving Credit Commitments terminate; provided, that at any time when the Swing Loan Lender is the only Lender hereunder, the amount of any Swing Loans outstanding shall be applied to reduce the daily average unused amounts of the Revolving Credit Commitment of such Lender for purposes of this Section 2.10(b). Accrued unused fees shall be payable monthly in arrears on the first day of each month and on the date on which the Revolving Credit Commitments terminate. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower shall pay with respect to Letters of Credit issued hereunder the following fees:
          (i) with respect to each standby or documentary Letter of Credit issued hereunder, to the Agent for the accounts of the Revolving Credit Lenders a participation fee with respect to their participations in such Letters of Credit which fee shall accrue at a rate per annum equal to the Applicable Margin then used in determining interest on LIBOR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which there shall no longer be any Letters of Credit outstanding hereunder, and
          (ii) with respect to each documentary or standby Letter of Credit issued hereunder, to the Issuing Lender, a fronting fee equal to 0.25% per annum of the face amount of each Letter of Credit, along with the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
Accrued fees for Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), and shall be payable monthly in arrears on the first day of each month and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.
          (c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter and as otherwise separately agreed in writing between the Borrower and the Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.
     2.11 Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Lender; or
          (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, or such Lender’s or the Issuing Lender’s holding company, for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsections 2.11(a) or 2.11(b) above shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender or the Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (i) retroactive and (ii)

occurred within such six-month period, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Restatement Date.
     2.12 Taxes.
          (a) Any and all payments by or on account of any Obligations of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Agent, any Lender or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) paid by the Agent, such Lender or the Issuing Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Lender shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     2.13 Mitigation Obligations; Replacement of Lenders
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.4, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent and the Issuing Lender, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
Guarantee by Guarantors
     3.1 The Guarantee. The Guarantors hereby guarantee to each Lender, the Issuing Lender and the Agent and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Guarantors hereby further agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     3.2 Obligations Unconditional. The obligations of the Guarantors under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the [text missing]
          (i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
          (iv) any lien or security interest granted to, or in favor of, the Agent, the Issuing Lender or any Lender or Lenders as security for any of the Obligations shall fail to be perfected.
This Guarantee is a guaranty of payment and not of collection. The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent, the Issuing Lender or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
     3.3 Reinstatement. The obligations of the Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent, the Issuing Lender and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Agent, any Lender or the Issuing Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     3.4 Subrogation. Until such time as the Obligations shall have been indefensibly paid in full, each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3 and further agrees with the Borrower for the benefit of each creditor of the Borrower (including, without limitation, the Agent, the Issuing Lender and each Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower.
     3.5 Remedies. The Guarantors agree that, as between the Guarantors and the Lenders, the Obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.2) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.1.
     3.6 Instrument for the Payment of Money. Each of the Guarantors hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Agent, the Issuing Lender, or any Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.
     3.7 Continuing Guarantee. The guarantee in this Article 3 is a continuing guarantee, and shall apply to all Obligations whenever arising.
     3.8 General Limitation on Amount of Obligations Guaranteed. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 3.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, any Lender, Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE IV
The Collateral
     4.1 Grant of Security Interest. As security for due and punctual payment and performance of the Obligations, each Credit Party hereby grants to the Agent for the ratable benefit of the Lenders and the Issuing Lender a continuing security interest in and lien on all tangible and intangible property and assets of such Credit Party, whether now owned or existing or hereafter acquired or arising, together with any and all additions thereto and replacements therefor and proceeds and products thereof (collectively referred to for purposes of this Article 4 as “Collateral”), including without limitation the property described below:
          (a) all tangible personal property, including without limitation all present and future goods, inventory (including, without limitation, all merchandise, raw materials, work in process, finished goods and supplies), machinery, equipment, motor vehicles, rolling stock, tools, furniture, fixtures, office supplies, computers, computer software and associated equipment, whether now owned or hereafter acquired, including, without limitation, all tangible personal property used in the operation of the business of such Credit Party;
          (b) all rights under all present and future authorizations, permits, licenses and franchises issued, granted or licensed to such Credit Party for the operation of its business;
          (c) all Patents of such Credit Party;
          (d) all Trademarks of such Credit Party;
          (e) all Copyrights of such Credit Party;
          (f) the entire goodwill of business of such Credit Party and all other general intangibles (including know-how, trade secrets, customer lists, proprietary information, inventions, domain names, methods, procedures and formulae) connected with the use of and symbolized by any Patents, Trademarks or Copyrights of such Credit Party;

          (g) all rights under all present and future vendor or customer contracts and all franchise, distribution, design, consulting, construction, engineering, management and advertising and related agreements;
          (h) all rights under all present and future leases of real and personal property; and all other personal property, including, without limitation, all present and future accounts, accounts receivable, cash, cash equivalents, deposits, deposit accounts, loss carry back, tax refunds, insurance proceeds, premiums, rebates and refunds, choses in action, investment property, securities, partnership interests, limited liability company interests, contracts, contract rights, general intangibles (including without limitation, all customer and advertiser mailing lists, intellectual property, patents, copyrights, trademarks, trade secrets, trade names, domain names, goodwill, customer lists, advertiser lists, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise), all websites (including without limitation, all content, HTML documents, audiovisual material, software, data, hardware, access lines, connections, copyrights, trademarks, patents and trade secrets relating to such websites) and domain names, any information stored on any medium, including electronic medium, related to any of the personal property of such Credit Party, all financial books and records and other books and records relating, in any manner, to the business of such Credit Party, all proposals and cost estimates and rights to performance, all instruments and promissory notes, documents and chattel paper, and all debts, obligations and liabilities in whatever form owing to such Credit Party from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to such Credit Party; and all guaranties and security therefor, and all letters of credit and other supporting obligations in respect of such debts, obligations and liabilities.
Any of the foregoing terms which are defined in the Uniform Commercial Code shall have the meaning provided in the Uniform Commercial Code, as amended and in effect from time to time, as supplemented and expanded by the foregoing.
The term “Collateral” shall in no event include (a) any Energy Conservation Financing Collateral or (b) any rights under any license or lease, in each case, to the extent (and only to the extent) the grant of a security interest pursuant to this Agreement and the other Loan Documents (i) would invalidate the underlying rights of such Credit Party under such license or lease, (ii) is prohibited by such license or lease, without the consent of any other party thereto, (iii) would give any other party to such license or lease the right to terminate its obligations thereunder, or (iv) is not permitted without consent, unless in each case, all necessary consents to such grant of a security interest have been obtained from the other parties thereto; provided, however, that, notwithstanding the foregoing provisions of this paragraph, (x) the foregoing grant of security interest shall extend to, and the Collateral hereunder shall include, any and all proceeds of any such license or lease to the extent that the assignment or encumbering of such proceeds is not prohibited by applicable law, (y) immediately upon the ineffectiveness, lapse, waiver or termination of any such provision or restriction referred to above in this sentence, the Collateral hereunder shall include, and such Credit Party shall be deemed to have granted a security interest in, all such rights and interests in and to each and every license or lease to which such provision or restriction pertained as if such provision or restriction had never been in effect and (z) the Collateral shall include, and the Credit Party shall be deemed to have granted a security interest in, any of such Credit Party’s rights, interests, licenses or leases and any other rights and assets that would not constitute Collateral if the foregoing provisions of this sentence governed, if and to the extent that the issuer of or other party to such license or lease has consented to such grant or to the extent that any term of any such rights, interests, licenses or leases would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law (including any federal, state or foreign bankruptcy, insolvency or similar law).

     4.2 Special Warranties and Covenants of the Credit Parties. Each Credit Party hereby warrants and covenants to the Agent and the Lenders that:
          (a) Such Credit Party has delivered to the Agent a Perfection Certificate in substantially the form of Exhibit C hereto. All information set forth in such Perfection Certificate is true and correct in all material respects and the facts contained in such Perfection Certificate are accurate in all material respects as of the date of this Agreement. Each Credit Party agrees to supplement its Perfection Certificate promptly after obtaining information which would require a material correction or addition to such Perfection Certificate.
          (b) No Credit Party will change its jurisdiction of organization, principal or any other place of business, or the location of any Collateral from the locations set forth in the Perfection Certificate delivered by such Credit Party, or make any change in its name or conduct its business operations under any fictitious business name or trade name, without, in any such case, at least fifteen (15) days’ prior written notice to the Agent; provided that the inventory of such Credit Party may be in the possession of manufacturers or processors in any jurisdiction in which all necessary UCC financing statements have been filed by the Agent and with respect to which the Agent has received waiver letters from all landlords, warehousemen and processors in form and substance acceptable to the Agent.
          (c) Except for Collateral that is obsolete or no longer used in their business, the Credit Parties will keep the Collateral in good order and repair (normal wear excepted) and adequately insured at all times in accordance with the provisions of Section 7.5. The Credit Parties will pay promptly when due all taxes and assessments on the Collateral or for its use or operation, except for taxes and assessments permitted to be contested as provided in Section 7.4. Following the occurrence and during the continuance of an Event of Default, the Agent may at its option discharge any taxes or Liens to which any Collateral is at any time subject (other than Permitted Liens), and may, upon the failure of the Credit Parties to do so in accordance with this Agreement, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof, and each Credit Party agrees to reimburse the Agent on demand for any payments or expenses incurred by the Agent or the Lenders pursuant to the foregoing authorization and any unreimbursed amounts shall constitute Obligations for all purposes hereof.
          (d) The Agent may at reasonable times request and each Credit Party shall deliver copies of all customer lists and vendor lists.
          (e) To the extent, if any, that such Credit Party’s signature is required therefor, each Credit Party will promptly execute and deliver to the Agent such financing statements and amendments thereto, certificates and other documents or instruments as may be necessary to enable the Agent to perfect or from time to time renew the security interest granted hereby, including, without limitation, such financing statements and amendments thereto, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by such Credit Party or in any replacements or proceeds thereof. Each Credit Party authorizes and appoints the Agent, in case of need, to execute such financing statements, certificates and other documents pertaining to the Agent’s security interest in the Collateral in its stead if such Credit Party’s signature is required therefor and such Credit Party fails to so execute such documents, with full power of substitution, as such Debtor’s attorney in fact. Each Credit Party further agrees that a carbon, photographic or other reproduction of a security agreement or financing statement is sufficient as a financing statement under this Agreement and the other Loan Documents.
          (f) Each Credit Party hereby irrevocably authorizes the Agent, at any time and from time to time, to file in any jurisdiction financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset falls within the scope of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts or such jurisdiction or (y) as being of an equal or lesser scope or with greater detail and (ii) which contain any other information required by Article 9 of the Uniform Commercial Code (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment, including whether (A) any Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Credit Parties agree to furnish any such information to the Agent promptly upon reasonable request. Each Credit Party also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
          (g) Each Credit Party agrees that it will join with the Agent in executing and, at its own expense, will file and refile, or permit the Agent to file and refile such financing statements, continuation statements and other documents (including, without limitation, this Agreement and licenses to use software and other property protected by copyright), in such offices (including, without limitation, the PTO, the United States Copyright Office, and appropriate state patent, trademark and copyright offices), as the Agent may reasonably deem necessary or appropriate, wherever required or permitted by law in order to perfect and preserve the rights and interests granted to the Agent in Patents, Trademarks and Copyrights hereunder. Each Credit Party will give the Agent notice of each office at which records of such Credit Party pertaining to all intangible items of Collateral are kept. Except as may be provided in such notice, the records concerning all intangible Collateral are and will be kept at the address shown in the respective Perfection Certificate for such Credit Party as the principal place of business of such Credit Party.
          (h) The Credit Parties are the sole and exclusive owners of the websites and domain names listed on Schedule 4.2 hereto and have registered such domain names with the applicable authority for registration of the same which provides for the exclusive use by the Credit Parties of such domain names. The websites do not contain, to the knowledge of the Credit Parties, any material, the publication of which may result in (a) the violation of rights of any person or (b) a right of any person against the publisher or distributor of such material.
          (i) The Credit Parties shall, annually by the end of the first calendar quarter following the previous calendar year, provide written notice to the Agent of all applications for registration of Patents, Trademarks or Copyrights, to the extent such applications exist, made during the preceding calendar year. The Credit Parties shall file and prosecute diligently all applications for registration of Patents, Trademarks or Copyrights now or hereafter pending that would be necessary to the business of the Credit Parties to which any such applications pertain, and to do all acts, in any such instance, necessary to preserve and maintain all rights in such registered Patents, Trademarks or Copyrights unless such Patents, Trademarks or Copyrights are not material to the business of the Credit Parties, as reasonably determined by the Credit Parties consistent with prudent and commercially reasonable business practices. Any and all costs and expenses incurred in connection with any such actions shall be borne by the Credit Parties. Except in accordance with prudent and commercially reasonable business practices, the Credit Parties shall not abandon any right to file a Patent, Trademark or Copyright application or any pending Patent, Trademark or Copyright application or any registered Patent, Trademark or Copyright, in each case material to its business, without the consent of the Agent.
          (j) The domain name servers used in connection with the domain names of the Credit Parties and all other relevant information pertaining to such domain names, and the administrative contacts used in connection with the registration of such domain names are identified on Schedule 4.2 hereof. No Credit Party will change such domain name servers without 10 days’ prior notice to the

Agent. No Credit Party will cause a change in the identity of any domain name administrative contact without 10 days’ prior notice to the Agent.
          (k) If any Credit Party is, now or at any time hereafter, a beneficiary under a letter of credit in an amount equal to or greater than $100,000, such Credit Party shall promptly notify the Agent thereof and, at the request and option of the Agent, such Credit Party shall, pursuant to an agreement in form and substance satisfactory to the Agent, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Agent of the proceeds of the letter of credit or (ii) arrange for the Agent to become the transferee beneficiary of the letter of credit, with the Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied by the Agent against the Obligations as provided in this Agreement.
          (l) To the extent any Credit Party shall, now or at any time hereafter, hold or acquire any promissory note or other instrument or tangible chattel paper (other than a construction contract entered into by any Credit Party in the ordinary course of such Credit Party’s business) in an amount equal to or greater than $100,000, such Credit Party will promptly notify the Lender thereof and, at the request and option of the Lender, such Debtor will deliver such promissory note or other instrument or tangible chattel paper to the Lender to be held as Collateral hereunder, together with an endorsement thereof reasonably satisfactory in form and substance to the Lender.
          (m) If, now or at any time hereafter, any Credit Party shall obtain or hold any investment property or electronic chattel paper in an amount equal to or greater than $100,000, such Credit Party will promptly notify the Lender thereof and, at the request and option of the Lender, such Credit Party will take or cause to be taken such steps as the Lender may reasonably request for the Lender to obtain “control” (as provided in Sections 9-105 and 9-106 of the Uniform Commercial Code of the Commonwealth of Massachusetts, as amended and in effect from time to time) of such Collateral.
          (n) No Credit Party holds any commercial tort claims, as defined in Article 9 of the Uniform Commercial Code, except as indicated in the Perfection Certificates attached hereto as Exhibit C. If any of the Credit Parties shall at any time acquire a commercial tort claim, such Credit Party shall immediately notify the Lender in a writing signed by such Credit Party of the brief details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.
          (o) If any Credit Party has accounts receivable in respect of which the account debtor is located in Minnesota, the Credit Parties represent and warrant that the applicable Credit Party has filed and shall file all legally-required Notice of Business Activities Reports and comparable reports with the appropriate government authorities.
     4.3 Fixtures, etc. It is the intention of the parties hereto that none of the Collateral shall become fixtures and, except as set forth on Schedule 4.3 attached hereto and except for Collateral which becomes a fixture pursuant to any construction contract entered into by a Credit Party the ordinary course of such Credit Party’s business, each Credit Party will take all such reasonable action or actions as may be necessary to prevent any of the Collateral from becoming fixtures. Without limiting the generality of the foregoing, each Credit Party will, if requested by the Agent, use commercially reasonable efforts to obtain waivers of Liens, in form satisfactory to the Agent, from each lessor of real property on which any of the Collateral is or is to be located to the extent requested by the Agent.
     4.4 Right of Agent to Dispose of Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, but subject to the provisions of the Uniform Commercial Code or other applicable law, in addition to all other rights under applicable law and under the Loan Documents, the Agent shall have the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom. The Agent may require the Credit Parties to make the Collateral (to the extent the same is moveable) available to the Agent at a place to be designated by the Agent or transfer any information related to the Collateral to the Agent by electronic medium. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the Credit Parties at least ten (10) days’ prior written notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition.
     4.5 Right of Agent to Use and Operate Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, subject to the provisions of the Uniform Commercial Code or other applicable law, the Agent shall have the right and power (a) to take possession of all or any part of the Collateral, and to exclude the Credit Parties and all persons claiming under the Credit Parties wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same, and (b) to grant a license to use, or cause to be granted a license to use, any or all of the Patents, Trademarks and Copyrights (in the case of Trademarks, along with the goodwill associated therewith), but subject to the terms of any licenses. Upon any such taking of possession, the Agent may, from time to time, at the expense of the Credit Parties, make all such repairs, replacements, alterations, additions and improvements to and of the Collateral as the Agent may deem proper. In any such case the Agent shall have the right to manage and control the Collateral and to carry on the business and to exercise all rights and powers of the Credit Parties in respect thereto as the Agent shall deem best, including the right to enter into any and all such agreements with respect to the operation of the Collateral or any part thereof as the Agent may see fit; and the Agent shall be entitled to collect and receive all rents, issues, profits, fees, revenues and other income of the same and every part thereof. Such rents, issues, profits, fees, revenues and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Agent may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments which the Agent may be required or authorized to make under any provision of this Agreement (including reasonable legal costs and attorneys’ fees). The Agent shall apply the remainder of such rents, issues, profits, fees, revenues and other income as provided in Section 4.6.
     4.6 Proceeds of Collateral. After deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable legal costs and attorneys’ fees) and all other charges against the Collateral, the Agent shall apply the residue of the proceeds of any such sale or disposition to the Obligations in accordance with the terms hereof and any surplus shall be returned to the Credit Parties or to any Person or party lawfully entitled thereto (including, if applicable, any holders of Subordinated Indebtedness). In the event the proceeds of any sale, lease or other disposition of the Collateral are insufficient to pay all of the Obligations in full, the Credit Parties will be liable for the deficiency, together with interest thereon at the Post-Default Rate, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE V
Representations and Warranties
     Each Credit Party represents and warrants to the Lenders, the Issuing Lender and the Agent, as to itself and each other Credit Party, that:
     5.1 Organization; Powers. Each Credit Party has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each Credit Party has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     5.2 Authorization; Enforceability. The borrowing of the Loans and the grant of security interests pursuant to the Loan Documents are within the power and authority of the Credit Parties and have been duly authorized by all necessary action on the part of the Credit Parties. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     5.3 Governmental Approvals; No Conflicts. The borrowing of the Loans and the grant of the security interests pursuant to the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, except as disclosed on Schedule 5.3, (b) will not violate any applicable law, policy or regulation or the organizational documents of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Credit Parties, or any assets, or give rise to a right thereunder to require any payment to be made by the Credit Parties, and such violation or default or right to payment would have a Material Adverse Effect, and (d) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.
     5.4 Financial Condition; No Material Adverse Change.
          (a) The Credit Parties have heretofore delivered to the Lenders the following financial statements:
          (i) the consolidated balance sheets and statements of operations, shareholders’ equity and cash flows of the Borrower and all Subsidiaries of the Borrower, as of and for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007, in each case, audited and accompanied by an opinion of the Borrower’s independent public accountants;
          (ii) the unaudited consolidated balance sheet and statements of operations, shareholders’ equity and cash flows of the Borrower and all Subsidiaries of the Borrower and all Subsidiaries of the Borrower, as of and for the fiscal year-to-date period ended March 31, 2008, certified by a Designated Financial Officer that such financial statements fairly present in all material respects the financial condition of the Borrower and all Subsidiaries of the Borrower as at such date and the results of the operations of the Borrower and all Subsidiaries of the Borrower

for the period ended on such date and that all such financial statements, including the related schedules and notes thereto have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved, except as disclosed on Schedule 5.4; and
          (iii) the projected consolidated balance sheets, statements of operations and cash flows for the Borrower and all Subsidiaries of the Borrower on a monthly basis for fiscal year 2008.
Except as disclosed on Schedule 5.4, such financial statements (except for the projections) present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or pro forma statements. The projections were prepared by the Borrower in good faith and were based on assumptions that were reasonable when made, it being understood, that actual results during the periods covered thereby may differ from the projected results.
          (b) Except as disclosed on Schedule 5.4, since December 31, 2007, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Credit Parties (taken as a whole) from that set forth in the December 31, 2007 financial statements referred to in clause (ii) of paragraph (a) above.
          (c) None of the Credit Parties has on the date hereof any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material and would need to be disclosed on financial statements in accordance with GAAP, except (i) as referred to or reflected or provided for in the financial statements described in this Section 5.4, (ii) as provided for in Schedule 5.4 annexed hereto, or (iii) as otherwise permitted pursuant to this Agreement.
     5.5 Properties.
          (a) Each Credit Party has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its Property material to its business. All machinery and equipment of the Credit Parties material to their business is in good operating condition and repair (ordinary wear and tear excepted), and all necessary replacements of and repairs thereto have be made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.
          (b) Set forth on Schedule 5.5 hereto is a complete list of all Patents, Trademarks and Copyrights. Each Credit Party owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”), and to the knowledge of the Borrower, the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (c) Schedule 5.5 clearly identifies all Patents, Trademarks and Copyrights that have been duly registered in, filed in or issued by the PTO or the United States Register of Copyrights (collectively, the “Registered Proprietary Rights”). The Registered Proprietary Rights have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States, as applicable. The Credit Parties have taken commercially reasonable steps to protect the Registered Proprietary Rights material to their businesses and to maintain the confidentiality of all Proprietary Rights that are not generally in the public domain.

          (d) As of the date hereof, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets, whether owned or leased, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Leasehold Property, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower has no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     5.6 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 5.6).
          (b) Except for the Disclosed Matters set forth in Schedule 5.6 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Credit Parties (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Credit Parties’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     5.7 Compliance with Laws and Agreements. Except as set forth on Schedule 5.7, each Credit Party is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     5.8 Investment and Holding Company Status. No Credit Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.
     5.9 Taxes. Except as set forth on Schedule 5.9, each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     5.10 ERISA. Except as set forth on Schedule 5.10, no Credit Party has any Pension Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Credit Party has a present intention to terminate any Pension Plan with respect to which any Credit Party would incur a cost of more than $100,000 to terminate such Plan, including amounts required to be contributed to fund such Plan on Plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination.
     5.11 Disclosure. As of the Effective Time, the Credit Parties have disclosed to the Agent all material agreements, instruments and corporate or other restrictions to which any Credit Party is subject after the Effective Time, and all other matters known to the Credit Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The organizational structure of the Credit Parties is as set forth on Schedule 5.12 annexed hereto. The information, reports, financial statements, exhibits and schedules furnished at or prior to the Effective Time in writing by or on behalf of the Credit Parties to the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Effective Time, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. All written information furnished after the Effective Time by the Credit Parties to the Agent and/or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of pro-forma information and projections) prepared in good faith based on assumptions reasonable as of the date when such information is stated or certified. There is no fact known to the Credit Parties that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.
     5.12 Capitalization. As of the Effective Time, the capital structure and ownership of the Borrower and its Subsidiaries are correctly described on Schedule 5.12. As of the Effective Time, the authorized, issued and outstanding capital stock of the Borrower and each Subsidiary of the Borrower consists of the capital stock described on Schedule 5.12, all of which is duly and validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.12, as of the date hereof, (x) there are no outstanding Equity Rights with respect to the Borrower or any Subsidiary of the Borrower and, (y) there are no outstanding obligations of the Borrower or any Subsidiary of the Borrower to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interest in the Borrower or any Subsidiary of the Borrower, nor are there any outstanding obligations of the Borrower or any Subsidiary of the Borrower to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any Subsidiary of the Borrower.
     5.13 Subsidiaries.
          (a) Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) a statement with respect to each Subsidiary as to whether such Subsidiary is a Renewable Energy Subsidiary or other Non-Core Energy Subsidiary, a Special Purpose Subsidiary (other than Non-Core Energy Subsidiary), a Foreign Subsidiary, an Inactive Subsidiary, or a Subsidiary engaged in the line of business activity engaged in by the Core Ameresco Group. Except as disclosed in Schedule 5.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens permitted hereunder), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.
          (b) Except as set forth on Schedule 8.8, as of the date of this Agreement none of the Credit Parties is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 8.8 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.
     5.14 Material Indebtedness, Liens and Agreements.
          (a) Schedule 5.14 hereto contains a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $500,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.14.
          (b) Schedule 5.14 hereto is a complete and correct list, as of the date of this Agreement, of each Lien (other than the Liens in favor of the Agent and Lenders) securing Indebtedness of any Person and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.
          (c) Schedule 5.14 hereto is a complete and correct list, as of the date of this Agreement, of each contract and arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.
          (d) To the extent requested by the Agent, true and complete copies of each agreement listed on the appropriate part of Schedule 5.14 have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms. The Credit Parties are not in default under any such agreements, which default could have a Material Adverse Effect.
     5.15 Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

     5.16 Solvency. As of the Effective Time and after giving effect to the initial Loans hereunder and the other transactions contemplated hereby:
          (a) the aggregate value of all properties of the Credit Parties at their present fair saleable value on a consolidated, going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the amount of all the consolidated debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;
          (b) the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and
          (c) the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.
     5.17 Force Majeure. Since December 31, 2007, the business, properties and other assets of the Credit Parties have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.
     5.18 Accounts Receivable. Unless otherwise indicated to the Agent in writing:
          (a) Each account receivable is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
          (b) Except with respect to accounts receivable arising out of project payments under long term contracts, each account receivable arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Credit Party in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Credit Party and the account debtor, and, in the case of goods, title to the goods has passed from the Credit Party to the account debtor;
          (c) Except with respect to accounts receivable arising out of project payments under long term contracts, each account receivable is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Agent;
          (d) Each account receivable is absolutely owing to one of the Credit Parties and is not contingent in any respect or for any reason and the Agent’s security interest therein, is not, and will not (by voluntary act or omission of the Credit Parties) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by the Agent to be immaterial and Liens arising in the ordinary course of business under applicable law in favor of subcontractors, materialmen and mechanics in respect of work performed in connection with such account receivable; provided that the Credit Parties shall pay all amounts required to be paid to any such subcontractor, materialman or mechanic in accordance with the terms of the agreement relating to such account receiveable;
          (e) No Credit Party has made any agreement with any account debtor for any extension, compromise, settlement or modification of any account receivable or any deduction therefrom,

except discounts or allowances which are granted by the Credit Parties in the ordinary course of their businesses for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto;
          (f) To the best knowledge of the Credit Parties, the account debtor under each account receivable had the capacity to contract at the time any contract or other document giving rise to an account receivable was executed and such account debtor is not insolvent; and
          (g) To the best knowledge of the Credit Parties, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor’s financial condition or the collectability of any account receivable.
     5.19 Labor and Employment Matters.
          (a) Except as set forth on Schedule 5.19 as of the Effective Time, and thereafter with respect to which such would have a Material Adverse Effect, (A) no employee of the Credit Parties is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Credit Parties do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Credit Parties; (B) no Credit Party has knowledge of any pending or threatened representation campaigns, elections or proceedings; (C) the Credit Parties do not have knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; and (D) no Credit Party has engaged in, admitted committing or been held to have committed any unfair labor practice.
          (b) Except as set forth on Schedule 5.19, the Credit Parties have at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.
          (c) Except as set forth on Schedule 5.19, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including, without limitation, the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.
     5.20 Bank Accounts. Schedule 5.20 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Restatement Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.
     5.21 Matters Relating to the Special Purpose Subsidiaries. Except for Cost Overrun and Completion Guaranties and Renewable Energy Project Guaranties permitted hereunder, no Credit Party is obligated under any Indebtedness or other obligation of any Special Purpose Subsidiary. The Hawaii Joint Venture does not conduct any business other than the construction and operation of the Hawaii Project.

     5.22 Matters Relating to Inactive Subsidiaries. No Inactive Subsidiary (i) owns or otherwise holds any property or other assets or (ii) conducts any business.
     5.23 OFAC. No Credit Party, nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as “OFAC Regulations”.
     5.24 Patriot Act. The Credit Parties are in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”), and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
ARTICLE VI
Conditions
     6.1 Effective Time. The obligations of the Revolving Credit Lenders to make Revolving Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2):
          (a) Counterparts of Agreement. The Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) Notes. The Agent shall have received a duly completed and executed Revolving Credit Note for the account of each Revolving Credit Lender and a duly completed and executed Swing Loan Note in the principal amount of the Swing Loan Commitment for the account of the Swing Loan Lender.
          (c) Organizational Structure. The corporate organizational structure, capitalization and ownership of the Borrower and its Subsidiaries shall be as set forth on Schedules 5.12 and 5.13 annexed hereto. The Agent shall have had the opportunity to review, and shall be satisfied with, the Credit Parties’ state and federal tax assumptions, and the ownership, capital, organization and structure of the Credit Parties.
          (d) Existence and Good Standing. The Agent shall have received such documents and certificates as the Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Credit Parties, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Agent and Special Counsel.
          (e) Security Interests in Personal and Mixed Property. The Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken (or authorized the Agent to take or cause to be taken) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments and made or caused to be made all such filings and recordings (other than filings or recordings to be made by the Agent on or after the Restatement Date) that may be necessary or, in the opinion of the Agent, desirable in order to create in favor of the Agent, for the benefit of the Lenders, valid and (upon such filing and recording) perfected First Priority security interests in the entire personal and mixed property Collateral.
          (f) Evidence of Insurance. The Agent shall have received certificates from the Credit Parties’ insurance brokers that all insurance required to be maintained pursuant to Section 7.5 is in full force and effect and that the Agent on behalf of the Lenders has been named as additional insured or loss payee thereunder to the extent required under Section 7.5.
          (g) Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc. The Credit Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and material agreements listed on Schedule 5.14 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.
          (h) Amendment of Subordinated Note. The Subordinated Note shall have been amended to provide that the maturity date of the Subordinated Note shall occur no earlier than 180 days after the Revolving Credit Maturity Date, and such Subordinated Note, as amended, shall be in form and substance satisfactory to the Agent.
          (i) Subordination Agreement. George Sakellaris and each of the Credit Parties shall have executed and delivered to the Agent a Confirmation of and Amendment to Subordination Agreement in form and substance reasonably acceptable to the Agent, confirming the terms of the Subordination Agreement and containing such amendments to the Subordination Agreement as the Agent shall reasonably deem necessary.
          (j) Existing Debt; Liens. The Agent shall have received evidence that all principal, interest, and other amounts owing in respect of all Existing Debt of the Credit Parties (other than Indebtedness permitted to remain outstanding in accordance with Section 8.1 hereof) will be repaid in full as of the Effective Time, and that with respect to all Indebtedness permitted to remain outstanding in accordance with Section 8.1 hereof, any defaults or events of default existing as of the Restatement Date with respect to such Indebtedness will be cured or waived immediately following the funding of the initial Loans. The Agent shall have received evidence that as of the Effective Time, the Property of the Credit Parties is not subject to any Liens (other than Liens in favor of the Agent and Liens permitted to remain outstanding in accordance with Section 8.2 hereof).

          (k) Financial Statements; Projections. The Agent shall have received the certified financial statements and projections referred to in Section 5.4 hereof and the same shall not be inconsistent with the information previously provided to the Agent.
          (l) Solvency Certificate. The Agent shall have received a certificate, dated the Restatement Date and signed by a Designated Financial Officer, substantially in the form of Exhibit I attached hereto.
          (m) Financial Officer Certificate. The Agent shall have received a certificate, dated the Restatement Date and signed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 6.2 at the Effective Time.
          (n) No Material Adverse Change. There shall have occurred no material adverse change (in the reasonable opinion of the Agent) in the businesses, operations, properties (including tangible properties), or conditions (financial or otherwise), assets, liabilities or income of the Credit Parties.
          (o) Opinion of Counsel to Credit Parties. The Agent shall have received favorable written opinions (addressed to the Agent and dated the Restatement Date) of (i) Choate, Hall & Stewart, special counsel to the Credit Parties, substantially in the form of Exhibit I annexed hereto and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the transactions contemplated hereby as the Agent shall reasonably request and (ii) local counsel to the Credit Parties in the following jurisdictions: North Carolina, Nevada, Kentucky, Tennessee, Texas and Ontario, Canada.
          (p) Control Agreements. The Credit Parties shall have delivered to the Agent a Control Agreement duly executed by each financial institution at which any Credit Party maintains deposit or other accounts.
          (q) Fees and Expenses. The Agent and the Issuing Lender shall have received all reasonable fees and other amounts due and payable to such Person and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (r) Other Documents. The Agent shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Agent or any Lender or Special Counsel shall have reasonably requested and the same shall be reasonably satisfactory to each of them.
Without limiting the generality of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to Effective Time specifying its objection thereto.
     6.2 Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date and provided that, to the extent any change in circumstances expressly permitted by this Agreement causes any representation and warranty set forth herein to no longer be true, such representation and warranty shall be deemed modified to reflect such change in circumstances).
          (b) No Defaults. At the time of, and immediately after giving effect to, such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default under Section 9.1(a)(ii) or Event of Default shall have occurred and be continuing and no Material Adverse Effect shall have occurred or result therefrom.
ARTICLE VII
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Agent and the Lenders that:
     7.1 Financial Statements and Other Information. The Credit Parties will furnish to the Agent and each Lender:
          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Credit Parties:
          (i) consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year; provided that the consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries and the consolidated balance sheets of the Borrower and its Subsidiaries for any such fiscal year shall present separately the results of the Core Ameresco Companies (taken as a whole) for such fiscal year, and
          (ii) an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that the consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Credit Parties and their Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP.
          (b) as soon as available and in any event within 45 days after the end of each fiscal quarter:
          (i) consolidated and consolidating statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period; provided that the consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries and the consolidated balance sheets of the Borrower and its Subsidiaries for any such fiscal period shall present separately the results of the Core Ameresco Companies (taken as a whole) for such fiscal period, and
          (ii) a certificate of a Designated Financial Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries and that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial conditions and results of operations of the Borrower and each Subsidiary, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);
          (c) as soon as available and in any event within (i) 45 days after the end of each fiscal quarter a Compliance Certificate duly executed by a Designated Financial Officer with respect to the quarterly financial statements delivered pursuant to subsection 7.1(b) above, and (ii) within 120 days after the end of each fiscal year, a Compliance Certificate duly executed by a Designated Financial Officer with respect to the annual financial statements delivered pursuant to subsection 7.1 (a) above, together with, in the case of each of clauses (i) and (ii) of this subsection (c), such supporting financial information with respect to the Core Ameresco Companies as shall be reasonably acceptable to the Agent;
          (d) as soon as available and in any event no later than 1:00 p.m. (Boston time) on each day that the Borrower makes any request for any Borrowing hereunder, an Advance Request in the form attached hereto as Exhibit B;
          (e) as soon as available and in any event within 60 days after the end of each fiscal year of the Credit Parties, statements of forecasted consolidated and consolidating income and cash flows for the Credit Parties for each fiscal month in such fiscal year and a forecasted consolidated and consolidating balance sheet of the Credit Parties as of the last day of each fiscal month in such fiscal year, together with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with the Credit Parties’ past practices in preparing projections and otherwise reasonably satisfactory in scope to the Agent;
          (f) promptly upon receipt thereof, copies of all management letters and accountants’ letters received by the Credit Parties; and
          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.
Borrower hereby acknowledges that (a) the Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, to the extent that and, so long as, the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities

(w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Agent, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information (as described in Section 11.14), they shall be treated as set forth in Section 11.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
     7.2 Notices of Material Events. The Credit Parties will furnish to the Agent prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or Affiliate that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event related to the Plan of any Credit Party or knowledge after due inquiry of any ERISA Event related to a Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties in an aggregate amount exceeding $500,000; and
          (d) any other development (including, without limitation, any default by a Credit Party under or dispute under a task order or other government contract) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 7.2 shall be accompanied by a statement of a Designated Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     7.3 Existence; Conduct of Business. Each Credit Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 8.4.
     7.4 Payment of Obligations. Each Credit Party shall pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     7.5 Maintenance of Properties; Insurance. Each Credit Party shall (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, business interruption insurance. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All general liability and other liability policies with respect to the Credit Parties shall name the Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent for the benefit of the Lenders as the loss payee thereunder. All policies of insurance shall provide for at least 30 days prior written notice to the Agent of any modifications or cancellation of such policy.
     7.6 Books and Records; Inspection Rights. Each Credit Party shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities. Each Credit Party shall permit any representatives designated by the Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Agent deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Credit Party and, unless a Default shall have occurred and be continuing, shall not occur more than once per year, and provided further that after the occurrence and during the continuance of any Default, the Agent and any of the Lenders may visit at any reasonable time. The Borrower shall reimburse the Agent for all examination and inspections costs, internal costs at the customary rate charged by the Agent plus all out-of-pocket expenses incurred in connection with such inspections, provided that, unless a Default shall have occurred and be continuing, such costs and expenses shall not exceed $7,000 during any period of twelve (12) consecutive months from and after the Restatement Date. The Credit Parties, in consultation with the Agent, will arrange for a meeting to be held at least once every year (and after the occurrence and during the continuance of a Default, more frequently, if requested by the Agent or the Required Lenders) with the Lenders and the Agent hereunder at which the business and operations of the Credit Parties are discussed.
     7.7 Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth in Section 8.10 hereof, the Credit Parties shall maintain their current fiscal year and current method of determining the last day of the first three fiscal quarters in each fiscal year.
     7.8 Compliance with Laws. Each Credit Party shall comply with (i) all permits, licenses and authorizations, including, without limitation, environmental permits, licenses and authorizations, issued by a Governmental Authority, (ii) all laws, rules, regulations and orders including, without limitation, Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the Patriot Act and the FCPA, of any Governmental Authority and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     7.9 Use of Proceeds. The proceeds of the Loans will be used only for (i) the refinancing of existing indebtedness, (ii) fees and expenses incurred in connection with the transactions contemplated by this Agreement, and (iii) for general corporate and working capital purposes of the Credit Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     7.10 Certain Obligations Respecting Subsidiaries; Additional Guarantors.
          (a) Except as otherwise permitted hereunder, each Credit Party will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased, other than by reason of transfers to another Credit Party.
          (b) Without limiting the obligation of the Borrower to obtain the consent of the Agent in connection with any formation or acquisition of Subsidiaries not otherwise permitted hereunder, in the event that any Person becomes a Subsidiary after the Restatement Date, the Borrower shall promptly (i) notify the Agent of such new Subsidiary and (ii) provide to the Agent the information required by Section 5.13 with respect to such Person. If such Person is engaged in business of the type conducted by the Core Ameresco Domestic Companies, the Borrower shall, within 30 days, cause such Person to (x) become a Guarantor hereunder by delivering to the Agent such joinder documents as the Agent shall reasonably require and (y) deliver to the Agent documents of the types referred to in clauses (d) and (e) of Section 6.1 and, if requested by the Agent in its reasonable discretion, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form and substance reasonably satisfactory to the Agent.
     7.11 ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (ii) the Credit Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Credit Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
     7.12 Environmental Matters; Reporting. The Credit Parties will observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Laws to the extent non-compliance could reasonably be expected to have a Material Adverse Effect. The Credit Parties will give the Agent prompt written notice of any violation as to any Environmental Law by any Credit Party and of the commencement of any judicial or administrative proceeding relating to Environmental Laws (a) in which an adverse result would have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other environmental permits held by any Credit Party, or (b) which will, or is likely to, have a Material Adverse Effect on such Credit Party or which will require a material expenditure by such Credit Party to cure any alleged problem or violation.

     7.13 Matters Relating to Additional Real Property Collateral.
          (a) From and after the Effective Time, in the event that any Credit Party acquires any Material Owned Property that the Agent determines is an Additional Mortgaged Property or in the event that the Agent determines that any Real Property Asset has become an Additional Mortgaged Property, the Borrower shall deliver, to the Agent, as soon as practicable after the Agent has notified the Borrower that a Real Property Asset is an Additional Mortgaged Property, fully executed and notarized Mortgages (“Additional Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Credit Party in such Additional Mortgaged Property, together with mortgagee title insurance policies or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent may reasonably require copies of all deeds with respect to such Additional Mortgaged Property.
          (b) From and after the Effective Time, in the event that any Credit Party enters into any lease with respect to any Material Leasehold Property, the Borrower shall deliver to the Agent copies of the lease, and all amendments thereto, between the Credit Party and the landlord or tenant, together with a Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.
          (c) If requested by the Agent, the Credit Parties shall permit an independent real estate appraiser satisfactory to the Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Agent in its sole discretion).
ARTICLE VIII
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Agent and the Lenders that:
     8.1 Indebtedness. The Credit Parties will not, and will not permit any Foreign Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder;
          (b) Existing Indebtedness on the Restatement Date which is set forth in Schedule 8.1 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans, and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;
          (c) Intercompany loans among the Core Domestic Ameresco Companies;
          (d) other Indebtedness incurred after the Restatement Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capital Lease Obligations and/or secured by Liens permitted under Section 8.2(h), in an aggregate principal amount at any time outstanding not in excess of $1,000,000 less the aggregate outstanding principal amount of Indebtedness incurred pursuant to subsection (n) of this Section 8.1;

          (e) Subordinated Indebtedness;
          (f) Guarantees permitted under section 8.3;
          (g) Indebtedness incurred by any Credit Party under an Energy Conservation Project Financing (including, without limitation, Indebtedness incurred by the Credit Parties under an Energy Conservation Project Financing existing as of the Restatement Date and set forth on Schedule 8.1 attached hereto) in an aggregate principal amount outstanding at any time not in excess of $225,000,000;
          (h) Other unsecured Indebtedness in an aggregate principal amount at any time outstanding not in excess of $1,000,000 less the aggregate outstanding principal amount of Indebtedness incurred pursuant to subsection (d) of this Section 8.1;
          (i) Indebtedness of the Hawaiian Joint Venture to any Credit Party in an aggregate principal amount not to exceed $1,000,000 outstanding at any time;
          (j) Indebtedness of the Canadian Subsidiaries to any Credit Party in an aggregate principal amount not to exceed $5,000,000 outstanding at any time; and
          (k) Indebtedness of the Foreign Subsidiaries (other than any Canadian Subsidiary) to any Credit Party in an aggregate principal amount not to exceed $1,000,000 outstanding at any time.
     8.2 Liens. The Credit Parties will not, and will not permit any Foreign Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):
          (a) Liens created hereunder or under the other Loan Documents;
          (b) any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 8.1 (excluding, however, following the making of the initial Loans hereunder, the Liens in favor of any Person other than the Agent securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the initial Loans), provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or (in the case of property taxes and assessments not exceeding $100,000 in the aggregate more than 90 days overdue) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP and which reserves shall be acceptable to the Agent;
          (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9.1(j) hereof;

          (e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or materially interfere with the ordinary conduct of the business of any Credit Party;
          (g) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;
          (h) Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.1 (d), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Credit Parties acquired the assets or stock, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other property or assets of the Credit Parties;
          (i) Liens on equity interests of any Special Purpose Subsidiary held by any Credit Party (other than the Hawaii Joint Venture); provided that such Liens do not encumber any other property or assets of any of the Credit Parties; and
          (j) Liens on Energy Conservation Financing Collateral in connection with an Energy Conservation Financing and Liens securing Indebtedness permitted under Section 8.1(h); provided that, in each case, such Liens do not encumber any other property or assets of any of the Credit Parties.
     8.3 Contingent Liabilities. The Credit Parties will not, and will not permit any Foreign Subsidiary to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:
          (a) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
          (b) Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 8.1, and any replacements thereof in amounts not exceeding such Guarantees;
          (c) Guarantees of any Indebtedness permitted under Sections 8.1 (a), (c), (d), (e), (g) and (i);
          (d) Guarantees of any Indebtedness permitted under Section 8.1 (b) (other than Indebtedness incurred by any Special Purpose Subsidiary);
          (e) obligations in respect of Letters of Credit;

          (f) any Construction Completion and Cost Overrun Guaranty delivered by the Borrower in connection with a Renewable Energy Project; and
          (g) any Renewable Energy Project Guaranty delivered by the Borrower in connection with a Renewable Energy Project, provided, however that:
          (i) one or more of the Core Domestic Ameresco Companies or Renewable Energy Subsidiaries shall control the operation and maintenance of the Renewable Energy Project during the term of the renewable energy purchase agreement with respect to such Renewable Energy Project;
          (ii) in connection with any delivery of a Renewable Energy Project Guaranty to a purchaser of landfill gas or energy derived from landfill gas, sunlight, wind or biomass, the credit rating or other credit quality of such purchaser shall be reasonably satisfactory to the Agent;
          (iii) in connection with any delivery of a Renewable Energy Project Guaranty to an owner of a landfill or other property used for a Renewable Energy Project, such landfill or other property owner shall have a business reputation reasonably satisfactory to the Agent; and
          (iv) in connection with the delivery of any Renewable Energy Project Guaranty, the Borrower shall deliver to the Agent (A) prior to the delivery of such Renewable Energy Project Guaranty, a certificate executed by the Chief Financial Officer of the Borrower certifying (based upon such consultation with the Borrower’s independent certified public accountants as the Borrower shall reasonably deem appropriate) that, in accordance with GAAP, such Renewable Energy Project Guaranty will not result in the accrual of a liability upon the consolidated balance sheet of the Core Ameresco Companies for the fiscal period during which such Renewable Energy Project Guaranty is delivered; (B) a copy of such Renewable Energy Project Guaranty and all other documents related thereto; and (C) such other information or reports as the Agent may reasonably request with respect to such Renewable Energy Project Guaranty.
     8.4 Fundamental Changes; Asset Sales.
          (a) No Credit Party will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). No Credit Party will acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases of property to be used in the ordinary course of business, Investments permitted under Section 8.5 and Capital Expenditures. No Credit Party will form or acquire any Subsidiary, other than a Special Purpose Subsidiary, without the express prior written consent of the Agent.
          (b) No Credit Party will convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) the sale, transfer, assignment or other disposition of the equity interests of a Special Purpose Subsidiary (other than the Hawaii Joint Venture), (y) other asset sales resulting in aggregate Net Cash Proceeds not to exceed $1,000,000 after the Effective Time) and (z) the sale, transfer, assignment or other disposition of a receivable in connection with an Energy Conservation Project Financing, provided that (i) the Credit Parties may sublease real property to the extent such sublease would not interfere with the operation of the business of the Credit Parties, (ii) any Core Domestic

Ameresco Company may convey, sell, lease, transfer or dispose of its assets or property to any other Core Domestic Ameresco Company, and (iii) any Credit Party or Canadian Subsidiary may convey, sell, transfer or otherwise dispose of a portion of the outstanding capital stock of any other Canadian Subsidiary, so long as no Change of Control shall result therefrom.
          (c) Notwithstanding the foregoing provisions of this Section 8.4:
          (i) (i) any Credit Party may be merged or combined with or into any other Credit Party (provided that if such merger involves the Borrower, (x) the Borrower shall be the surviving entity and (y) no Change of Control shall occur); and
          (ii) any Credit Party may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any other Credit Party.
          (d) in addition to the formation and acquisition of Special Purpose Subsidiaries permitted pursuant to subsection (a) of this Section 8.4 and subject to Sections 8.1, 8.2, 8.5 and the third sentence of Section 8.4(a), the Credit Parties may acquire all or substantially all of the business and assets of any corporation, partnership, limited liability company, or other entity located in and organized under the laws of the United States or any state thereof (“Permitted Acquisitions”), subject to satisfaction of the following conditions:
          (i) with respect to such Permitted Acquisitions, the aggregate purchase price (including, without limitation, any earn-out, non-compete, deferred compensation arrangement or other amounts deferred, financed or withheld in respect of the purchase price for, the amount of any Indebtedness assumed in connection with, and all fees and expenses incurred in connection with, such Permitted Acquisition) shall not exceed (x) $5,000,000 for any single Permitted Acquisition (or series of related Permitted Acquisitions) and (y) $10,000,000 in the aggregate for all Permitted Acquisitions consummated during any fiscal year;
          (ii) the business or assets so acquired shall be located in the United States and in the same or a substantially similar line of business as that of the Credit Parties;
          (iii) both immediately prior to and after giving effect to such Permitted Acquisition on a pro-forma basis incorporating such pro-forma assumptions as are satisfactory to the Agent in its reasonable discretion, the Credit Parties shall be in compliance with all financial covenants set forth in Section 8.10 hereof and the Borrower shall deliver to the Agent a Compliance Certificate demonstrating such compliance;
          (iv) the assets so acquired shall be transferred free and clear of any Liens (other than Liens permitted by Section 8.2) and no debt or liabilities shall be incurred, guaranteed, assumed or combined except to the extent otherwise permitted by Section 8.1;
          (v) the Agent shall have received Lien searches reasonably satisfactory to the Lender with respect to the assets being acquired;
          (vi) the Agent shall have received perfected Liens (subject only to Liens permitted by Section 8.2) on substantially all of the assets being acquired in such Permitted Acquisition, provided that such Liens shall not be required on any Property if (A) such Liens are prohibited pursuant to any agreement binding on the Person owning such Property and (B) the failure to obtain such Liens is not reasonably likely to have a Material Adverse Effect on the rights of and remedies available to the Lender;

          (vii) to the extent requested by the Agent, the Agent shall have received an opinion of counsel in each applicable jurisdiction reasonably satisfactory to it to the effect that the Liens granted pursuant to this Agreement are perfected security interests in such assets and as to such other matters as the Agent may reasonably require;
          (viii) in connection with such Permitted Acquisition, the Credit Parties shall deliver to the Agent (A) a copy of the purchase agreement pursuant to which such Permitted Acquisition will be consummated; (B) a copy of each existing material agreement relating to the assets to be acquired in such Permitted Acquisition and which is to be in effect after the consummation of such Permitted Acquisition; (C) a Compliance Certificate calculating compliance (as of the last day of the then most recently ended fiscal quarter) with the covenants set forth in Section 8.10 on a pro forma basis, assuming such acquisition had occurred prior to the first day of the earliest fiscal quarter included in the applicable test period for calculating such compliance; (D) the Credit Parties shall use best efforts to provide such other information or reports as the Lender may reasonably request with respect to such Permitted Acquisition; (E) to the extent available to the Credit Parties, historical financial statements (for the prior three fiscal years provided that if such statements are not available for the prior three fiscal years, historical financial statements for not less than the prior four fiscal quarters) of the entity whose assets are being acquired; and (F) if the Borrower is acquiring any interest in real property, and if required by the Agent, reports and other information in form, scope and substance reasonably satisfactory to the Agent and prepared by environmental consultants reasonably satisfactory to the Agent, concerning any environmental hazards or liabilities to which any Credit Party is likely to be subject with respect to such acquired real property;
          (ix) immediately prior to such Permitted Acquisition no Default shall have occurred and be continuing and after giving effect to such Permitted Acquisition, no Default shall have occurred and be continuing and no Material Adverse Effect shall result; and
          (x) such acquisition shall be consensual and shall have been approved by the board of directors or comparable governing body of the business so acquired.
     8.5 Investments; Hedging Agreements.
          (a) The Credit Parties will not make or permit to remain outstanding any Investment,
          (i) Investments consisting of Guarantees permitted by Section 8.3(e) and Indebtedness permitted by Section 8.1, Intercompany Indebtedness among the Core Domestic Ameresco Companies, Intercompany Indebtedness between the Credit Parties and the Hawaii Joint Venture to the extent permitted pursuant to Section 8.1(i), Intercompany Indebtedness between the Credit Parties and the Foreign Subsidiaries to the extent permitted pursuant to Sections 8.1(j) and (k), and capital contributions by any Core Domestic Ameresco Company to any other Core Domestic Ameresco Company;
          (ii) Permitted Investments;
          (iii) Permitted Acquisitions;
          (iv) Investments existing on the Restatement Date and set forth in Schedule 8.5 hereto;

          (v) Checking and deposit accounts with banks used in the ordinary course of business maintained with depository institutions that have executed Control Agreements; and
          (vi) Investments by the Credit Parties in Renewable Energy Subsidiaries; provided, that at the time of each such Investment and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the Credit Parties shall be in pro forma compliance with all financial covenants set forth in Section 8.10.
          (b) The Credit Parties will not enter into any Hedging Agreement, other than as required hereunder and Hedging Agreements entered into in the ordinary course of business with the prior written consent of the Agent to hedge or mitigate risks to which the Credit Parties are exposed in the conduct of their business or the management of their liabilities.
     8.6 Restricted Junior Payments. The Credit Parties will not declare or make any Restricted Junior Payment at any time; provided, however, that (a) any Subsidiary of any Core Ameresco Company may pay dividends to such Core Ameresco Company; (b) so long as no Default or Event of Default has occurred and is continuing and no Default or Event of Default shall be caused thereby, the Borrower may redeem or purchase (i) the capital stock or Equity Rights of any employee, officer or director of any Credit Party for aggregate cash consideration not to exceed $1,000,000 in any fiscal year and (ii) warrants or other equity interests held by Boston Capital for aggregate cash consideration not in excess of $11,320,000 at any time from and after the Restatement Date; (c) so long as no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall be caused thereby, the Borrower may declare and pay cash dividends, provided that (i) such payments shall be made only during the period commencing not earlier than 10 days after and ending not later than 90 days after, the date of delivery of the audited annual financial statements for the previous fiscal year required to be delivered by the Credit Parties pursuant to Section 7.1 (a) hereof, together with the Compliance Certificate required to be delivered pursuant to Section 7.1(c) hereof, and (ii) the Credit Parties shall have delivered to the Agent evidence that after giving effect to such payment, the Credit Parties shall be in projected pro-forma compliance with the financial covenants set forth in Section 8.10 hereof for the period of four fiscal quarters occurring immediately after such payment; and (d) so long as no Default under Section 9.1(a)(ii) or Event of Default shall have occurred and be continuing and no Event of Default shall be caused thereby, the Credit Parties may make regularly scheduled payments of interest but no principal in respect of Subordinated Indebtedness on the dates and in the amounts set forth in the applicable Subordinated Debt Documents.
     8.7 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Credit Parties will not directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:
          (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;
          (ii) the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.7 or are referred to in Section 8.6 (but only to the extent specified in such section); and

          (iii) the Credit Parties may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Credit Parties than those likely to be obtained in an arms’ length transaction between a Credit Party and a non-affiliated third party.
     8.8 Restrictive Agreements. The Credit Parties will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Credit Party that is a Subsidiary of another Credit Party to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.
     8.9 Sale-Leaseback Transactions. No Credit Party will directly or indirectly, enter into any arrangements with any Person whereby such Credit Party shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.
     8.10 Certain Financial Covenants.
          (a) Minimum Profitability. The Credit Parties shall not permit (i) the quarterly net income of the Core Ameresco Companies (determined on a consolidated basis in accordance with GAAP) for any two consecutive fiscal quarters to be less than $1, and (ii) the aggregate net income of the Core Ameresco Companies (determined on a consolidated basis in accordance with GAAP) for any period of four consecutive fiscal quarters to be less than $1.
          (b) Tangible Capital Base. The Credit Parties shall not permit the Tangible Capital Base as of (i) the end of each fiscal quarter ending during the period commencing on the Restatement Date and ending on September 30, 2008 to be less than $15,000,000, (ii) the end of each fiscal quarter ending during the period commencing on October 1, 2008 and ending on December 31, 2008 to be less than $20,000,000, and (iii) the end of each fiscal quarter thereafter, to be less than the minimum Tangible Capital Base required to be satisfied by the Core Ameresco Companies as of the last day of the fiscal year most recently ended plus 25% of the net income (without reduction for losses) of the Core Ameresco Companies (determined on a consolidated basis without duplication in accordance with GAAP) for the fiscal year most recently ended.
          (c) Minimum EBITDA. The Credit Parties shall not permit EBITDA of the Core Ameresco Companies for any period of four consecutive fiscal quarters to be less than $20,000,000.

          (d) Total Funded Debt to EBITDA Ratio. The Credit Parties shall not permit the ratio of (a) Total Funded Debt of the Core Ameresco Companies at any time to (b) EBITDA of the Core Ameresco Companies for the period of four consecutive fiscal quarters most recently ended prior to such time, to exceed 2.00 to 1.00.
          (e) Debt Service Coverage Ratio. The Credit Parties shall not permit the ratio of (a) Cash Flow of the Core Ameresco Companies at any time for the period of four fiscal quarters most recently ended prior to such time, to (b) Debt Service of the Core Ameresco Companies for such period of four fiscal quarters, to be less than 1.50 to 1.00.
     8.11 Lines of Business. The Credit Parties and all Subsidiaries of the Credit Parties will not engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Time and businesses substantially related thereto, and (ii) such other lines of business as may be consented to by the Required Lenders and the Agent, which consents shall not be unreasonably withheld or delayed. The Non-Core Energy Subsidiaries shall not engage in any line or lines of business activity other than the construction and operation of Non-Core Energy Projects. None of the Funding Subsidiaries shall engage in any line or lines of business activity other than business activities resulting from or permitted pursuant to the Huntington Beach Receivables Financing. The Hawaii Joint Venture shall not engage in any line or lines of business activity other than the construction and operation of the Hawaii Project.
     8.12 Other Indebtedness. The Credit Parties will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, except, to the extent permitted by Section 8.6.
     8.13 Modifications of Certain Documents. The Credit Parties will not consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Subordinated Indebtedness or any other Existing Debt.
     8.14 Transactions with Foreign Subsidiaries, Special Purpose Subsidiaries and Inactive Subsidiaries. Except as expressly permitted under this Agreement, no Credit Party shall take any of the following actions: (a) make any loan, advance or investment in or to a Foreign Subsidiary, Special Purpose Subsidiary or an Inactive Subsidiary; (b) transfer, sell, lease, assign, or otherwise dispose of any property to a Foreign Subsidiary, Special Purpose Subsidiary or an Inactive Subsidiary; (c) merge into or consolidate with a Foreign Subsidiary, Special Purpose Subsidiary or an Inactive Subsidiary; or (d) enter into any other transaction directly or indirectly with or for the benefit of a Foreign Subsidiary, Special Purpose Subsidiary or an Inactive Subsidiary.
ARTICLE IX
Events of Default
     9.1 Events of Default. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder:
          (a) the Credit Parties shall fail to pay to the Agent, the Issuing Lender, or the Lenders, (i) any principal of any Loan when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise or (ii) any interest or fees in respect of any Loan or any Reimbursement Obligation in respect of any LC Disbursement or any other Obligation of the Credit Parties to the Agent, the Issuing Lender, or the Lenders within three (3) Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;
          (b) any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;
          (c) the Credit Parties (i) shall fail to observe or perform any covenant, condition or agreement contained in Sections 7.1, 7.2, 7.5, 7.6, 7.8, 7.9, 7.10, 7.12, 7.14, or in Article 8 (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of the Credit Parties at any measurement date to satisfy any financial covenant set forth in Section 8.10 shall not be deemed to be “cured” or remedied by the Credit Parties’ satisfaction of such financial covenant at any subsequent measurement date) or (ii) shall fail to observe or perform any other covenant, condition or agreement contained in Sections 7.3, 7.4, 7.7, 7.11, or 7.13 and such failure described in this clause (ii) shall continue unremedied for a period of 30 days after the earlier of (x) actual knowledge by an officer of any Credit Party or (y) notice thereof from the Agent (given at the request of any Lender) to the Credit Parties;
          (d) the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section 9.1) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent (at the request of any Lender) to the Credit Parties;
          (e) the Credit Parties shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;
          (f) any event or condition occurs that results in (i) any Material Indebtedness of any Credit Party becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) the lease with respect to any Material Rental Obligation of any Credit Party being terminated prior to its scheduled expiration date or that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Material Canadian Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Canadian Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) any Credit Party or any Material Canadian Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Canadian Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) any Credit Party or any Material Canadian Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;
          (j) a final judgment or judgments for the payment of money (x) in excess of $1,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (y) in excess of $2,500,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
          (k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (l) there shall occur any Change of Control;
          (m) any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time (other than by reason of the Agent relinquishing such Lien) cease in any material respect to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Loan Document shall be contested by any Credit Party;
          (n) there shall occur any material loss theft, damage or destruction of any Collateral not fully covered (subject to such reasonable deductibles as the Agent shall have approved) by insurance;
          (o) any Guarantor shall assert that its obligations under any Loan Document shall be invalid or unenforceable;
          (p) the Credit Parties shall become liable for Renewable Energy Project Guaranty Liabilities in an aggregate amount of $5,000,000 or greater, outstanding at any time.
     9.2 Rights and Remedies Upon any Event of Default. Upon the occurrence of any Event of Default hereunder, then, and in every such event (other than an event described in clause (g) or (h) of Section 9.1), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) notify the Borrower that the outstanding principal of the Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Loans shall bear interest at the Post-Default Rate, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (iv) the Agent, the Issuing Lender, and the Lenders may exercise all of the rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Credit Parties or any Subsidiary described in clause (g) or (h) of Section 9.1, the Commitments shall automatically terminate, the principal of the Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable, and the Borrower shall provide cash collateral in accordance with Section 2.4(h) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Agent, the Issuing Lender, and the Lenders shall be permitted to exercise such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law.
     9.3 Receivership. Without limiting the generality of the foregoing or limiting in any way the rights of the Agent or the Lenders hereunder or under the other Loan Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Loan shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Agent shall have provided to the Borrower not less than ten (10) days’ prior written notice of its intention to apply for a receiver, the Agent shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Agent to enforce the Lenders’ and the Agent’s rights and remedies hereunder and under the other Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH CREDIT PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS’ AND THE AGENT’S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO THE BORROWER; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL. THE LENDERS AND AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 9.3 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE RIGHT OF CREDIT PARTIES TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME.

ARTICLE X
The Agent
     10.1 Appointment and Authorization.
          (a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agent, the Lenders and the Issuing Lender, and, except with respect to Section 10.6, neither the Borrower nor any Credit Party shall have rights as a third party beneficiary of any such provisions.
          (b) The Agent shall also act as the “collateral agent” under the Loan Documents and each of the Lenders and the Issuing Lender hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 10.5 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted hereunder or under any other Loan Document, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.
     10.2 Agent’s Rights as Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Duties As Expressly Stated. Neither the Agent nor the Issuing Lender shall have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) neither the Agent nor the Issuing Lender shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Agent nor the Issuing Lender shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Agent or Issuing Lender is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action) and (c) except as expressly set forth herein and in the other Loan Documents, neither the Agent nor the Issuing Lender shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the financial institution serving as the Agent or the Issuing Lender or any of its Affiliates in any capacity. Neither the Agent nor the Issuing Lender shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action) or all of the Lenders if expressly required, or in the absence of its own gross negligence or willful misconduct. Neither the Agent nor the Issuing Lender shall be deemed to have knowledge of any Default other than a Default of the types specified in Section 9.1 (a) unless and until written notice thereof is given to the Agent or the Issuing Lender by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or the Issuing Lender. Neither the Agent nor the Issuing Lender shall, except to the extent the Agent expressly instructed by the Required Lenders with respect to collateral security hereunder and under the other Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.
     10.4 Reliance By Agent. The Agent and the Issuing Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent and the Issuing Lender also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent and the Issuing Lender may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent and the Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Agent from performing any action with respect to the Borrower expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Agent and the Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     10.5 Action Through Sub-Agents. The Agent and the Issuing Lender may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Agent or the Issuing Lender. The Agent and the Issuing Lender and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and the Issuing Lender and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agent or the Issuing Lender.
     10.6 Resignation of Agent and Appointment of Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Credit Parties, to appoint a successor

Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent, which shall be a bank with an office in Boston, Massachusetts or New York, New York, or an Affiliate of any such bank. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Agent, its sub- agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Loan Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Loan Lender, (b) the retiring Issuing Lender and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
     10.7 Lenders’ Independent Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, neither the Agent nor the Issuing Lender has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. Neither the Agent nor the Issuing Lender shall be deemed a trustee or other fiduciary on behalf of any party.
     10.8 Indemnification. Each Lender agrees to indemnify and hold harmless the Agent and the Issuing Lender (to the extent not reimbursed under Section 11.3, but without limiting the obligations of the Borrower under Section 11.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans and Total LC Exposure held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and Total LC Exposure held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent or the Issuing Lender (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Agent or the Issuing Lender under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby

(including the costs and expenses that the Borrower is obligated to pay under Section 11.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this Section 10.8 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.
     10.9 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the Issuing Lender hereunder.
     10.10 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Issuing Lender and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Agent under Sections 2.10 and 11.3) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 11.3. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender or to authorize the Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.
     10.11 Guaranty Matters. Each Lender and the Issuing Lender hereby irrevocably authorizes the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Agent at any time, each Lender and the Issuing Lender will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

     10.12 Collateral Matters.
          (a) Each Lender and the Issuing Lender hereby irrevocably authorizes and directs the Agent to enter into the Collateral Documents for the benefit of such Lender and the Issuing Lender. Each Lender and the Issuing Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.2, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the Issuing Lender. The Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the Issuing Lender, without the necessity of any notice to or further consent from any Lender or the Issuing Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.
          (b) Each Lender and the Issuing Lender hereby irrevocably authorize the Agent, at its option and in its discretion:
          (i) to release any Lien on any property granted to or held by the Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and the Issuing Lender shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) that is sold, transferred, assigned, financed or otherwise disposed of in connection with an Energy Conservation Project or Renewable Energy Project, (D) subject to Section 11.2, if approved, authorized or ratified in writing by the Required Lenders, (E) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default or (F) as otherwise provided under Section 11.13; and
          (ii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.
Upon request by the Agent at any time, each Lender and the Issuing Lender will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 10.12.
          (c) Subject to (b) above, the Agent is hereby irrevocably authorized by each Lender and the Issuing Lender, to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to the Agent for the benefit of the Agent, the Lenders and the Issuing Lender herein or pursuant hereto upon the applicable Collateral; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Credit Party in respect of) all interests retained by the Borrower or any other Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

          (d) The Agent shall have no obligation whatsoever to any Lender, the Issuing Lender or any other Person to assure that the Collateral exists or is owned by the Borrower or any other Credit Party or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.12 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders or the Issuing Lender.
          (e) Each Lender and the Issuing Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ and the Issuing Lender’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the Issuing Lender (other than the Agent) obtain possession of any such Collateral, such Lender or the Issuing Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.
ARTICLE XI
Miscellaneous
     11.1 Notices.
          (a) Notices, Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to any Credit Party, to Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, MA 01701, Attention: Chief Financial Officer (Fax no. (508) 661-2201) with a copy to Choate, Hall & Stewart, Two International Place, Boston, Massachusetts 02110, Attention: John F. Ventola (Fax no. ((617) 248-4000);
          (ii) if to the Agent, to Bank of America, N.A., 100 Federal Street, Mail Stop MA5-100-07-07, Boston, Massachusetts 02110, Attention: John F. Lynch (Fax no.: (617) 434-4896), with a copy to Edwards Angell Palmer & Dodge, LLP, 111 Huntington Avenue at Prudential Center, Boston, MA 02119, Attention: George Ticknor, Esq. (Fax no. (617) 227-4420); and
          (iii) if to any Lender (including Bank of America in its capacity as the Issuing Lender), to it at its address (or fax number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Electronic Communications. Notices and other communications to Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Borrower, the Agent, the Issuing Lender and Swing Loan Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the Issuing Lender and Swing Loan Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

          (e) Reliance by Agent, Issuing Lender and Lenders. The Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Advance Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     11.2 Waivers; Amendments.
          (a) No failure or delay by the Agent, the Issuing Lender, or the Lenders in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Lender, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the written consent of the Required Lenders and the Agent; provided that no such agreement shall:
          (i) increase the Commitment of any Lender without the written consent of such Lender and the Agent;
          (ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon (other than the decision not to charge, or to cease to charge, Post-Default Interest), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;
          (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation other than mandatory prepayments of the Loans required under Section 2.9(b), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan, or postpone the scheduled date of expiration of any Commitment, or extend the ultimate expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;
          (iv) except as expressly set forth in clause (x) below, change Section 2.9(c) in a manner that would alter the application of prepayments thereunder, or change Section 2.8(b) or

(c) in a manner that would alter the pro rata sharing of payments required thereby, without in each case the written consent of each Lender;
          (v) alter the rights or obligations of the Borrower to prepay Loans (other than mandatory prepayments of Loans under Section 2.9(b)) without the written consent of each Lender affected thereby;
          (vi) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;
          (vii) release any of the Guarantors from its obligations in respect of its Guarantee under Article 3 or release any material portion of the Collateral (or terminate any Lien with respect thereto), except as expressly permitted in this Agreement, without the written consent of each Lender;
          (viii) waive any of the conditions precedent specified in Section 6.1 without the written consent of each Lender and the Agent; or
          (ix) subordinate the Loans to any other Indebtedness, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Swing Loan Lender or the Issuing Lender hereunder without the prior written consent of the Agent, the Swing Loan Lender or the Issuing Lender, as the case may be.
          (c) Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of any of Loan shall be effective against all Lender unless the Required Lenders shall have concurred with such waiver or modification.
     11.3 Expenses; Indemnity: Damage Waiver.
          (a) The Credit Parties jointly and severally agree to pay, or reimburse the Agent or the Lenders, as applicable, for paying, (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Agent, the Issuing Lender, or any Lender, including the fees, charges and disbursements of any counsel for the Agent, the Issuing Lender, or any Lender, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 11.3, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iv) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.
          (b) The Credit Parties jointly and severally agree to indemnify the Agent, the Issuing Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Subsidiary, or any Environmental Liability related in any way to any Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Agent under paragraph (a) or (b) of this Section 11.3, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Issuing Lender under paragraph (a) or (b) of this Section 11.3, each Revolving Credit Lender severally agrees to pay to the Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Lender in its capacity as such.
          (d) To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section 11.3 shall be payable within ten (10) Business Days after written demand therefor.
          (f) The agreements in this Section 11.3 shall survive the resignation of the Agent, the Issuing Lender and the Swing Loan Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

     11.4 Successors and Assigns.
          (a) Successors and Assigns, Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, the Issuing Lender and the Agent no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Agent, the Issuing Lender, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts:
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and
          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Loan Lender’s rights and obligations in respect of Swing Loans;

          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
          (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Competitor and for any other assignment; provided, that the consent of the Borrower shall not be required in connection with any assignment to a non-Competitor if (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;
          (B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and
          (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.
          (v) No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the

Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Reimbursement Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.2 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.12(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Resignation as Issuing Lender or Swing Loan Lender. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Loan Lender. In the event of any such resignation as Issuing Lender or Swing Loan Lender, the Borrower shall be entitled to appoint from among Lenders a successor Issuing Lender or Swing Loan Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Loan Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4(c)). If Bank of America resigns as Swing Loan Lender, it shall retain all the rights of Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Swing Loans pursuant to Section 2.6(d). Upon the appointment of a successor Issuing Lender and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Loan Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     11.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties and their Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, and 10.3 and subsection 2.3(g) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
     11.6 Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent or its counsel constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Loan Document or UCC Financing Statement to the “Credit Agreement” to which the Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     11.8 Right of Setoff. Each Credit Party hereby grants to the Agent, and each Lender that from time to time maintains any deposit accounts, holds any funds or otherwise becomes indebted to the Credit

Parties a security interest in all deposits (general or special, time or demand, provisional or final) and funds at any time held and other indebtedness at any time owing by the Agent, or any Lender to or for the credit or the account of any Credit Party as security for the Obligations, and the Credit Parties hereby agree that the Agent, and each Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other funds at any time held and other indebtedness at any time owing by the Agent, or such Lender to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not the Agent or the Lenders shall have made any demand under this Agreement and although any of the Obligations may be unmatured. The rights of the Agent and each Lender under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) which the Agent or any such Lender may have.
     11.9 Subordination by Credit Parties. The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to another Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may make and receive such payments as shall be customary in the ordinary course of the Credit Parties’ business. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.
     11.10 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent, the Issuing Lender, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or any Subsidiary or its properties in the courts of any jurisdiction.
          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 11.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     11.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.
     11.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     11.13 Release of Collateral and Guarantees. The Agent and the Lenders agree that if all of the capital stock of or other equity interests in any Subsidiary that is owned by the Credit Parties is sold to any Person as permitted by the terms of this Agreement and the other Loan Documents, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of this Agreement and such Subsidiary is not the continuing or surviving corporation, the Agent shall, upon request of the Borrower (and upon the receipt by the Agent of such evidence as the Agent or any Lender may reasonably request to establish that such sale, designation, merger or consolidation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article 3 hereof and authorize the Agent to release the Liens created by the Loan Documents on any capital stock of or other equity interests in such Subsidiary. The Agent and the Lenders further agree that if any task order or contract of any Credit Party shall become Energy Conservation Financing Collateral as permitted by the terms of this Agreement, the Agent shall, upon request by the Borrower (and upon the receipt by the Agent of such evidence as the Agent or any Lender may reasonably request to establish that grant of such security interest in such task orders or contracts in favor of the Energy Conservation Project Financing Agent is permitted by the terms of this Agreement), release the Lien created by the Loan Documents on such Energy Conservation Financing Collateral.
     11.14 Confidentiality. The Agent, the Issuing Lender and each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with its customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Agent or any Lender, (b) its employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s                      that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction the Agent or such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 11.13, (f) to the extent required in connection with any litigation between any Credit Party and the Agent or any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent.
     11.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, the Issuing Lender or any Lender, or the Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by the Agent are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agent, on the other hand, (B) each of the Borrower and the other Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and ( C) the Borrower and each other Credit Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Credit Party, or any of their respective Affiliates, or any other Person and (B) the Agent does not have any obligation to the Borrower, any other Credit Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and the Agent has no obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waive and release, any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     11.18 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER AMERESCO, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

GUARANTORS AMERESCO ENERTECH, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

E.THREE CUSTOM ENERGY SOLUTIONS, LLC, By: Sierra Energy Company, its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

AMERESCOSOLUTIONS, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

AMERESCO PLANERGY HOUSING, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

[Signature Page to Amended and Restated Credit and Security Agreement]

SOLUTIONS HOLDINGS, LLC By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO FEDERAL SOLUTIONS, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

SIERRA ENERGY COMPANY
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

AMERESCO SELECT, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

AMERESCO HAWAII LLC By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO SOLAR – SOLUTIONS, INC.
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Treasurer

[Signature Page to Amended and Restated Credit and Security Agreement]

AMERESCO SOLAR-PRODUCTS LLC By: Ameresco Solar LLC, its sole member By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO SOLAR, LLC By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO SOLAR – TECHNOLOGIES LLC By: Ameresco Solar LLC, its sole member By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO WOODLAND MEADOWS ROMULUS LLC By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO NORTHAMPTON LLC By: Ameresco, Inc., its sole member
By:	/s/ Andrew B. Spence
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

[Signature Page to Amended and Restated Credit and Security Agreement]

AGENT AND LENDER BANK OF AMERICA, N.A., as Administrative Agent and a Lender
By:	/s/ John F. Lynch
	Name:	John F. Lynch
	Title:	Senior Vice President

[Signature Page to Amended and Restated Credit and Security Agreement]

SCHEDULE 1.1
Material Owned Properties
None.

SCHEDULE 1.4
Designated Financial Officers
George P. Sakellaris, President
Andrew Spence, Chief Financial Officer
Alan Winkler, Controller

SCHEDULE 2.4
Existing Letters of Credit
None.

SCHEDULE 4.2
Websites and Domain Names
ameresco.com
ameresco.net
amerescopv.com
amerescosolar.com
amerescosolutions.com
energyefficiency.com
betterschoolspartnership.org
betterschoolspartnership.net
betterschoolspartnership.com
selectenergysi.com
ameresco.ca
pvesco.com
southwestpv.com
amerescoaxis.com
Networks Solutions is the administrative contact used in connection with the registration of the domain names.

SCHEDULE 4.3
Fixtures, etc.
1. e.three Custom Energy Solutions, LLC: City Centre Chiller Plant Facility, 128 South Fourth Street, Las Vegas, Nevada 89101.
2. Ameresco Woodland Meadows Romulus LLC: Landfill Gas Recovery Plant, 4620 Hannan Road, Wayne, Michigan 48189.
3. Ameresco Northampton LLC: Containerized Landfill Gas Generation System, 170 Glendale Road, Florence, Massachusetts 01062.

SCHEDULE 5.3
Governmental Approvals; No Conflicts
None.

SCHEDULE 5.4
Financial Condition; No Material Adverse Changes
None.

SCHEDULE 5.5
Properties; Proprietary Rights; Real Property Assets
(b)(c) Patents:      None.
     Trademarks:

Mark	Country	Regis. No.	Regis. Date
AMERESCO	United States	3241224	05/15/07
AMERESCO and design	United States	3243480	05/22/07

ENFOTRAK	United States	2432771	03/06/01

All other unregistered Trademarks controlled or used by the Credit Parties.

Copyrights:	All common law Copyrights controlled by the Credit Parties.

(d)	Real Property Assets and Leases:

Leased Properties:
101 Post Road, Anchorage, AK 99516
6633 Brayton Drive, Suite A, Anchorage, AK 99507
610 Wind Song Drive, Anchorage, AK 99516
100 Canyon Park Circle, Suite C, Pelham, AL 35124
2202 West Medtronic Way, Tempe, AZ 85282
8310 S. Valley Highway, 3rd Floor, Englewood, CO 80112
1101 Pennsylvania Avenue, 7th Floor, Washington, DC
2202 N. Westshore Blvd., Ste. 205, Tampa, FL 33607
1900 Spring Road, Suite 400 & 420, Oak Brook, IL
8900 Keystone Crossing, Suite 1075, Indianapolis, IN 46240
6750 Antioch Road, Suite 103, Merriam, KS 66204
9000 Wessex Place, Suite 304, Louisville, KY 40222
125 Johnny Dufren Drive, Unit 102, Mathews, LA 70374
5565 Sterrett Place, Suite 400, Columbia, MD 21044
111 Speen Street, Suite 410, Framingham, MA 01701
48 Union Wharf, Portland, ME 04101
28800 Orchard Lake Road, Farmington Hills, MI 48334
9900 Clayton Road, Ste. E, St. Louis, MO 63117
5200 77 Center Drive, Charlotte, NC 28217
639 Isbell Road, Suite 360, Reno, NV 89509
50 Front Street, Ste. 201, Newburgh, NY 12550
25 Melville Park Road, Melville , NY 11747
9 Cornell Road, Latham, NY 12110
506 East Washington Street, Suite B, Syracuse NY 13020
802 Clare Avenue, Portsmouth, OH 45662
200 E. Campus View Blvd., Suite 218, Columbus, OH 43235
One E. Uwchlan Ave., Ste. 302, Exton, PA 19341
1820 Midpark Dr., Suite B, C & F, Knoxville, TN 37921
1726A General George Patton Drive, Brentwood, TN 37027
7929 Brookriver Drive, Suite 250, Dallas, TX
9801 Westheimer, Houston, TX 77042
212 E. Main, Tomball, TX 77375
217 Texas Street, Tomball, TX 77375
700 Business Center, Suite 1623, Richmond, VA 23219
1330 N. Washington Street, Suite 300, Spokane, WA 99201
Woodland Meadows Landfill 4620 Hannon Road, Wayne, MI 48189
Northampton Landfill 170 Glendale Road, Florence, MA 01062; Easement Agreement
City Centre Chiller Plant 128 South Fourth Street, Las Vegas, NV 89101
Owned Properties: None.

SCHEDULE 5.6
Litigation and Environmental Matters
(a) Action, Suits or Proceedings:
1. Kyocera Solar, Inc. v. David Arrowood and Jane Doe Arrowood, husband and wife, Jeff Brady and Jane Doe Brady, husband and wife, Steve Gildden and Jane Doe Gildden, husband and wife, Rich Griswold and Jane Doe Griswold, husband and wife, David Larche and Jane Doe Larche, husband and wife, Joel Oatman and Jane Doe Oatman, husband and wife, Chris Pinelli and Jane Doe Pinelli, husband and wife, Robert Rallo and Jane Doe Rallo, husband and wife, Robert Rickman and Jane Doe Rickman, husband and wife, Jim Hulme, an individual, Ameresco Solar Products, LLC f/k/a PV Energy Solutions LLC and Ameresco, Inc.
April 2008. Each individual defendant (other than spouses) is employed by the Borrower and was previously employed by the plaintiff. The plaintiff alleges, among other things, that one or more of the individual defendants copied and/or removed files and documents containing the plaintiff’s confidential and proprietary information. A forensic computer consultant, at Borrower’s expense, has removed such electronic files from all of the Borrower’s computers and computer systems and returned such files to the plaintiff. The Borrower has instructed the individual defendants to refrain from using such files and/or putting such files on the Borrower’s computers and computer systems. The claim alleges a violation of the Uniform Trade Secrets Act, Intentional Interference with Business Expectancy, Unfair Competition, Conversion, Unjust Enrichment, Aiding and Abetting Misappropriation as to the all of the above defendants. Other claims relating to the individuals are also alleged; however they do not apply to the corporate defendants. The parties entered into a stipulated preliminary injunction May 1, 2008 whereby the defendants agreed to (i) return to the plaintiff all of the plaintiff’s confidential and proprietary documentation and (ii) refrain from using or disclosing any of the plaintiff’s confidential and/or proprietary documentation or information.
(b) Environmental Liability: None.

SCHEDULE 5.7
Compliance with Laws and Agreements
None.

SCHEDULE 5.9
Taxes
None.

SCHEDULE 5.10
Pension Plans
None.

SCHEDULE 5.12
Capitalization
Ameresco, Inc.
Capital Stock Summary

			Issued			Equivalent
			Number	Treasury	Treasury	Number	Ownership
Type	Buyer	Price	of Shares	Shares	Shares	of Shares	Interest
Preferred Shares	G. P. Sakellaris	$1.00	3,000,000			9,000,000	60.93%
Preferred Shares	A. Sakellaris (Consultant)	$1.00	150,000			450,000	3.05%
Preferred Shares	A. Winkler	$1.00	10,000			30,000	0.20%
Preferred Shares	D. Corrsin	$1.00	50,000			150,000	1.02%

Total – Preferred Shares			3,210,000	—	$—

Common Stock	G. P. Sakellaris	$0.01667	675,000			675,000	4.57%
Common Stock	S. Byrne (BCIA)	$0.90000	666,667			666,667	4,51%
Common Stock	W. Kremer (BCIA)	$0.90000	666,667			666,667	4.51%
Common Stock			30,000	(30,000)	(52,500)
Common Stock	A. Sakellaris (Consultant)	$1.75000		100,000	175,000	100,000	0.68%
Common Stock	A. Sakellaris (Consultant)	$1.75000		100,000	175,000	100,000	0.68%
Common Stock	D. Anderson	$0.01670	600,000	(90,000)	(613,800)	510,000	3.45%
Common Stock	D. Corrsin	$0.01670	600,000			600,000	4.06%
Common Stock	K. Devlin Ruggiero	$0.01670	150,000	(25,125)	(171,353)	124,875	0.85%
Common Stock	All Others	$0.01670	3,551,100	(1,852,650)	(2,136,832)	1,698,450	11.50%

Total – Common Shares			6,939,434	(1,797,775)	$2,624,484)		100.00%

Equity Rights:
Warrants for common stock	1,000,000	$0.01
Warrants for common stock	800,000	$0.60

Incentive Stock Options	5,442,750	$3.99

Restricted shares to be vested in October 2009
	1,000,000	$6.82
See Schedule 5.13 for capitalization of subsidiaries.

SCHEDULE 5.13
Subsidiaries

		JURISDICTION	PERSONS HOLDING
		OF	OWNERSHIP INTERESTS;		TYPE OF
LEGAL NAME	ENTITY TYPE	ORGANIZATION	INTERESTS HELD OR PERCENTAGE HELD	AUTHORIZED SHARES	SUBSIDIARY
Ameresco Enertech, Inc.	corporation	KY	Borrower owns 100% of the issued and outstanding shares; 100 shares	1,000 shares of common stock, no par value	Guarantor
e.three Custom Energy Solutions, LLC	limited liability company	NV	Sierra Energy Company owns 100% of the equity interest	—	Guarantor
Sierra Energy Company	corporation	NV	Borrower owns 100% of the issued and outstanding shares; 1,000 shares	25,000 shares of common stock at $1.00 par value	Guarantor
AmerescoSolutions, Inc.	corporation	NC	Borrower owns 100% of the issued and outstanding shares; 166 shares	1,000 shares of common stock at $100.00 par value	Guarantor
Ameresco Planergy Housing, Inc.	corporation	DE	Borrower owns 100% of the issued and outstanding shares; 1,000 shares	1,000 shares of common stock at $1.00 par value	Guarantor
Solutions Holdings, LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Guarantor
Ameresco Federal Solutions, Inc.	corporation	TN	Solutions Holding, LLC owns 100% of the issued and outstanding shares; 874 shares	100,000 shares of common stock, no par value	Guarantor
Ameresco Select, Inc.	corporation	MA	Borrower owns 100% of the issued and outstanding shares; 100 shares	100 shares of common stock at $1.00 par value	Guarantor
Ameresco Solar — Solutions, Inc.	corporation	TX	Ameresco Solar LLC owns 100% of the issued and outstanding shares; 100,000 shares	250,000 shares of common stock at $25.00 par value	Guarantor
Ameresco Solar — Products LLC	limited liability company	DE	Ameresco Solar LLC owns 100% of the equity interest	—	Guarantor
Ameresco Hawaii LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Guarantor
Ameresco Woodland Meadows Romulus LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Guarantor
Ameresco Northampton LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Guarantor
Ameresco Solar LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Guarantor
Ameresco Solar — Technologies LLC	limited liability company	DE	Ameresco Solar LLC owns 100% of the equity interest	—	Guarantor

Speen Street Holdings I, LLC	limited liability company	DE	Ameresco Huntington Beach, L.L.C. owns 100% of the equity interest	—	Funding Subsidiary
Speen Street Holdings II, LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Funding Subsidiary
Speen Street Holdings III, LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Funding Subsidiary
Speen Street Holdings IV, LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Funding Subsidiary
Ameresco Funding I, LLC	limited liability company	DE	Speen Street Holding I, LLC owns 100% of the equity interest	—	Funding Subsidiary
Ameresco Funding II, LLC	limited liability company	DE	Speen Street Holding II, LLC owns 100% of the equity interest	—	Funding Subsidiary
Ameresco Funding III, LLC	limited liability company	DE	Speen Street Holding III, LLC owns 100% of the equity interest	—	Funding Subsidiary
Ameresco Funding IV, LLC	limited liability company	DE	Speen Street Holding IV, LLC owns 100% of the equity interest	—	Funding Subsidiary

Ameresco Canada Inc.	corporation	Canada	Borrower owns 100% of the issued and outstanding shares; 100 shares	unlimited shares authorized, no par value	Canadian Subsidiary
Ameresco Quebec Inc.	corporation	Quebec	Ameresco Canada Inc. owns 100% of the issued and outstanding shares; 250 shares	unlimited class A voting shares authorized, no par value	Canadian Subsidiary

Ameresco Chiquita Energy LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Palmetto LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco LFG Holdings LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Janesville LLC	limited liability company	DE	Ameresco LFG Holdings LLC holds 100% equity interest	—	Renewable Energy Subsidiary
Ameresco Pine Bluff LLC	limited liability company	DE	Ameresco LFG Holdings LLC holds 100% equity interest	—	Renewable Energy Subsidiary
Ameresco LFG — I, Inc. d/b/a Ameresco Goshen	corporation	DE	Ameresco LFG Holdings LLC owns 100% of issued and outstanding shares; shares	1,000 shares common stock at $0.0001 par value	Renewable Energy Subsidiary
Ameresco Chicopee Energy LLC	limited liability company	DE	Ameresco LFG Holdings LLC owns 100% equity interest	—	Renewable Energy Subsidiary
Ameresco Renewable Energy LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco LFG Holdings II LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Santa Cruz Energy LLC	limited liability company	DE	Ameresco LFG Holdings II LLC owns 100% equity interest	—	Renewable Energy Subsidiary
Ameresco Half Moon Bay LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Delaware Energy LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco McCarty Energy LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Keller Canyon LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Skunk Creek LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Stafford LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Jefferson City LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Pontiac LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Cumberland LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Golden Triangle LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco San Antonio LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Evansville LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Greenridge LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Santa Clara LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Woodland Meadows LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Renewable Energy Subsidiary
Ameresco Canada Wind Power Inc.	corporation	Canada	Ameresco Canada Inc.owns 100% of the issued and outstanding shares; 100 shares	unlimited shares authorized, no par value	Renewable Energy Subsidiary
Ameresco Colchester 1 Inc.	corporation	Canada	Ameresco Canada Wind Power Inc. owns 100% of the issued and outstanding shares; 100 shares	unlimited shares authorized, no par value	Renewable Energy Subsidiary

Ameresco Mt. Olive LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Inactive Subsidiary
Mount Olive Community Development Fund LLC	limited liability company	DE	Borrower owns 99.9% and Ameresco Mt. Olive LLC owns 0.01% of the equity interest	—	Inactive Subsidiary
Energy Investment, Inc.	corporation	MA	AmerescoSolutions, Inc. owns 100% of the issued and outstanding shares; 250 shares	250,000 shares common stock at $1.00 par value	Inactive Subsidiary
EI Fund One, Inc.	corporation	MA	Energy Investment, Inc. owns 100% of the issued and outstanding shares; 100 shares	300,000 shares common stock at $1.00 par value	Inactive Subsidiary
Ameresco Wind New York LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Inactive Subsidiary
Ameresco MT Wind, LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Inactive Subsidiary

Ameresco Huntington Beach, L.L.C.	limited liability company	DE	Borrower owns 100% of the equity interest	—	Non-Core Energy Subsidiary
Ameresco CT LLC	limited liability company	DE	Borrower owns 100% of the equity interest	—	Non-Core Energy Subsidiary
HEC/Tobyhanna Energy Project, Inc.	limited liability company	MA	Ameresco Select, Inc. owns 100% of the issued and outstanding shares; 100 shares	100 shares of common stock at $1.00 par value	Non-Core Energy Subsidiary
HEC/CJTS Energy Center LLC	limited liability company	DE	Ameresco Select, Inc. owns 100% of the equity interest	—	Non-Core Energy Subsidiary

ERI/HEC EFA-Med, LLC	limited liability company	DE	Ameresco Select, Inc. and NORESCO, LLC each own 50% of the equity interest	50% equity interest	Special Purpose Subsidiary
Ameresco/Pacific Energy JV	general partnership	HI	Ameresco Hawaii LLC owns 99% of the partnership interest and Pacific Energy Strategies LLC owns 1% of the partnership interest	99% partnership interest	Special Purpose Subsidiary

Ameresco S.A.	corporation	Greece	Borrower owns 99% of the issued and outstanding shares; 59,400 shares and AmerescoSolutions, Inc. owns 1% of the issued and outstanding shares; 600 shares	60,000 registered shares	Foreign Subsidiary

SCHEDULE 5.14
Material Indebtedness, Liens and Agreements
(a)	Material Indebtedness:
1.	The Subordinated Note.

2.	Indebtedness in respect of the Contingent Amount (as defined in the Exelon Acquisition Agreement) required to be paid by the Borrower pursuant to the Exelon Acquisition Agreement.

3.	(see table below)

CREDIT PARTY	LENDER	FACE AMOUNT	PROJECT NAME/TASK ORDER NUMBER
Ameresco Federal Solutions, Inc.	Bank of America	$14,855,072	(Coast Guard) HSCG83-08-R-3YD003
Ameresco Federal Solutions, Inc.	Bank of America	$ 5,861,340	(Hill AFB Phase 3) DEAM3602NT41457-0003
Ameresco Select, Inc.	United Financial	$ 3,419,504	(NREL) DEAD36-07GO27359
Ameresco Select, Inc.	United Financial	$ 6,372,437	(Ft. Huachucha) DACA87-97-D-0001-0004
Ameresco Federal Solutions, Inc.	Bostonia Federal Leasing	$ 1,884,254	(Hill AFB Mod.) DEAC2602NT41457-0001 Mod. 8
(b)	Liens:
1. See above table for Liens. The Credit Parties have sold the contract payments due from the government under their respective Task Orders to the applicable lenders, all in accordance with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15. Each lender has a Lien covering only the contract payments due from the government under the applicable Task Order.
(c)	Material Contracts:
1.	None.

SCHEDULE 5.19
Labor and Employment Matters
(a)	None.

(b)	None.

(c)	None.

SCHEDULE 5.20
Bank Accounts
Ameresco Inc. & Subsidiaries — Bank Accounts Listing

Company	Bank Name	Address	Type	Account Number
Ameresco, Inc.	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Checking	XXXXXXX
Ameresco, Inc.	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Deposit	XXXXXXX
Ameresco, Inc.	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Deposit	XXXXXXX
Ameresco, Inc.	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Deposit	XXXXXXX
Ameresco, Inc.	Bank of America Securities	200 N. College Street, 3rd Floor, NC1-004-03-45, Charlotte,	Investment	XXXXXXX
Ameresco, Inc.	Citizen’s Bank	PO Box 6550, Providence, RI, 02940	Checking (1)	XXXXXXX
Ameresco, Inc.	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Deposit	XXXXXXX

Ameresco Enertech, Inc.	Citizen’s Bank	PO Box 6550, Providence, RI, 02940	Deposit (2)	XXXXXXX

AmerescoSolutions, Inc.	Citizen’s Bank	PO Box 6550, Providence, RI, 02940	Checking (3)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	303 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	304 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	305 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	306 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	299 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	300 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	301 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	302 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	311 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	312 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	313 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX
AmerescoSolutions, Inc.	Wells Fargo Northeast, N.A.	314 South Main Street, 12th Floor, Sale Lake City, UT 84111	Deposit (4)	XXXXXXX

Ameresco Federal Solutions, Inc.	Suntrust Bank	Atlanta, GA	Checking (5)	XXXXXXX
Ameresco Federal Solutions, Inc.	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Checking	XXXXXXX

Ameresco Select, Inc.	Citizen’s Bank	PO Box 6550, Providence, RI, 02940	Deposit (6)	XXXXXXX
Ameresco Select, Inc.	Black Rock	100 Bellevue Parkway, Wilmington, DE 19809	Deposit (4)	XXXXXXX
Ameresco Select, Inc.	Sovereign Bank	5 Whittier Street, Framingham, MA 01701	Deposit (4)	XXXXXXX

Ameresco Solar, Inc.	Regions Bank	810 W. Main Street, Tomball, TX 77375	Money Market (7)	XXXXXXX
Ameresco Solar, Inc.	Regions Bank	810 W. Main Street, Tomball, TX 77375	Checking (8)	XXXXXXX
Ameresco Solar, Inc.	Woodforest National Bank	602 Lawrence Street, Tomball, TX 77375	Checking (9)	XXXXXXX
Ameresco Solar, Inc.	Citizen’s Bank	PO Box 6550, Providence, RI, 02940	Checking (10)	XXXXXXX

Ameresco Solar — Products LLC	Bank of America	PO Box 25118, Tampa, FL 33622-5118	Deposit	XXXXXXX

(1)	Account maintained for processing manual checks in the ordinary course.

(2)	Account maintained to collect receivables in connection with a Master Contract with the State of Tennessee Board of Regents.

(3)	Account maintained to collect receivables in connection with the FRR Contract DACA87-03-D-0007 with the US Army.

(4)	Accounts maintained in connection with Energy Conservation Project Financings (bond financing structures).

(5)	Account maintained to collect receivables in connection with the ESPC Contract DE-AC26-02NT41457 Task Order 0001 with the US DOE and MAC Contract F44600-03-D-0003 with Langley AFB.

(6)	Account maintained to collect receivables in connection with the ESPC Contract DE-AM36-99EE73682 Delivery Order N47408-02-F-4965 with the Marine Corp Base Quantico and ESPC DACA87-97-D-0001 Task Orders 1-3 with the US Army

(7)	Inactive money market account acquired as part of Ameresco Solar, Inc. acquisition.

(8)	Account acquired as part of the Ameresco Solar, Inc. acquisition and maintained to collect receivables.

(9)	Account acquired as part of the Ameresco Solar, Inc. acquisition and maintained to collect receivables.

(10)	Operating cash account.

SCHEDULE 8.1
Existing Indebtedness
Existing Debt and Liens:
1.	See Schedule 5.14(a) and (b).

SCHEDULE 8.5
Existing Investments
1.	Investments made in the entities listed on Schedule 5.13.

2.	Investments in the accounts listed on Schedule 5.20.

3.	Investments under arrangements listed on Schedule 5.14(a)(3).

SCHEDULE 8.7
Transactions with Affiliates
The Core Ameresco Companies provide design and construction services for Affiliates in connection with Renewable Energy Projects. In addition, the Core Ameresco Companies provide Affiliates with engineering, operations & maintenance, billing, insurance and other administrative services. Furthermore, the Core Ameresco Companies provide Construction Completion and Cost Overrun Guaranties, Renewable Energy Project Guaranties, and assume certain obligations in respect of such guaranties.
From time to time, the Core Ameresco Companies provide the Canadian Subsidiaries with consulting services in construction, sales, and engineering.
The Core Ameresco Companies will continue to provide operational and administrative support to Non-Core Energy Subsidiaries, and to the other Credit Parties, with respect to the Non-Core Energy Projects.

SCHEDULE 8.8
Restrictive Agreements
None.

EXHIBIT A-1
FORM OF
REVOLVING CREDIT NOTE

$	June ___, 2008
     FOR VALUE RECEIVED, the undersigned, AMERESCO, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”), at the place and times provided in the Credit Agreement referred to below the principal sum of
                                                                                                       DOLLARS AND                      CENTS ($                    )
or, if less, the principal amount of, and interest accrued on, all Revolving Loans made by the Lender from time to time pursuant to that certain Amended and Restated Credit and Security Agreement dated as of June ___, 2008 (together with all amendments and other modifications, if any, from time to time hereafter made thereto, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent (the “Agent”). This Revolving Credit Note is being executed and delivered by the Borrower pursuant to subsection 2.1(f) of the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.
     The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory prepayment from time to time as provided in the Credit Agreement and shall bear interest as provided in the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the Agent for the benefit of the Lender.
     This Revolving Credit Note is entitled to the benefits of, and evidences obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower are permitted and required to make prepayments and repayments of principal of the obligations evidenced hereby and on which such obligations may be declared to be immediately due and payable.
     THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

     IN WITNESS WHEREOF, the undersigned Borrower has executed this Revolving Credit Note as of the day and year first above written.

AMERESCO, INC.
By:
Name:
Title:

EXHIBIT A-2
FORM OF
SWING LOAN NOTE

$3,000,000.00	June ___, 2008
     FOR VALUE RECEIVED, the undersigned AMERESCO, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A. (the “Swing Loan Lender”) at the place and times provided in the Credit Agreement referred to below the principal sum of
THREE MILLION AND 00/100 DOLLARS ($3,000,000.00)
     or, if less, the principal amount of all Swing Loans made by the Swing Loan Lender to the Borrower from time to time pursuant to Section 2.6 of that certain Amended and Restated Credit and Security Agreement dated as of June ___, 2008 (together with all amendments and other modifications, if any, from time to tome hereafter made thereto, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). The Borrower further promises to pay to the order of the Swing Loan Lender interest on the unpaid principal amount hereof from time to time outstanding at the rates and at the times set forth in the Credit Agreement. This Swing Loan Note is being executed and delivered by the Borrower pursuant to the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Credit Agreement.
     All payments of principal and interest on this Swing Line Note shall be payable in lawful currency of the United States of America in immediately available funds for the account of the Swing Loan Lender as specified in the Credit Agreement.
     This Swing Loan Note is entitled to the benefits of, and evidences obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swing Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the obligations evidenced hereby and on which such obligations may be declared to be immediately due and payable.
     THIS SWING LOAN NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swing Loan Note.

     IN WITNESS WHEREOF, undersigned Borrower has executed this Swing Loan Note under seal as of the day and year first above written.

AMERESCO, INC.
By:
Name:
Title:

EXHIBIT B
FORM OF ADVANCE REQUEST
AMERESCO, INC.
Bank of America, N.A.,
as Administrative Agent
100 Federal Street, Mail Stop MA 5-100-07-07
Boston, Massachusetts 02110
Attention: Ameresco, Inc. Account Officer
     Re:     Advance Request under Credit Agreement
Ladies and Gentlemen:
     Reference is made to the Amended and Restated Credit and Security Agreement dated as of June ___, 2008 (the “Credit Agreement”) among Ameresco, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as administrative agent. In accordance with Section 2.1(b) of the Credit Agreement the Borrower hereby requests the following Borrowing(s):
A. Revolving Credit Borrowings:
     (1)          Amount requested:          $                    ;
     (2)          Date of Borrowing:                                ;
     (3)          Type of Borrowing:          [Base Rate][LIBOR];
     (4)          If LIBOR Borrowing,
Interest Period: [one] [two] [three] [six] months; and
     (5)          Location and account number to which funds are to be disbursed:

B. Swing Loan Borrowings:
     (1)          Amount requested:          $                    ;
     (2)          Date of Borrowing:                                ;
     (3)          Type of Borrowing:          Base Rate; and
     (4)          Location and account number to which funds are to be disbursed:

     Capitalized terms used above in this Advance Request are as defined in the Credit Agreement.
Date:

AMERESCO, INC.
By:
Name:
Title:

2

Exhibit C
PERFECTION CERTIFICATE
[PLEASE COMPLETE A SEPARATE CERTIFICATE FOR EACH OF THE CREDIT PARTIES]
     The undersigned,                     , the                       of                      , a                     corporation (the “Company”) hereby certifies to BANK OF AMERICA, N.A., as Administrative Agent and Arranger (“Bank of America” or the “Agent”), as follows:
     1. Name.
          (a) The exact legal name of the Company as that name appears in its organizational documents is as follows:
          (b) The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years and, in the case of any such business or organization, any chief executive office or other principal place of address used thereby during such period to the extent known to the Company:
          (c) The following is the Company’s federal employer identification number:
          (d) The following is the Company’s state-issued identification number, if any:
     2. Current Locations.
          (a) The following is the jurisdiction of organization of the Company:
          (b) The chief executive office of the Company is located at the following address:

          (c) The following are all other locations in which the Company maintains any books or records relating to any accounts, contract rights, chattel paper, general intangibles or mobile goods:
               (i) In the United States of America:
               (ii) Outside the United States of America:
          (d) The following are all other places of business of the Company:
               (i) In the United States of America:
               (ii) Outside the United States of America:
          (e) The following are all other locations where any inventory or equipment of the Company is located:
               (i) In the United States of America:
               (ii) Outside the United States of America:

2

          (f) The following are the names and addresses of all persons or entities other than the Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of chattel paper, inventory or equipment:
     3. Prior Locations.
          (a) Set forth below is each location or place of business previously (but not currently) maintained by the Company or at which books or records were previously (but not currently) maintained with respect to the items described in § 2 (c) above at any time during the past four months:
          (b) The Company has                      has not                      changed its jurisdiction of organization or chief executive office at any time during the past four months (if “has” is checked, please set forth the prior jurisdiction of organization or location of chief executive office below):
          (c) Set forth below is information required by subparagraphs (e) and (f) of §2 with respect to each other location at which, or other person or entity with which, any inventory or equipment of the Company has been previously (but not currently) held at any time during the past four months:
     4. Real Estate Fixtures. Attached hereto as Schedule 4 is a description of each parcel of real property on which any fixtures of the Company are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded and the name and address of the record owner, if not the Company. A summary list of which of such properties are owned and which are leased by the Company is set forth below:
          (a) Owned Property
          (b) Leased Property

3

     5. Unusual Transactions. Except as set forth on Schedule 5, attached hereto, all of the property and assets of the Company pledged to the Agent as Collateral has been originated by the Company in the ordinary course of its business or consist of goods which have been acquired by the Company in the ordinary course from a person in the business of selling goods of that kind.
     6. File Search Reports. Attached hereto as Schedule 6 is a true copy of a file search report from the Uniform Commercial Code filing officer (or, if such officer does not issue such reports, from an experienced Uniform Commercial Code search organization acceptable to the Agent) (i) in each jurisdiction identified in §§ 2 or 3 above with respect to each name set forth in §1 above, (ii) from each filing officer in each real estate recording office identified on Schedule 4 with respect to the real estate on which Collateral consisting of fixtures are or are to be located and (iii) with respect to any of the transactions described in Schedule 5, with respect to the legal name of each person or entity from whom the Company purchased or otherwise acquired any of the Collateral, in the jurisdiction of organization (or “location” under Article 9 of the Uniform Commercial Code) of each such person or entity and in the jurisdiction in which each such entity maintains its chief executive office or any of the Collateral was located at any time during the preceding four months.
     7. Deposit Accounts. Set forth on Schedule 7 attached hereto is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Company (provide name and address of depository bank, type of account and account number).
     8. Investment Property. Set forth on Schedule 8 attached hereto is a complete list of (i) all stocks, bonds, debentures, notes and other securities and investment property owned by the Company and (ii) all limited liability company, partnership and limited partnership interests owned by the Company (provide name of issuer, description of security or interest and value).
     9. Commercial Tort Claims. Set forth on Schedule 9 attached hereto is a complete description of all existing commercial tort claims held by the Company (provide brief description of each claim).
     10. UCC Filings. The Agent is hereby authorized to file a financing statement on Form UCC-1 in form acceptable to the Agent and containing the description of the Collateral set forth on Schedule 10 in the Uniform Commercial Code filing office in each jurisdiction identified in §2 hereof and in each real estate recording office referred to in Schedule 4 hereto.
     11. Termination Statements. A duly authorized termination statement on Form UCC-3 in form acceptable to the Agent for filing in each applicable jurisdiction identified in § 2 hereof or on Schedule 5 hereto has been duly filed or has been delivered to the Agent.

4

     IN WITNESS WHEREOF, we have hereunto signed this Certificate as of this                      day of                     , 2004.

[NAME OF CREDIT PARTY]
By:
Name:
Title:

5

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Bank of America, N.A.,
as Administrative Agent
100 Federal Street, Mail Stop MA 5-100-07-07
Boston, Massachusetts 02110
Attn: Ameresco, Inc. Account Officer

Re:	Amended and Restated Credit and Security Agreement, dated as of June ___, 2008, as amended from time to time, (the “Credit Agreement”) among Ameresco, Inc. (the “Borrower”), the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”)
Ladies & Gentlemen:
     Pursuant to the above-referenced Credit Agreement, enclosed are copies of consolidated and consolidating financial statements of the Core Ameresco Companies for the fiscal [quarter] [year] ended                       (the “Fiscal Period”), prepared in accordance with GAAP. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.
     As required, a review of the activities of the Credit Parties during the Fiscal Period has been made under the supervision of the undersigned with a view to determining whether, during the Fiscal Period, the Credit Parties have kept, observed, performed and fulfilled each and every covenant and condition of the Credit Agreement. To the best of my knowledge and belief there neither exists on the date of this certificate, nor existed during the Fiscal Period, any Default or Event of Default, except as set forth on any attachment hereto. There has been no change in GAAP since the date of the last audited financial statements delivered to you by the Borrower which has or could have an effect on the financial statements accompanying such certificate, except such changes as are set forth on any attachment hereto.
     As further required, attached are covenant calculations showing compliance by the Core Ameresco Companies with the financial covenants set forth in Section 8.10 of the Credit Agreement.

Very truly yours, AMERESCO, INC.
By:
Name:
Enclosures	Title:

FINANCIAL COVENANT CALCULATIONS
Fiscal ☐Quarter/☐Year Ended
Except as otherwise set forth below, the following covenants have been measured at the end of the fiscal quarter/year of the Credit Parties specified above for the period of four consecutive fiscal quarters of the Credit Parties most recently ended (the “Reported Period”).
8.10(a) MINIMUM PROFITABILITY.

Quarterly net income for the period of two consecutive fiscal quarters most recently ended is:	$

Quarterly net income for the period of two consecutive fiscal quarters most recently ended is required to be not less than:		$1.00

Aggregate net income for the period of two consecutive fiscal quarters most recently ended is:	$

Aggregate net income for the period of two consecutive fiscal quarters most recently ended is required to be not less than:		$1.00

*	As set forth in Section 8.10(a) of the Credit Agreement.
8.10(b) TANGIBLE CAPITAL BASE.

The actual Tangible Capital Base as of the end of the fiscal quarter most recently ended is:	$

The Tangible Capital Base as of the end of the fiscal quarter most recently ended is required to be not less than:	$

*	As set forth in Section 8.10(b) of the Credit Agreement.
The Tangible Capital Base has been calculated as follows:

(A)	Book net worth of Core Ameresco Companies on a consolidated basis:	$

plus

(B)	Outstanding principal amount of Subordinated Indebtedness:	$

minus

(C)	Total book value of all assets of Core Ameresco Companies on a consolidated basis treated as intangible assets under GAAP:	$

minus

(D)	Accounts receivable, notes receivable, other amounts due and owing from any Affiliate of a Core Ameresco Company:	$

minus

(E)	Renewable Energy Project Guaranty Liabilities	$
8.10(c) MINIMUM EBITDA.

Actual EBITDA for the Reported Period is:	$

EBITDA is required to be not less than:		$20,000,000

*	As set forth in Section 8.10(c) of the Credit Agreement.
EBITDA for the Reported Period has been calculated as follows:

(a)	consolidated net income of the Core Ameresco Companies during the Reported Period:		$

plus

(b)	for the Reported Period, the sum of (to the extent deducted in calculating net income of the Core Ameresco Companies):

	(i)	income taxes accrued:	$

	(ii)	Interest Expense (see below for calculation):	$

	(iii)	amortization and depreciation:	$

	(iv)	losses attributable to equity in Affiliates which are not Subsidiaries (except to the extent paid in cash by Core Ameresco Companies):	$

	(v)	extraordinary or unusual losses[1]:	$

	(vi)	non-recurring items, fees and expenses associated with the transactions contemplated by the Credit Agreement, not to exceed $600,000 after the Effective Time:	$

	(viii)	aggregate amount received in cash by the Core Ameresco Companies in respect of regularly scheduled dividends or distributions from the Special Purpose Subsidiaries[2]:	$

SUBTOTAL:			$

[1]	Any payment required to be made by any Core Ameresco Company in respect of any Renewable Energy Project Guaranty Liability shall reduce net income of the Core Ameresco Companies and shall not be added back to EBITDA as an extraordinary loss.

[2]	Not to include amounts received by the Core Ameresco Companies in connection with any sale, transfer or other disposition of assets or equity interests of any Special Purpose Subsidiary.

2

minus

(c)	for the Reported Period, the sum of (to the extent included in calculating net income):

	(i) extraordinary gains (determined in accordance with GAAP):	$

	(ii) proceeds received in respect of Casualty Events, Dispositions, and any sale, assignment, transfer or other disposition by any Credit Party of equity interest of any Special Purpose Subsidiary:	$

SUBTOTAL:		$

plus/minus

(d)	adjustments for Permitted Acquisitions during the Reported Period:	$

TOTAL EBITDA:		$
For purposes of this Compliance Certificate, Interest Expense for the Reported Period has been calculated as follows:

(a)	interest in respect of Indebtedness accrued during such period, excluding capitalized debt acquisition costs and paid-in-kind interest:	$

plus (minus)

(b)	net amounts payable (or net amounts receivable) under Hedging Agreements accrued during such period (whether or not actually paid or received)[3]:	$

plus

(c)	all fees (including letter of credit fees and expenses) incurred under the Credit Agreement during such period:	$

TOTAL INTEREST EXPENSE:		$

[3]	Excluding reimbursement of legal fees and other similar transactions costs and excluding payments required by reason of the early termination of Hedging Agreements in effect as of the Credit Agreement.

3

8.10(d) TOTAL FUNDED DEBT TO EBITDA RATIO.

The actual Total Funded Debt to EBITDA Ratio for the Reported Period is:	___ to 1.00

The Total Funded Debt to EBITDA Ratio for the Reported Period is required to be not greater than:	2.00 to 1.00*

*	As set forth in Section 8.10(d) of the Credit Agreement.
The Total Funded Debt to EBITDA Ratio for the Reported Period has been calculated as follows:

(A)	Total Funded Debt of Core Ameresco Companies as of the end of the Reported Period:	$

divided by

(B)	EBITDA of Core Ameresco Companies for the Reported Period:	$
8.10(e) DEBT SERVICE COVERAGE RATIO.

The actual Debt Service Coverage Ratio for the Reported Period is:	___ to 1.00

The Debt Service Coverage Ratio for the Reported Period is required to be not less than:	1.50 to 1.00

*	As set forth in Section 8.10(e) of the Credit Agreement.
The Debt Service Coverage Ratio for the Reported Period has been calculated as follows:

(A)	the result for the Reported Period of:

	(i)	EBITDA of the Core Ameresco Companies:	$

minus

	(ii)	Capital Expenditures made by the Core Ameresco Companies:	$

minus

	(iii)	aggregate amount paid in cash by the Core Ameresco Companies in respect of income, franchise, real estate and other like taxes:	$

minus

	(iv)	dividends, withdrawals and other distributions paid in cash by the Core Ameresco Companies:	$

	SUBTOTAL:		$

divided by

(B)	the sum for the Reported Period of:

4

(i)	all regularly scheduled payments of Indebtedness:	$

plus

(ii)	all Interest Expense:	$

SUBTOTAL:		$

5

EXHIBIT E
FORM OF AMENDED AND RESTATED PLEDGE AGREEMENT
     THIS AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of June ___, 2008 by and among Ameresco, Inc., a Delaware corporation (“Ameresco”), each of the other Pledgor party hereto as of the date hereof, and each other Person that becomes a party to this Agreement by executing and delivering an instrument of adherence to this Agreement to the Administrative Agent (collectively, the “Pledgors” and each individually, a “Pledgor”) and Bank of America, N.A., individually and as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement described below, having an address at 100 Federal Street, Mail Stop MA 5-100-07-07, Boston, Massachusetts 02110. The Administrative Agent and the Lenders are herein collectively referred to from time to time as the “Secured Parties”.
W I T N E S S E T H:
     WHEREAS, each Pledgor is a borrower or guarantor under the terms of an Amended and Restated Credit Agreement dated as of the date hereof among Ameresco, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto (the “Guarantors”, and collectively with the Borrower, the “Credit Parties”), the Lenders from time to time party thereto, and the Administrative Agent dated as of the date hereof (as amended from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed, subject to the terms and conditions set forth therein, to make certain Loans (as defined in the Credit Agreement) to the Borrower, and to issue Letters of Credit (as defined in the Credit Agreement), for the account of the Borrower; and
     WHEREAS, each Pledgor owns the percentage of the outstanding partnership interests, limited liability company interests or shares of capital stock, as applicable, of the companies listed on Schedule I hereto as set forth on such Schedule I hereto and is holder of certain other instruments and securities set forth on Schedule II hereto (such companies and the issuers of such instruments and securities, collectively called the “Listed Companies”); and
     WHEREAS, the obligations of the Lenders to make the Loans to the Borrower and issue the Letters of Credit for the account of the Borrower are subject to the conditions, among others, that each Pledgor shall execute and deliver this Agreement and grant the pledge and security interest hereinafter described.
     NOW, THEREFORE, in consideration of the willingness of the Secured Parties to enter into the Credit Agreement and of the Lenders to agree, subject to the terms and conditions set forth therein, to make the Loans to the Borrower and issue the Letters of Credit for the account of the Borrower pursuant thereto, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:
     1. Defined Terms. Except as otherwise expressly defined herein, all capitalized terms shall have the meanings ascribed to them in the Credit Agreement.

     2. Security Interest. Each Pledgor hereby deposits with, and pledges to, the Administrative Agent for itself and for the benefit of the other Secured Parties all investment property which such Pledgor holds in the Listed Companies, including, without limitation: (a) the partnership interests, limited liability company interests and shares of capital stock, as applicable, of the Listed Companies as listed on Schedule I attached hereto (the “Pledged Equity”) (together with the appropriate powers duly endorsed in blank), and, to the extent such collateral is not certificated, the appropriate assignment and control documents, and (b) the promissory notes payable to the Pledgors as listed in Schedule II attached hereto (the “Pledged Notes”, and together with the Pledged Equity and any additional investment property, securities, securities entitlements, or collateral pledged hereunder, the “Pledged Collateral”), and each Pledgor hereby grants to the Administrative Agent for itself and for the benefit of the other Secured Parties a security interest in all of the Pledged Collateral as security for the due and punctual payment and performance of the Secured Obligations described in Section 3 hereof.
     3. Secured Obligations. The security interest hereby granted shall secure the due and punctual payment and performance of the following liabilities and obligations of the Pledgors (herein called the “Secured Obligations”):
          (a) Principal of and premium, if any, and interest on the Loans; and
          (b) Any and all other obligations and indebtedness of any of the Credit Parties to the Secured Parties or any of them, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter arising or incurred under the Credit Agreement, any other Loan Document or under any Hedging Agreement permitted by the Credit Agreement, all as amended from time to time including, without limitation, any and all Reimbursement Obligations, any and all other fees, premiums and penalties.
     4. Special Warranties and Covenants of the Pledgors. Each Pledgor hereby warrants and covenants to the Secured Parties with respect to the Pledged Collateral for which it is the “Pledgor,” as set forth on Schedules I and II, that:
          (a) The Pledged Collateral is duly and validly pledged with the Administrative Agent for the benefit of the Secured Parties in accordance with law, the Administrative Agent for the benefit of the Secured Parties has a First Priority security interest in such Pledged Collateral, and each Pledgor warrants and will defend the Secured Parties’ right, title and security interest in and to the Pledged Collateral against the claims and demands of all Persons whomsoever.
          (b) Each Pledgor has good title to the Pledged Collateral, free and clear of all Liens, except as expressly set forth in or permitted under the Credit Agreement.
          (c) All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.
          (d) The Pledged Equity constitutes the amount and percentage of partnership interests, limited liability company interests or shares, as applicable, of the presently issued and

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outstanding partnership interests, limited liability company interests or capital stock of the Listed Companies, as applicable, as set forth on Schedule I.
          (e) If any additional partnership interests, limited liability company interests or shares of capital stock of any class of the Listed Companies or if any promissory notes of the Listed Companies or other securities of the Listed Companies are acquired by any Pledgor after the date hereof, the same shall constitute Pledged Collateral and shall be deposited with and pledged to the Administrative Agent for itself and for the benefit of the other Secured Parties as provided in Section 2 hereof simultaneously with such acquisition. The Pledgors will promptly notify the Administrative Agent of the date and amount of any loans made from time to time by the Pledgors to the Listed Companies as permitted by the Credit Agreement.
          (f) No Pledgor will sell, convey or otherwise dispose of any of the Pledged Collateral, nor will any Pledgor create, incur or permit to exist any Lien with respect to any of the Pledged Collateral or the proceeds thereof, other than Liens with respect to the Pledged Collateral created hereby or Liens which are otherwise permitted under the Loan Documents and except as permitted by the Credit Agreement.
          (g) If any additional partnership interests, limited liability company interests or shares of capital stock of any class of the Listed Companies are issued, any such partnership interests, limited liability company interests or additional shares of capital stock shall be deposited with and pledged to the Administrative Agent for itself and for the benefit of the other Secured Parties simultaneously with such issuance as provided in Section 2 hereof.
          (h) The Pledged Notes evidence the amount of outstanding indebtedness for money borrowed of the respective issuers thereof indicated on Schedule II hereto.
          (i) If any additional promissory notes are acquired by any Pledgor from the issuers of the Pledged Notes or any other Person, the same shall constitute Pledged Notes and Pledged Collateral and shall be deposited with and pledged to the Administrative Agent for itself and the benefit of the other Secured Parties as provided in Section 2 hereof simultaneously with such acquisition. Upon the request of the Administrative Agent, the Pledgors will promptly notify the Administrative Agent of any loans made from time to time to such issuers as permitted by the Credit Agreement.
     5. Distributions. In case, upon the dissolution, winding up, liquidation or reorganization of the Listed Companies whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Listed Companies or otherwise, any sum shall be paid or any property shall be distributed upon or with respect to any of the Pledged Collateral, such sum shall be paid over to the Administrative Agent for the benefit of the Secured Parties as collateral security for the Secured Obligations. In case any stock dividend shall be declared on any of the Pledged Collateral, or any share of stock or fraction thereof shall be issued pursuant to any stock split involving any of the Pledged Collateral, or, any distribution of capital or profits shall be made on any of the Pledged Collateral, or any property shall be distributed upon or with respect to the Pledged Collateral, the limited partnership interests, limited liability company interests, shares,

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cash or other property so distributed shall be delivered to the Administrative Agent to be held for the benefit of the Secured Parties as collateral security for the Secured Obligations.
     6. Events of Default. The Pledgors shall be in default under this Agreement upon the happening of any Event of Default, as defined in the Credit Agreement (herein called an “Event of Default”).
     7. Rights and Remedies of Secured Parties. Upon the occurrence and during the continuance of any Event of Default, the Secured Parties shall have the following rights and remedies:
          (a) All rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code;
          (b) All rights and remedies provided in this Agreement; and
          (c) All rights and remedies provided in the Credit Agreement or in the Loan Documents, or in any other agreement, document or instrument pertaining to the Secured Obligations.
     8. Right to Transfer into Name of Administrative Agent, etc. Upon the occurrence and during the continuance of an Event of Default, but subject to the provisions of the Uniform Commercial Code or other applicable law, with 10 days prior written notice to the Pledgors, the Administrative Agent may cause all or any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees (such transfer, a “Transfer”). So long as no Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to exercise as such Pledgor shall deem fit, but in a manner not inconsistent with the terms hereof or of the Secured Obligations, the voting power with respect to the Pledged Collateral.
     9. Right of Administrative Agent to Exercise Voting Power, etc. Upon the occurrence and during the continuance of an Event of Default and following a Transfer, the Administrative Agent for the benefit of the Secured Parties shall be entitled to exercise the voting power with respect to the Pledged Collateral, to receive and retain, as collateral security for the Secured Obligations, any and all dividends or other distributions at any time and from time to time declared or made upon any of the Pledged Collateral, and to exercise any and all rights of payment, conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Listed Companies or, upon the exercise of any such right, privilege or option pertaining to the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine, all without liability except to account for property actually received, but the Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

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     10. Right of Administrative Agent to Dispose of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time or times thereafter to sell, resell, assign and deliver all or any of the Pledged Collateral in one or more parcels at any exchange or broker’s board or at public or private sale. Unless the Pledged Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the Pledgors at least ten (10) days’ prior written notice in accordance with Section 20 hereof of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition of any of the Pledged Collateral is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition. Such notice may be given without any demand of performance or other demand, all such demands being hereby expressly waived by each Pledgor. All such sales shall be at commercially reasonable price or prices and either for cash or on credit or for future delivery (without assuming any responsibility for credit risk). At any such sale or sales, to the extent permitted by law, any Secured Party may purchase any or all of the Pledged Collateral to be sold thereat upon such terms as the Administrative Agent may deem best. Upon any such sale or sales the Pledged Collateral so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption and any similar rights, all such equity of redemption and any similar rights being hereby expressly waived and released by each Pledgor. In the event any consent, approval or authorization of any governmental agency will be necessary to effectuate any such sale or sales, each Pledgor shall execute, and hereby agrees to cause the Listed Companies to execute, all such applications or other instruments as may be required.
     Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”) or otherwise but may be compelled to resort to one or more private sales to a restricted group of purchasers, each of whom will be obligated to agree, among other things, to acquire such Pledged Collateral for its own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that private sales so made may be at prices and upon other terms less favorable to the seller than if such Pledged Collateral were sold at public sales without such restrictions, and that the Administrative Agent has no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit such Pledged Collateral to be registered for public sale under the Securities Act. Each Pledgor agrees that any such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they shall have been made under the foregoing circumstances.
     11. Collection of Amounts Payable on Account of Pledged Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, but without obligation to do so, demand, sue for and/or collect any money or property at any time due, payable or receivable, to which it may be entitled hereunder, on account of, or in exchange for, any of the Pledged Collateral and shall have the right, for and in the name, place and stead of each Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral.

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     12. Care of Pledged Collateral in Administrative Agent’s Possession. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Collateral while held hereunder, the Administrative Agent shall have no duty or liability to collect any sums due in respect thereof or to protect or preserve rights pertaining thereto, and shall be relieved of all responsibility for the Pledged Collateral upon surrendering the same to the Pledgors.
     13. Proceeds of Collateral. By way of enlargement and not by way of limitation of the rights of the Administrative Agent under applicable law or the Credit Agreement or Loan Documents, the Administrative Agent shall receive and apply the proceeds of any sale or sales of the Pledged Collateral, together with any other additional collateral security at the time received and held hereunder, to the Secured Obligations (including, without limitation, the Loans) in accordance with the terms of the Credit Agreement. In the event the proceeds of any sale, lease or other disposition of the Pledged Collateral hereunder are insufficient to pay all of the Secured Obligations in full, each Pledgor will be liable for the deficiency, together with interest thereon at the maximum rate provided in the Credit Agreement, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys’ fees, expenses and disbursements.
     14. Credit Agreement. Notwithstanding any other provision of this Agreement, the rights of the parties hereunder are subject to the provisions of the Credit Agreement, including the provisions thereof pertaining to the rights and responsibilities of the Administrative Agent. In the event that any provision of this Agreement is in conflict with the terms of the Credit Agreement, the Credit Agreement shall control. Unless the context shall otherwise clearly indicate, the terms “Secured Party” and “Secured Parties” as used herein shall be deemed to include the Administrative Agent acting on behalf of the Secured Parties pursuant to the Credit Agreement. The term “Administrative Agent” as used herein shall include Bank of America, N.A., or any other Person acting as Administrative Agent for the Secured Parties pursuant to the terms of the Credit Agreement.
     15. Waivers, etc. Each Pledgor hereby waives presentment, demand, notice, protest and, except as is otherwise provided herein, all other demands and notices in connection with this Agreement or the enforcement of the Secured Parties’ rights hereunder or in connection with any Secured Obligations or any Pledged Collateral; consents to and waives notice of the granting of renewals, extensions of time for payment or other indulgences to the other Listed Companies or the other Pledgors or to any third party, or substitution, release or surrender of any collateral security for any Secured Obligation, the addition or release of Persons primarily or secondarily liable on any Secured Obligation or on any collateral security for any Secured Obligation, the acceptance of partial payments on any Secured Obligation or on any collateral security for any Secured Obligation and/or the settlement or compromise thereof. No delay or omission on the part of the Secured Parties in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. Each Pledgor further waives any right it may have under the laws of The Commonwealth of Massachusetts, under the laws of any state in which any of the Pledged Collateral may be located or which may govern the Pledged Collateral, or under the laws of the United States of America, to notice (other than any requirement of notice provided herein or in any other Loan Documents) or to a judicial hearing

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prior to the exercise of any right or remedy provided by this Agreement to the Administrative Agent or the Secured Parties and waives its rights, if any, to set aside or invalidate any sale duly consummated in accordance with the foregoing provisions hereof on the grounds (if such be the case) that the sale was consummated without a prior judicial hearing. Each Pledgor’s waivers under this Section have been made voluntarily, intelligently and knowingly and after such Pledgor has been apprized and counseled by its attorneys as to the nature thereof and its possible alternative rights.
     16. Termination; Assignment, etc. When all the Secured Obligations have been paid in full and have been terminated and the Commitments of the Lenders to make any Loan under the Credit Agreement have terminated or expired and no Letters of Credit remain outstanding, this Agreement and the security interest in the Pledged Collateral created hereby shall terminate. No waiver by the Administrative Agent or by any other holder of Secured Obligations of any default shall be effective unless in writing nor operate as a waiver of any other default or of the same default on a future occasion. In the event of a sale or assignment by any Secured Party of all or any of the Secured Obligations held by it, any Secured Party may assign or transfer its rights and interest under this Agreement in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers and rights of a Secured Party hereunder.
     17. Reinstatement. Notwithstanding the provisions of Section 16, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by any such Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Listed Companies, any Pledgor or upon the appointment of any intervener or conservator of, or trustee or similar official for, the Listed Companies or any Pledgor, or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.
     18. Governmental Approvals, etc. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, qualification or authorization of any governmental authority or instrumentality, each Pledgor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Administrative Agent or any Secured Party may be required to obtain for such governmental consent, approval, qualification or authorization.
     19. Restrictions on Transfer, etc. To the extent that any restrictions imposed by the charter, certificate of limited partnership, limited partnership agreement, operating agreement or by-laws of any of the Listed Companies or any other document or instrument would in any way affect or impair the pledge of the Pledged Collateral hereunder or the exercise by the Administrative Agent of any right granted hereunder, including, without limitation, the right of the Administrative Agent to dispose of the Pledged Collateral upon the occurrence and during the continuance of any Event of Default, each Pledgor hereby waives such restrictions to the extent permitted by applicable securities laws, and represents and warrants that it has caused the Listed Companies to take all necessary action to waive such restrictions, and each Pledgor

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hereby agrees that it will take any further action which the Administrative Agent may reasonably request in order that the Administrative Agent may obtain and enjoy the full rights and benefits granted to the Administrative Agent by this Agreement free of any such restrictions.
     20. Notices. All notices, consents, approvals, elections and other communications hereunder shall be in writing (whether or not the other provisions of this Agreement expressly so provide) and shall be deemed to have been duly given if delivered in accordance with the terms of the Credit Agreement.
     21. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Administrative Agent, the Secured Parties and each Pledgor and their respective successors and assigns, and the term “Secured Parties” shall be deemed to include any other holder or holders of any of the Secured Obligations. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     22. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts. Each Pledgor, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in any state or federal court located in The Commonwealth of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each Pledgor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it in accordance with Section 20 hereof or as otherwise provided under the laws of The Commonwealth of Massachusetts. Nothing in this Agreement shall affect any right the Administrative Agent or any Secured Party may otherwise have to bring an action or proceeding relating to this Agreement against any Pledgor or its properties in the courts of any jurisdiction. EACH PLEDGOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PLEDGOR IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[The remainder of this page is intentionally left blank.]

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     IN WITNESS WHEREOF, the parties have executed this Pledge Agreement as a sealed instrument as of the date first above written.

PLEDGORS AMERESCO, INC.
By:
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO ENERTECH, INC.
By:
	Name:	Andrew B. Spence
	Title:	Treasurer

E.THREE CUSTOM ENERGY SOLUTIONS, LLC, By: Sierra Energy Company, its sole member
By:
Name:
Title:

AMERESCOSOLUTIONS, INC.
By:
	Name:	Andrew B. Spence
	Title:	Treasurer

AMERESCO PLANERGY HOUSING, INC.
By:
	Name:	Andrew B. Spence
	Title:	Treasurer

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SOLUTIONS HOLDINGS, LLC By: Ameresco, Inc., its sole member
By:
	Name:	Andrew B. Spence
	Title:	Vice President & Chief Financial Officer

AMERESCO FEDERAL SOLUTIONS, INC.
By:
	Name:	Andrew B. Spence
	Title:	Treasurer

SIERRA ENERGY COMPANY
By:
Name:
Title:

AMERESCO SELECT, INC.
By:
Name:
Title:

AMERESCO HAWAII LLC By: Ameresco, Inc., its sole member
By:
Name:
Title:

AMERESCO SOLAR — SOLUTIONS, INC.
By:
Name:
Title:

10

AMERESCO SOLAR-PRODUCTS LLC By: Ameresco, Inc., its sole member
By:
Name:
Title:

AMERESCO SOLAR, LLC
By:
Name:
Title:

AMERESCO SOLAR — TECHNOLOGIES LLC
By:
Name:
Title:

AMERESCO WOODLAND MEADOWS LLC
By:
Name:
Title:

AMERESCO NORTHAMPTON LLC
By:
Name:
Title:

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ADMINISTRATIVE AGENT BANK OF AMERICA, N.A., individually and as Administrative Agent for the Secured Parties
By:
	Name:	John F. Lynch
	Title:	Senior Vice President

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SCHEDULE I
(to Pledge Agreement)
PLEDGED STOCK

			No. of	Certificate
Pledgor	Issuer and Address	Description	Shares	No.(s)
Ameresco, Inc.	AmerescoSolutions, Inc.

Ameresco, Inc.	Ameresco Planergy Housing, Inc.

Ameresco, Inc.	Ameresco Enertech, Inc.

Ameresco, Inc.	Ameresco Canada Inc.

Ameresco, Inc.	Sierra Energy Company

Ameresco, Inc.	Ameresco Select, Inc.

Solutions Holdings, LLC	Ameresco Federal Solutions, Inc.

Ameresco Solar LLC	Ameresco Solar — Solutions, Inc.

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PLEDGED MEMBERSHIP INTERESTS

			No. of	Certificate
Pledgor	Issuer and Address	Description	Shares	No.(s)
Ameresco, Inc.	Solutions Holdings, LLC

Ameresco, Inc.	Ameresco Solar LLC

Ameresco, Inc.	Ameresco Woodland Meadows LLC

Ameresco, Inc.	Ameresco Northampton LLC

Ameresco, Inc.	Ameresco Hawaii LLC

Sierra Energy Company	E. Three Custom Energy Solutions, LLC

Ameresco Solar LLC	Ameresco Solar — Products LLC

Ameresco Solar LLC	Ameresco Solar-Technologies LLC

Ameresco Hawaii LLC	Ameresco/Pacific Energy JV

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SCHEDULE II
(to Pledge Agreement)
PLEDGED NOTES

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EXHIBIT H
FORM OF OPINION OF COUNSEL TO THE BORROWER
June ___, 2008
Bank of America, N.A., as Administrative Agent
under the Credit Agreement described below,
and the Lenders party thereto
100 Federal Street
Boston, MA 02110
Ladies and Gentlemen:
     This opinion is furnished to you pursuant to Section 6.1(o) of the Amended and Restated Credit and Security Agreement dated as of [           ], 2008 (the “Credit Agreement”), among Ameresco, Inc., a Delaware corporation (the “Borrower”), Ameresco Enertech, Inc., a Kentucky corporation (“Enertech”), E.Three Custom Energy Solutions, LLC, a Nevada limited liability company (“E.Three”), AmerescoSolutions, Inc., a North Carolina corporation (“AmerescoSolutions”), Ameresco Planergy Housing, Inc., a Delaware corporation (“Planergy”), Solutions Holdings, LLC, a Delaware limited liability company (“Exelon”), Ameresco Federal Solutions, Inc., a Tennessee corporation (“Federal Solutions”), Sierra Energy Company, a Nevada corporation (“Sierra Energy”), Ameresco Select, Inc., a Massachusetts corporation (“Select”), Ameresco Hawaii LLC, a Delaware limited liability company (“Hawaii”), Ameresco Solar-Solutions, Inc., a Texas corporation (“Solar-Solutions”), Ameresco Solar-Products LLC, a Delaware limited liability company (“Solar-Products”), Ameresco Solar, LLC, a Delaware limited liability company (“Solar”), Ameresco Solar-Technologies LLC, a Delaware limited liability company (“Solar-Technologies”), Ameresco Woodland Meadows Romulus LLC, a Delaware limited liability company (“Woodland”), and Ameresco Northampton LLC, a Delaware limited liability company (“Northampton”) (Enertech, E.Three, AmerescoSolutions, Planergy, Exelon, Federal Solutions, Sierra Energy, Select, Hawaii, Solar-Solutions, Solar-Products, Solar, Solar-Technologies, Woodland and Northhampton collectively, the “Guarantors” and, collectively with the Borrower, the “Credit Parties”; Planergy, Exelon, Select, Hawaii, Solar-Products, Solar, Solar-Technologies, Woodland and Northampton are sometimes referred to herein individually as a “Delaware or Massachusetts Party” and collectively the “Delaware or Massachusetts Parties”), the Lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Except as otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
     We have acted as special counsel for the Credit Parties in connection with the Credit Agreement and the other Loan Documents, as defined below, and the documents and agreements delivered pursuant to the Loan Documents at the Effective Time. We note that prior to the negotiation of the transactions contemplated by the Prior Credit Agreement we did not act as counsel to the Credit Parties with respect to any matters. We also note that we do not act as general counsel to the Borrower or any of its subsidiaries. The Borrower and its subsidiaries (a) have in-house counsel and (b) regularly retain the services of various outside counsel. Accordingly, our knowledge of the business and affairs of the Credit Parties is necessarily limited.
     In connection with this opinion, we have reviewed the following documents:
(1)	the Credit Agreement;

(2)	the Revolving Credit Notes issued by the Borrower as of the date hereof;

(3)	the Swing Loan Note;

(4)	the Pledge Agreement;

(5)	the Subordination Agreement;

(6)	the Uniform Commercial Code (“UCC”) Financing Statements copies of which are attached hereto as Exhibit A (the “UCC Financing Statements”);

(7)	the Perfection Certificates completed and executed by the Borrower and each Guarantor;

(8)	the Certificate of Incorporation, Certificate of Formation, bylaws, operating agreements, and other organizational documents of the Borrower and each of the Guarantors; and

(9)	the Certificate of good standing for the Borrower and each of the Guarantors.
     The documents in clauses (1) through (5) are sometimes collectively referred to herein as the “Loan Documents” and each individually as a “Loan Document”. The UCC Financing Statements include those financing statements filed in connection with the Prior Credit Agreement. The documents in clause (8) and (9) are collectively referred to herein as the “Organizational Documents”. We express no opinion as to any of the agreements, documents or instruments referred to herein other than the Loan Documents, UCC Financing Statements, and Organizational Documents, and our opinion in paragraphs 1 and 2 below concerning the legal existence and good standing of the Borrower and each of the Delaware or Massachusetts Parties is based solely on such certificates and is given as of the date of such certificates.
     In addition to the foregoing, we have examined (a) the original or certified, conformed or photostatic copies for the Borrower and each Guarantor of their (i) Organizational Documents, as amended to date, (ii) its bylaws or limited liability company operating agreement, as applicable, as amended to date, and (iii) records of all corporate proceedings relating to the Loans; (b) the certificate of officers’ of the Credit Parties attached hereto as Exhibit B (the “Officers’ Certificate”); and (c) such other documents, records, certificates and legal matters as we have deemed necessary or relevant for purposes of issuing the opinions hereinafter expressed. We

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have also examined the Uniform Commercial Code as enacted and in effect in The Commonwealth of Massachusetts on the date hereof (“MA UCC”).
     In our examination we have also assumed the genuiness of all signatures (other than those on behalf of the Borrower and the Guarantors), the legal capacity of the natural Persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this letter, we have relied solely upon (and have assumed without investigating the accuracy or completeness of) written certificates, statements and representations of officers and other representatives of the Borrower and the Guarantors (including without limitation the representations and warranties contained in the Loan Documents), and upon certificates of public officials.
     With respect to Chapter 271, §49 of the Massachusetts General Laws, we have assumed with your permission that you and each Lender are subject to control, regulation or examination by one or more state or federal regulatory agencies. Section 49 provides that it is unlawful to take or receive in exchange for a loan recovery of interest and expenses which in the aggregate exceed 20% per annum unless the lender shall have made the filing contemplated by §49 prior to making the loan or is a “lender subject to control, regulation or examination by a state or federal regulatory agency.”
     We have not made any independent review or investigation as to any factual matters in connection with the issuance of the opinions contained herein (including, without limitation, conducting any docket searches or other searches) and any limited inquiry undertaken by us during the preparation of this opinion letter should not in any way be regarded as such investigation. Whenever our opinion with respect to the existence of facts is indicated to be based upon our knowledge or the like, we are referring to the actual knowledge of only those Choate, Hall & Stewart LLP attorneys who were actively involved in our representation of the Borrower and the Guarantors in connection with the transactions contemplated by the Loan Documents.
     Our opinions contained herein are subject to the qualifications (a) that validity and enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance, equitable subordination or other similar laws or doctrines now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (regardless of whether considered at a proceeding in equity or at law), including without limitation the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought, (iii) statutory and decisional law concerning recourse by creditors to security in absence of notice and hearing and (iv) duties and standards imposed on parties, including, without limitation, the duties of good faith and fair dealing; (b) that we express no opinion as to the validity or enforceability of (i) any provision contained in any of the Loan Documents providing for rights of indemnity and/or contribution, (ii) any provision contained in any of the Loan Documents purporting to waive (or having the effect of waiving) any rights under the constitution or laws of the United States of America or any state or commonwealth, or any provision purporting to waive any rights in connection with any bankruptcy or insolvency or which is otherwise contrary to public policy, (iii) any choice of law provision in any of the Loan

3

Documents, or any provision restricting access to legal or equitable remedies, (iv) any provision which provides that any jurisdiction is the exclusive forum for any dispute, (v) the rights and remedies purportedly granted to the Administrative Agent and Lenders in Sections 4.4, 4.5 and 9.2 of the Credit Agreement, and any similar section in any other Loan Document, or any consent to receivership or similar proceeding contained in Section 9.3 of the Credit Agreement, and any similar section in any other Loan Document, (vi) any provision providing that the failure to exercise any right, remedy or option under any Loan Document shall not operate as a waiver thereof, or any provision providing that amendments, waivers or modifications to any Loan Document must be in writing, (vii) any provision contained in any Loan Documents providing for the release of, or having the effect of releasing, any Person prospectively from any liability from its own wrongful or negligent acts or for breach of any agreement, (viii) any powers of attorney purported to be granted in any of the Loan Documents, (ix) any provision providing for the payment of interest on overdue installments of interest, default interest or prepayment premiums or charges and (x) any provision purporting to establish an evidentiary standard; and (c) certain portions of the Loan Documents may be unenforceable in whole or in part, although the inclusion of such provisions therein does not render the Loan Documents invalid, and the Loan Documents contain adequate provisions for the practical realization of the principal rights and benefits purported to be afforded thereby (subject to the other qualifications contained in this opinion and the economic consequences of any delay that may arise from the unenforceability of any provision).
     In rendering this opinion, we have assumed that no party will exercise any right or remedy except in an equitable and commercially reasonable manner and in good faith, and that each party to any of the Loan Documents has received the agreed upon consideration, and, if a Loan Document does not recite that it is executed as an instrument under the seal, that such consideration is legally sufficient. We have also assumed that each party to the Loan Documents has all requisite power and authority and has taken all necessary corporate or other action (including, without limitation, obtaining all governmental approvals, authorizations and consents and making all necessary filings with all applicable governmental entities required on its part) necessary to authorize, execute, enter into and perform its obligations under each Loan Document to which it is a party and to effect the respective transactions contemplated thereby, and that each such Loan Document constitutes the legal, valid and binding obligation of each such other party and is enforceable against each such other party in accordance with the respective terms thereof. We have also assumed that all laws, rules, regulations and decisions applicable to this opinion are generally available in terms of access and distribution following publication or other release and are in a format which makes legal research reasonably feasible.
     The opinions expressed herein do not purport to cover, and we express no opinion with respect to the applicability of, Section 548 of the United States Bankruptcy Code or any comparable provision of state law. In addition, we express no opinion as to whether a subsidiary may guarantee or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by its parent except to the extent such subsidiary may be determined to have benefited from the incurrence of such indebtedness, or as to whether such benefit may be measured other than by the extent to which the proceeds of such indebtedness are directly or indirectly made available to such subsidiary for its corporate purposes.

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     We have also assumed that for each Guarantor such Guarantor’s obligations under its Guarantee and any Loan Documents to which it is a party are in furtherance of its corporate purposes and necessary or convenient to the conduct, promotion or attainment of its business, that each such Guarantor has obtained consideration that is fair and sufficient to support its Guarantee and any Loan Document to which it is a party and that a court of competent jurisdiction would deem such consideration to have been duly received by each such Guarantor.
     We express no opinion as to any of the agreements, documents or instruments referred to herein other than the Loan Documents. We also express no opinion as to any matters that would be excluded by Section 19 of the Legal Opinion Accord of the ABA Section of Business Law were it to govern this letter unless such matter is expressly contained in this opinion. We also express no opinion as to any matters that arise solely as a result of any laws, orders, rules, regulations or limitations created or issued by any federal, state or municipal authority or any agency or subdivision thereof, which regulates any portion of the Borrower’s or any Guarantors’ business. We direct your attention to the fact that our opinions are limited in scope consistent with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyers 831 (May, 1998).
     With regard to the opinions expressed in paragraphs (1) and (2) below as to the valid existence and good standing and as to the valid organization or incorporation, of the Borrower and the Delaware or Massachusetts Parties as applicable, we have assumed the accuracy and completeness of, and have relied solely upon, certificates of governmental officials, dated on or after May 26, 2008.
     We note that you are relying on the opinions of Kennedy Covington Lobdell & Hickman, L.L.P. (with respect to matters of North Carolina law), Parsons Behle & Latimer (with respect to matters of Nevada law), Frost Brown Todd LLC (with respect to matters of Kentucky and Tennessee law) and Porter & Hedges LLP (with respect to matters of Texas law) (such opinions collectively referred to as the “Local Counsel Opinions”) as to the due organization and existence of AmerescoSolutions, Sierra Energy, E.Three, Enertech, Federal Solutions and Solar-Solutions (collectively, referred to as the “Non-Delaware or Massachusetts Companies”), respectively, and the due authorization, execution and delivery of the documents to be executed and delivered by the Non-Delaware or Massachusetts Companies and to such other matters as set forth in the Local Counsel Opinions. We express no opinion regarding the matters contained in the Local Counsel Opinions or to any choice of laws applicable to the obligations of the Non-Delaware or Massachusetts Companies. We have assumed herein the due authorization, execution and delivery of the Credit Agreement and other Loan Documents by the Non-Delaware or Massachusetts Companies, that all actions have been taken by the Non-Delaware or Massachusetts Companies which are necessary to creating a valid, legal and binding obligation under applicable state law, that the Non-Delaware or Massachusetts Companies do not violate any applicable state law or regulation by incurring the obligations contained in the Credit Agreement and that the laws of The Commonwealth of Massachusetts (without giving effect to any choice of laws provisions thereunder) apply to the obligations of the Non-Delaware or Massachusetts Companies under the Credit Agreement and other Loan Documents.
     Our opinions herein are limited to the effect on the subject transactions of the internal laws of the Commonwealth of Massachusetts (without giving affect to conflicts of laws

5

principles), the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Uniform Commercial Code in effect on the date hereof in the State of Delaware (“DE UCC”), in each case, in our experience, normally applicable to credit transactions of the type contemplated by the Loan Documents. We express no opinion as to the applicability or effect of any other laws. We render no opinion on matters except as specifically stated herein.
     In rendering our opinions set forth in paragraphs 8 and 9 below, we have assumed that no part of the Collateral identified in the Loan Documents in respect of which provision is made in the Loan Documents for a lien or security interest (other than the Non-Delaware or Massachusetts Companies) consists of property subject to a United States statute or treaty providing for a national or international recordation, registration, or certificate of title, or specifying a place for filing different from that specified in Article 9 of the DE UCC or MA UCC. Without limiting any other provisions contained in this opinion, our opinion in paragraph 10 below is rendered solely to the extent that the MA UCC as in effect on the date hereof, is applicable to such matters and we express no opinion as to such applicability.
     We have made no examination of, and express no opinion herein as to (i) the right, title or interest of any Person to any of the property, tangible or intangible, that constitutes any of the Collateral; (ii) the existence of any liens, security interests, charges or encumbrances (other than those created by the Loan Documents) on the Collateral; (iii) the value of any security granted to the Administrative Agent; (iv) the creation or enforceability of any security interest other than in the Collateral; (v) the ranking or priority of any liens or security interests; (vi) the perfection of any security interest in any collateral other than the Collateral; or (vii) matters regarding the classification of property as real or Personal property. We have assumed that the Collateral is in existence.
     We also call your attention to the following provisions of the DE UCC and the MA UCC:
(i)	the effectiveness of DE UCC and MA UCC financing statements will lapse at a statutorily defined time (generally five years after the date of filing) unless a continuation statement is filed prior to such lapse in accordance with the DE UCC or the MA UCC, as applicable;

(ii)	Section 9-507(c) of each of the DE UCC and MA UCC provides that, if a debtor so changes its name that a filed financing statement becomes seriously misleading, the filing is not effective to perfect a security interest in collateral acquired by such debtor more than four months after the change unless an amendment to the financing statement which renders the financing statement not seriously misleading is filed within four months after the change;

(iii)	under certain circumstances described in Section 9-315 of each of the DE UCC and MA UCC, the rights of a secured party to enforce a perfected security interest in proceeds of collateral may be limited;

(iv)	continued perfection of security interest may require the filing of new appropriate financing statements or of amendments to financing statements in the event of a

6

change of the name, location or legal identity of structure of the borrower or, in certain cases, the location of the collateral;
(v)	Section 552 of the United States Bankruptcy Code (11 U.S.C. § 552) limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a lien resulting from any security agreement entered into the debtor before the commencement of the case; and

(vi)	under certain circumstances described in Section 9-320 of each of the DE UCC and MA UCC, purchasers of collateral may take the same free of a perfected security interest.
     Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that:
     1. The Borrower is a validly existing corporation, in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its properties and, to our knowledge, to transact the business in which it is engaged.
     2. Planergy is a validly existing corporation, in good standing under the laws of the State of Delaware. Each of Exelon, Hawaii, Solar-Products, Solar, Solar-Technologies, Woodland and Northampton is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Select is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of the Delaware or Massachusetts Parties has the requisite power and authority to own its respective properties and, to our knowledge, to transact its respective business in which it is engaged.
     3. The Borrower and each Delaware or Massachusetts Party have the power to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which the Borrower and each Delaware or Massachusetts Party is a party, and the Borrower and each Delaware or Massachusetts Party have taken or caused to be taken all necessary action to authorize the execution, delivery and performance of each of the Loan Documents to which the Borrower or any such Delaware or Massachusetts Party, as applicable, is a party.
     4. Neither the execution and delivery of the Loan Documents by the Borrower or any of the Delaware or Massachusetts Parties who is a party thereto, nor compliance with any of the provisions thereof, will violate any law or regulation applicable to the Borrower or any Delaware or Massachusetts Party, result in the creation or imposition of any Lien upon any of the property of the Borrower or any Delaware or Massachusetts Party (except in favor of the Administrative Agent) or, to our knowledge, any order or decree of any court or governmental instrumentality specifically naming the Borrower or any Delaware or Massachusetts Party or violate any provision of any of the Organizational Documents of the Borrower or any Delaware or Massachusetts Party.
     5. The execution, delivery and performance of the Loan Documents by each of the Borrower and each Delaware or Massachusetts Party, respectively, does not require and will not require the consent of, any exemption by, or any registration or filing (other than filing the

7

Financing Statements pursuant to the MA UCC or DE UCC, as applicable) with any court, government or regulatory authority.
     6. Each of the Loan Documents has been duly executed and delivered by each of the Credit Parties which is a party thereto. The Loan Documents are the valid and binding obligations of each of the Credit Parties, to the extent each of them is a party thereto, enforceable against each such Credit Party in accordance with their respective terms.
     7. Relying upon the representations and warranties of the Borrower in Section 5.8 of the Credit Agreement, the Borrower and the Guarantors are not individually or collectively (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “bank holding company” within the meaning of the Bank Holding Company Act of 1956, as amended.
     8. Assuming that (a) each of the Credit Parties has authenticated the provisions in Section 4.1 of the Credit Agreement that provide a description of the Collateral, (b) value has been given to the Credit Parties by the Administrative Agent and each other party seeking to obtain the benefit of the Credit Agreement and Pledge Agreement and (c) the Credit Parties (other than the Non-Delaware or Massachusetts Companies) have rights in such collateral as contemplated by Section 9-203 of the MA UCC, the Credit Agreement creates in favor of the Agent, for its own benefit and the ratable benefit of the other Lenders, a valid and enforceable security interest in that part of the Collateral in which a security interest may be created under Article 9 of the MA UCC.
     9. Under the MA UCC (including the conflict of laws provisions thereof), the internal laws of the Commonwealth of Massachusetts (with respect to Select) and the State of Delaware (with respect to Planergy, Exelon, Hawaii, Solar-Products, Solar, Solar-Technologies, Woodland and Northampton) govern the perfection, by the filing of financing statements, of the Administrative Agent’s security interest in the Collateral of each Credit Party (other than the Non-Delaware or Massachusetts Companies) in which a security interest may be perfected by filing. Upon the proper filing of the UCC Financing Statements in the Office of the Secretary of the Commonwealth of Massachusetts (with respect to Select) and the Office of the Secretary of State of the State of Delaware (with respect to Planergy, Exelon, Hawaii, Solar-Products, Solar, Solar-Technologies, Woodland and Northampton), assuming the accuracy of the assumptions in paragraph 8, the security interests of the Administrative Agent on behalf of the Lenders in the Collateral in which a security interest may be created under Article 9 of the MA UCC or DE UCC, as applicable, will be perfected to the extent that the MA UCC or DE UCC, as applicable, provides that such security interests may be perfected solely by the filing of financing statements.
     10. Assuming that (a) any certificated securities or instruments (as such terms are defined in the MA UCC) which constitute part of the Collateral (as defined in the Credit Agreement) are delivered to the Administrative Agent in The Commonwealth of Massachusetts and that the Administrative Agent takes possession of such certificated securities or instruments in good faith and without notice, prior to or on the date of such delivery, of an adverse claim thereto, within the meaning of the MA UCC, and further assuming that the Administrative Agent retains continuous possession thereof, (b) value has been given to the Borrower by the

8

Administrative Agent and each other party seeking to obtain the benefit of the Pledge Agreement, and (c) the Borrower has rights in such Collateral as contemplated by Section 9-203 of the MA UCC, the security interest granted to the Administrative Agent by the Borrower pursuant to the Pledge Agreement creates in favor of the Administrative Agent a perfected security interest in the Borrower’s right, title and interest in any such certificated securities or instruments in favor of the Administrative Agent.
     11. Relying upon the representations and warranties of the Borrower in Section 5.15 of the Credit Agreement, the making of the Loans, the use of the proceeds thereof as required by the Credit Agreement and the security arrangements contemplated by the Loan Documents will not violate or be inconsistent with any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     We render no opinion on matters except as specifically stated herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect. These are all subject to change and such change may be made with retroactive effect. We assume no obligation to advise the Administrative Agent or other Lenders of changes of any kind that may hereafter be brought to our attention even if such changes would affect our opinion or to update or supplement this opinion after the date hereof. This opinion is solely for the benefit of the Administrative Agent and other Lenders solely in connection with the closing this day under the Credit Agreement, is not to be used or relied upon by such Persons for any other purpose, and may not be furnished, quoted or otherwise referred to, or relied upon by any other Person for any purpose without our prior written consent, except that this opinion may be relied upon by independent auditors and financial institutions in connection the participation or assignment of the interests of the Administrative Agent and Lenders in the Loan Documents, as permitted by the terms thereof.
Very truly yours

9

EXHIBIT A
UCC Financing Statements
Please see the following pages.

EXHIBIT B
Officers’ Certificate
Please see the following pages.

EXHIBIT I
FORM OF SOLVENCY CERTIFICATE
     The undersigned, Chief Financial Officer of Ameresco, Inc., a Delaware corporation (the “Borrower”) is duly authorized to execute this certificate on this                       day of June, 2008, on behalf of itself and the Guarantors under the Credit Agreement defined below.
W I T N E S S E T H:
     WHEREAS, the Borrower has entered into an Amended and Restated Credit and Security Agreement dated as of the date hereof (as amended and modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement) with the Guarantors party thereto (the “Guarantors” and together with the Borrower, the “Credit Parties”), the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (the “Agent”), pursuant to which the Lenders have established credit facilities in the aggregate principal amount of $50,000,000 (the “Credit Facilities”) in favor of the Borrower;
     WHEREAS, each of the Credit Parties will benefit substantially and directly from the establishment of the Credit Facilities in favor of the Borrower;
     WHEREAS, to secure their respective obligations under and relating to the Credit Facilities, the Credit Parties have executed and delivered to the Agent the Loan Documents referenced in the Credit Agreement (the grant of security interests, transfers, incurrence of obligations and other transactions relating to the execution, delivery and performance of the obligations under the Loan Documents, and any other transactions and transfers related thereto, shall be referred to herein collectively as the “Transactions”);
     WHEREAS, the undersigned has carefully reviewed the Credit Agreement and the various other Loan Documents, and also the contents of this Certificate, and in connection herewith has made such investigations and inquiries as he has deemed reasonably necessary and prudent therefor, and further acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the establishment of the Credit Facilities;
     WHEREAS, the following terms, as used in this Certificate, shall have the following meanings:
     “fair value” shall mean the amount at which the assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

     “indebtedness” shall mean all obligations and liabilities, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, or subordinated, and also includes all identified contingent liabilities;
     “identified contingent liabilities” shall mean the maximum reasonably estimated liabilities that may result from pending litigation, asserted claims and assessments, guaranties, environmental conditions, uninsured risks, and other contingent obligations known to management;
     “present fair saleable value” shall mean the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions).
     NOW, THEREFORE, ON THE BASIS OF THE FOREGOING, and the inquiries and considerations set forth below, the undersigned hereby certifies that, both before and after giving effect to the consummation of the Transactions:
     1. I am, and at all pertinent times mentioned herein, have been, the duly qualified and acting Chief Financial Officer of the Borrower, and have responsibility for the management of the financial affairs of the Credit Parties, and the preparation of the financial statements of the Credit Parties.
     2. The financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were believed by the Credit Parties to be fair and reasonable when made, were accurately computed and were made in good faith and continue to be believed by the Credit Parties to be reasonable as of the date hereof.
     3. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the purpose of discussing the meaning of this Certificate.
     4. The fair value and present fair saleable value on a going concern basis of all assets and property of the Credit Parties, on a consolidated basis, is greater than the total amount of indebtedness of the Credit Parties, on a consolidated basis.
     5. The aggregate fair value and present fair saleable value on a going concern basis of the assets of the Credit Parties, on a consolidated basis, exceeds the amount that will be required to pay the probable liabilities of the Credit Parties, on a consolidated basis, in respect of their indebtedness, as such indebtedness becomes absolute and matured.
     6. The Credit Parties, on a consolidated basis, do not and will not have an unreasonably small capital for them to carry on their businesses as now conducted and as proposed to be conducted after the closing of the Transactions. The undersigned recognizes that “unreasonably small capital” is dependent upon the nature of the particular business or businesses conducted or to be conducted, and the statement made in the preceding sentence is

2

based upon the current and anticipated future capital requirements for the current and anticipated future conduct of the businesses of the Credit Parties.
     7. The Credit Parties, on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature.
     8. The Credit Parties, on a consolidated basis, do not intend or believe that they have or will incur indebtedness that is or will be beyond their ability to pay as such indebtedness matures.
     9. The Credit Parties, on a consolidated basis, do not intend, in consummating the Transactions, to hinder, delay, or defraud either present or future creditors or any other person to which the Credit Parties, on a consolidated basis, are or will become, on or after the date hereof, indebted.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the day and year first mentioned above, on behalf of the Credit Parties.

AMERESCO, INC.
By:
Name:
	Title:	Chief Financial Officer

[Signature Page to Solvency Certificate]

EXHIBIT J
FORM
OF
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and Swing Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:		for each Assignee, indicate Affiliate of [identify Lender]]

3.	Borrower:	Ameresco, Inc.

4.	Administrative Agent: Bank of America, N. A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit and Security Agreement, dated as of June ___, 2008, among Ameresco, Inc., as Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Commitment/	Commitment/	Assigned of
		Facility	Loans	Loans	Commitment/		CUSIP
Assignor[s]	Assignee[s]	Assigned	for all Lenders	Assigned	Loans		No.
			$	$		%
			$	$		%
			$	$		%
[7.      Trade Date:                                             ]
Effective Date:                                           , 20___[ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted: Bank of America, N. A., as Administrative Agent
By:
Title:

[Consented to:]
By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.4(b)(iii),(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.4(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest (vi) it has independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective

Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts.